     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              FIRSTAR CORPORATION
             (Exact name of registrant as specified in its charter)

          WISCONSIN                          6770                  39-1940778
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                         ------------------------------

                           777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 765-4321
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                            JENNIE P. CARLSON, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              FIRSTAR CORPORATION
                           777 EAST WISCONSIN AVENUE
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 765-4321
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

            EDWARD D. HERLIHY, ESQ.                            JON W. BILSTROM, ESQ.
         WACHTELL, LIPTON, ROSEN & KATZ                    GENERAL COUNSEL AND SECRETARY
             51 WEST 52(ND) STREET                         MERCANTILE BANCORPORATION INC.
            NEW YORK, NEW YORK 10019                             7TH AND WASHINGTON
                 (212) 403-1000                                ONE MERCANTILE CENTER
                                                             ST. LOUIS, MISSOURI 63101
                                                                   (314) 418-2525

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                  AMOUNT TO      PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
           TITLE OF EACH CLASS OF               BE REGISTERED     OFFERING PRICE      AGGREGATE        REGISTRATION
         SECURITIES TO BE REGISTERED                 (1)          PER SHARE (2)     OFFERING PRICE       FEE (3)
Common Stock, $0.01 par value (and associated
  Preferred Stock Purchase Rights)...........    376,380,000         $26.1239       $9,832,500,000      $2,733,435

(1) Based upon an estimate of the maximum number of shares of common stock, $0.01 par value (the "Mercantile common stock"), of Mercantile Bancorporation Inc. ("Mercantile") which will each be exchanged for 2.091 shares of common stock, $0.01 par value (the "Firstar common stock"), of Firstar Corporation ("Firstar") pursuant to the merger described herein.

(2) Calculated in accordance with Rule 457(f)(l) under the Securities Act based on the aggregate market value on June 14, 1999 of the shares of Mercantile common stock expected to be canceled in connection with the merger and computed by dividing (i) the product of (A) the average of the high and low prices of Mercantile common stock as reported on the NYSE on June 14, 1999 ($54.6250) and (B) 180,000,000, representing the maximum number of shares of Mercantile common stock expected to be cancelled in connection with the merger, by (ii) 376,380,000, representing the maximum number of shares of Firstar common stock to be issued in connection with the merger.

(3) The registration fee of $2,733,435 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: .000278 multiplied by the proposed maximum aggregate offering price. In accordance with Rule 457(b), the filing fee of $2,119,494 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder at the time of the filing of the Proxy Statement-Prospectus contained in this Registration Statement as preliminary proxy materials has been credited to offset the $2,733,435 registration fee that would otherwise be payable.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     [LOGO]

                                                                [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of Firstar Corporation and Mercantile Bancorporation Inc. have agreed to combine Firstar and Mercantile. This proposed strategic business combination will create the second largest banking franchise in the Midwest and one of the leading financial services corporations in the nation, while diversifying and improving the range of business lines through which we will serve our customers. We bring together two highly complementary institutions to create a strategically, operationally and financially strong company that is positioned for further growth.

    Our combined company will provide a full line of consumer banking, commercial banking and trust and investment management services and products to more than 5 million customers through nearly 1,200 branch locations in a compact nine-state region of the Midwest, as well as in Tennessee, Arkansas, Arizona, and Florida. Based on our March 31, 1999 financial data, the combined company will have assets of more than $73 billion, deposits of $53 billion, assets under management of $67 billion and a market capitalization of $32 billion.

    In the merger, Mercantile will merge with and into Firstar, with Firstar as the surviving corporation. Each share of Mercantile common stock that you hold will entitle you to receive 2.091 shares of Firstar common stock. Each share of Firstar common stock that you hold will remain outstanding as a share of common stock of the combined company.

    We can't complete the merger unless we obtain the necessary government approvals and unless the shareholders of both our companies approve it. Each of us will hold a special meeting of our shareholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you are a Mercantile shareholder, you also have the option of delivering your proxy by telephone or by internet transmission. If you date and send your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger. If you don't return your card or otherwise vote, or if you don't instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote against the merger.

    The places, dates and times of the special meetings are as follows:

                 FOR FIRSTAR SHAREHOLDERS:                                  FOR MERCANTILE SHAREHOLDERS:
            Grand Ballroom of the Pfister Hotel                            Mercantile Bancorporation Inc.
                  424 E. Wisconsin Avenue                                        7th and Washington
                Milwaukee, Wisconsin 53202                                      One Mercantile Center
      Wednesday, July 28, 1999, 9:00 a.m., local time                         St. Louis, Missouri 63101
                                                                   Wednesday, July 28, 1999, 9:00 a.m., local time

    This document gives you detailed information about the merger we are proposing, and it includes our merger agreement as an appendix. You can also get information about our companies from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

    The common stocks of both Firstar and Mercantile are listed on the NYSE. Firstar is listed under the symbol "FSR," and Mercantile is listed under the symbol "MTL."

    We enthusiastically support this combination of two of the premier franchises in the financial services industry and join with the other members of our Boards of Directors in recommending that you vote in favor of the merger.

                  /s/ JERRY A. GRUNDHOFER                                      /s/ THOMAS H. JACOBSEN
                    Jerry A. Grundhofer                                          Thomas H. Jacobsen
           President and Chief Executive Officer                   Chairman, President and Chief Executive Officer
                    Firstar Corporation                                    Mercantile Bancorporation Inc.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES WE ARE OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF EITHER OF OUR COMPANIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

              JOINT PROXY STATEMENT-PROSPECTUS DATED JUNE 21, 1999
               AND FIRST MAILED TO SHAREHOLDERS ON JUNE 24, 1999

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Firstar and Mercantile from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Firstar and Mercantile that are incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

                   FIRSTAR                                      MERCANTILE
             Investor Relations                        Investor Relations, Tram 14-2
             Firstar Corporation                      Mercantile Bancorporation Inc.
          777 East Wisconsin Avenue                         7th and Washington
         Milwaukee, Wisconsin 53202                        One Mercantile Center
          Telephone (414) 765-4325                       St. Louis, Missouri 63101
                                                         Telephone (314) 418-1359

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JULY 21, 1999 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS.

    See "Where You Can Find More Information" on page 92.

                                     [LOGO]

                              FIRSTAR CORPORATION
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 28, 1999

To the Shareholders
of Firstar Corporation:

    We will hold a special meeting of shareholders of Firstar Corporation, a Wisconsin corporation, on Wednesday, July 28, 1999, 9:00 a.m., local time, in the Grand Ballroom of the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, for the following purposes:

1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of April 30, 1999, as amended as of June 17, 1999, by and between Mercantile Bancorporation Inc., a Missouri corporation, and Firstar, and the transactions contemplated thereby, including the merger of Mercantile with and into Firstar upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the enclosed Joint Proxy Statement-Prospectus. Approval of the merger agreement will also constitute approval of an amendment to the articles of incorporation of Firstar, to become effective upon completion of the merger, to increase the number of authorized shares of Firstar common stock from 800,000,000 to 2,000,000,000.

2. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

    We have fixed the close of business on June 17, 1999 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, please bring a proxy or letter from the broker, trustee or nominee with you to confirm your beneficial ownership of the shares.

                                          By Order of the Board of Directors

                                                  /s/ JENNIE P. CARLSON

                                          Jennie P. Carlson
                                          SENIOR VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

June 21, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. THE ENCLOSED ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

THE BOARD OF DIRECTORS OF FIRSTAR UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

TO FIND ANY ONE OF THE PRINCIPAL SECTIONS IDENTIFIED BELOW, SIMPLY BEND THE DOCUMENT SLIGHTLY TO EXPOSE THE BLACK TABS AND OPEN THE DOCUMENT TO THE TAB WHICH CORRESPONDS TO THE TITLE OF THE SECTION YOU WISH TO READ. FOR YOUR CONVENIENCE, WE HAVE INCLUDED AN INDEX OF FREQUENTLY USED TERMS IN THIS DOCUMENT IN AN INDEX OF DEFINED TERMS, WHICH IS PRINTED ON GOLD PAPER TOWARDS THE BACK OF THIS DOCUMENT.

                                                               TABLE OF CONTENTS
                                                                         SUMMARY
                                                                SPECIAL MEETINGS
                                                                      THE MERGER
                                                         BUSINESS AND MANAGEMENT
                                                      REGULATION AND SUPERVISION
                                                           FIRSTAR CAPITAL STOCK
                                              COMPARISON OF SHAREHOLDERS' RIGHTS
                                                                   OTHER MATTERS
                                                           FINANCIAL INFORMATION
                                                                      APPENDICES

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
SUMMARY....................................................................................................           1
  The Merger...............................................................................................           1
  Our Reasons for the Merger...............................................................................           1
  Exchange of Shares.......................................................................................           1
  Our Recommendations to Shareholders......................................................................           1
  Opinions of Financial Advisors...........................................................................           2
  Appraisal Rights.........................................................................................           2
  Material Federal Income Tax Consequences.................................................................           2
  Accounting Treatment.....................................................................................           2
  Management and Operations after the Merger...............................................................           2
  The Companies............................................................................................           3
  The Shareholders' Meetings...............................................................................           3
  Record Date; Vote Required...............................................................................           3
  Conditions to Completion of the Merger...................................................................           4
  Regulatory Approvals.....................................................................................           4
  Termination of the Merger Agreement; Expenses............................................................           5
  Waiver and Amendment.....................................................................................           5
  Firstar and Mercantile Stock Option Agreements...........................................................           5
  Interests of Directors and Officers in the Merger that Differ from Your Interests........................           6
  Mercantile Stock Options.................................................................................           6
  Material Differences in the Rights of Shareholders.......................................................           6
  Market Price Information.................................................................................           7
  Unaudited Comparative Per Share Data.....................................................................           8
  Unaudited Comparative Per Common Share Data of
    Firstar and Mercantile.................................................................................           9
  Selected Financial Data..................................................................................          10
  Selected Consolidated Historical Financial Data of Firstar...............................................          11
  Selected Consolidated Historical Financial Data of Mercantile............................................          12
  Unaudited Selected Pro Forma Condensed Combined Financial Data of Firstar and Mercantile.................          13
FIRSTAR SPECIAL MEETING....................................................................................          14
  Matters to Be Considered.................................................................................          14
  Proxies..................................................................................................          14
  Solicitation of Proxies..................................................................................          14
  Record Date and Voting Rights............................................................................          15
  Recommendation of Firstar Board..........................................................................          16
MERCANTILE SPECIAL MEETING.................................................................................          17
  Matters to Be Considered.................................................................................          17
  Proxies..................................................................................................          17
  Solicitation of Proxies..................................................................................          17
  Record Date and Voting Rights............................................................................          18
  Recommendation of Mercantile Board.......................................................................          19
  Voting via Telephone or Internet.........................................................................          19
THE MERGER.................................................................................................          20
  Background of the Merger.................................................................................          20
  Recommendation of the Firstar Board and Firstar's Reasons for the Merger.................................          22
  Recommendation of the Mercantile Board and Mercantile's Reasons for the Merger...........................          23
  Opinion of Firstar's Financial Advisor...................................................................          25
  Opinion of Mercantile's Financial Advisor................................................................          30

                                                                                                                PAGE
                                                                                                                -----
  The Merger...............................................................................................          38
  Conversion of Stock; Treatment of Options................................................................          38
  Exchange of Certificates; Fractional Shares..............................................................          40
  Effective Time...........................................................................................          41
  Representations and Warranties...........................................................................          41
  Conduct of Business Pending the Merger...................................................................          42
  Other Agreements.........................................................................................          44
  Conditions to Completion of the Merger...................................................................          45
  Regulatory Approvals Required for the Merger.............................................................          46
  Material Federal Income Tax Consequences.................................................................          48
  Accounting Treatment.....................................................................................          49
  Termination of the Merger Agreement......................................................................          50
  Extension, Waiver and Amendment of the Merger Agreement..................................................          50
  Stock Exchange Listing...................................................................................          51
  Dividends................................................................................................          51
  Interests of Certain Persons in the Merger...............................................................          51
  Firstar and Mercantile Option Agreements.................................................................          54
  Restrictions on Resales by Affiliates....................................................................          59
MANAGEMENT AND OPERATIONS AFTER THE MERGER.................................................................          61
PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................................................          62
INFORMATION ABOUT FIRSTAR..................................................................................          64
  Management and Additional Information....................................................................          64
INFORMATION ABOUT MERCANTILE...............................................................................          65
  Management and Additional Information....................................................................          65
REGULATION AND SUPERVISION.................................................................................          66
  Liability for Bank Subsidiaries..........................................................................          66
  Capital Requirements.....................................................................................          67
  Dividend Restrictions....................................................................................          68
  Deposit Insurance Assessments............................................................................          69
  Depositor Preference Statute.............................................................................          69
  Brokered Deposits........................................................................................          69
  Interstate Banking and Branching.........................................................................          69
  Control Acquisitions.....................................................................................          70
  Future Legislation.......................................................................................          70
FIRSTAR CAPITAL STOCK......................................................................................          71
  Firstar Common Stock.....................................................................................          71
  Firstar Preferred Stock..................................................................................          72
  Firstar Rights Plan......................................................................................          72
COMPARISON OF RIGHTS OF FIRSTAR SHAREHOLDERS AND MERCANTILE SHAREHOLDERS...................................          76
  Authorized Capital Stock.................................................................................          76
  Size of Board of Directors...............................................................................          76
  Cumulative Voting for Directors..........................................................................          76
  Classes of Directors.....................................................................................          77
  Qualifications of Directors..............................................................................          77
  Filling Vacancies on the Board...........................................................................          77
  Removal of Directors.....................................................................................          77
  Nomination of Directors for Election.....................................................................          78
  Anti-Takeover Provisions--Business Combinations..........................................................          78
  Anti-Takeover Provisions--Control Share Acquisitions.....................................................          81

                                                                                                                PAGE
                                                                                                                -----
  Shareholder Rights Plan..................................................................................          82
  Shareholder Action Without a Meeting.....................................................................          82
  Calling Special Meetings of Shareholders.................................................................          82
  Submission of Shareholder Proposals......................................................................          83
  Notice of Shareholder Meetings...........................................................................          84
  Shareholder Vote Required for Mergers....................................................................          84
  Dividends................................................................................................          84
  Dissenters' Appraisal Rights.............................................................................          85
  Shareholders' Preemptive Rights..........................................................................          85
  Shareholder Class Voting Rights..........................................................................          86
  Consideration of Non-Shareholder Interests by Board of Directors.........................................          86
  Indemnification..........................................................................................          87
  Assessability............................................................................................          87
  Amendments to Articles of Incorporation..................................................................          88
  Amendment of By-laws.....................................................................................          89
DISSENTERS' APPRAISAL RIGHTS...............................................................................          90
LEGAL MATTERS..............................................................................................          90
EXPERTS....................................................................................................          90
SHAREHOLDER PROPOSALS......................................................................................          91
OTHER MATTERS..............................................................................................          91
INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................          91
WHERE YOU CAN FIND MORE INFORMATION........................................................................          92
FORWARD-LOOKING STATEMENTS.................................................................................          95
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............................................          96

Appendix A     Agreement and Plan of Merger.........................................        A-1
Appendix A-1   Amendment No. 1 to Agreement and Plan of Merger......................      A-1-1
Appendix B     Firstar Stock Option Agreement.......................................        B-1
Appendix C     Mercantile Stock Option Agreement....................................        C-1
Appendix D     Opinion of Credit Suisse First Boston Corporation to the Firstar
               Board of Directors...................................................        D-1
Appendix E     Opinion of Donaldson, Lufkin & Jenrette Securities Corporation, Inc.
               to the Mercantile Board of Directors.................................        E-1
Appendix F     Dissenter's Rights Provision under the Missouri Business and General
               Corporation Law......................................................        F-1

                                    SUMMARY

    THIS BRIEF SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO CAREFULLY READ THE ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO FULLY UNDERSTAND THE MERGER. SEE "WHERE YOU CAN FIND MORE INFORMATION." EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

THE MERGER (PAGE 20)

    WE HAVE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

    We propose a combination in which Mercantile will merge into Firstar, with Firstar as the surviving corporation. The combined company will retain the articles of incorporation and by-laws of Firstar, except that the number of shares of common stock authorized for issuance in Firstar's articles of incorporation will be increased from 800,000,000 to 2,000,000,000. The combined company will continue to be incorporated in Wisconsin, its corporate headquarters will be in Milwaukee, and it will retain the Firstar name. We expect to complete the merger in the fourth quarter of 1999.

OUR REASONS FOR THE MERGER (PAGE 22)

    We are proposing to merge our two companies because we believe that:

    - the combined company will be positioned to grow and compete successfully in a consolidating financial services industry and will be able to achieve financial performance beyond what our two companies could achieve separately

    - we should be able to combine our two operations successfully and manage them in a disciplined manner after the merger

    - the combination will permit us to substantially enhance our presence in our primary markets and in our core businesses, including those that generate regular fee income.

We expect that the merger will enhance Firstar's earnings per share immediately on completion and that we can further improve financial performance through significant annual expense savings and through extending Firstar's business model over a larger asset, deposit and customer base.

EXCHANGE OF SHARES (PAGE 38)

    MERCANTILE SHAREHOLDERS. Each of your shares of Mercantile common stock will automatically be converted into 2.091 shares of common stock of Firstar. The total number of shares of Firstar common stock you will be entitled to receive will therefore be equal to the number of shares of Mercantile common stock you own multiplied by 2.091.

    You will have to surrender your Mercantile common stock certificates to receive new certificates representing common stock of the combined company. This will not be necessary until you receive further written instructions after we have completed the merger.

    FIRSTAR SHAREHOLDERS. Each of your shares of Firstar common stock will remain issued and outstanding as one share of common stock of the combined company. You do not need to surrender your shares or exchange them for new ones.

OUR RECOMMENDATIONS TO SHAREHOLDERS (PAGE 22)

    FIRSTAR SHAREHOLDERS. The Firstar board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

    MERCANTILE SHAREHOLDERS. The Mercantile board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (PAGE 25)

    MERCANTILE SHAREHOLDERS. Donaldson, Lufkin & Jenrette Securities Corporation has delivered a written opinion to the Mercantile board of directors that, as of the date of this document, the exchange ratio is fair to the holders of Mercantile common stock from a financial point of view. We have attached this opinion to this document as Appendix E. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by DLJ in providing its opinion.

    FIRSTAR SHAREHOLDERS. Credit Suisse First Boston Corporation has delivered a written opinion to the Firstar board of directors that, as of the date of this document, the exchange ratio is fair to Firstar from a financial point of view. We have attached this opinion to this document as Appendix D. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by CSFB in providing its opinion.

APPRAISAL RIGHTS (PAGE 90)

    MERCANTILE SHAREHOLDERS. Under Missouri law, you can dissent from the merger and have the fair value of your Mercantile common stock appraised by a court and paid in cash by the combined company. To do this, you must follow required procedures, including filing notices with Mercantile, and must NOT vote in favor of the merger. If you hold shares of Mercantile common stock and you dissent from the merger and follow the required procedures, your shares of Mercantile common stock will not be converted into shares of common stock of the combined company. Instead, your only right will be to receive the appraised value of your shares in cash. We have attached the provisions of Missouri law governing dissenters' rights to this document as Appendix F. See "Dissenters' Appraisal Rights."

    FIRSTAR SHAREHOLDERS. Under Wisconsin law, Firstar shareholders are not entitled to appraisal rights in this merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 48)
    MERCANTILE SHAREHOLDERS. We expect that, for U.S. federal income tax purposes, the exchange of your shares of Mercantile common stock for shares of Firstar common stock in the merger generally will not cause you to recognize any gain or loss. You will, however, have to recognize income or gain in connection with any cash received instead of fractional shares.

    This tax treatment may not apply to every Mercantile shareholder. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

    FIRSTAR SHAREHOLDERS. The merger will not cause you to recognize any gain or loss for purposes of the U.S. federal income tax.

ACCOUNTING TREATMENT (PAGE 49)

    We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one.

MANAGEMENT AND OPERATIONS AFTER THE MERGER (PAGE 61)

    The number of directors of Firstar will be reduced prior to completion of the merger to 18, with fourteen directors designated by Firstar and four directors designated by Mercantile, including Thomas H. Jacobsen, Mercantile's chairman, president and chief executive officer.

    Following the merger, Jerry A. Grundhofer, Firstar's president and chief executive officer, will continue in that position. Mr. Jacobsen will become chairman of the board of Firstar and will co-chair the board's executive committee with Mr. Grundhofer.

THE COMPANIES (PAGE 64)

FIRSTAR CORPORATION
777 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN 53202
(414) 765-4321

Firstar is a bank holding company organized under the laws of Wisconsin and registered under the federal Bank Holding Company Act. Firstar has approximately 720 full-service banking offices in Ohio, Wisconsin, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee and Arizona. Firstar offers a full complement of banking, trust, investment, insurance and other financial services. Firstar is the parent company of Firstar Finance, a consumer finance company, and Firstar Investment Research & Management Company, LLC, an investment advisory firm. Firstar was founded in 1853.

    At March 31, 1999, Firstar's consolidated total assets were approximately $38 billion, its consolidated total deposits were approximately $28 billion and its consolidated total shareholders' equity was approximately $3.7 billion. Based on total assets at March 31, 1999, Firstar was the 23(rd) largest bank holding company in the United States.

MERCANTILE BANCORPORATION INC.
7TH AND WASHINGTON
ONE MERCANTILE CENTER
ST. LOUIS, MISSOURI 63101
(314) 418-2525

    Mercantile is a bank holding company registered under the federal Bank Holding Company Act and incorporated in Missouri. Mercantile operates banks in nearly 500 locations in Missouri, Iowa, Kansas, Illinois, Arkansas and Kentucky. Mercantile's non-banking subsidiaries include companies providing brokerage services, asset-based lending, factoring, investment advisory services, leasing services and credit life and other insurance products as agent.

    At March 31, 1999, Mercantile's consolidated total assets were approximately $36 billion, its total deposits were approximately $25 billion, and its consolidated total shareholders' equity was approximately $3 billion. Based on total assets at March 31, 1999, Mercantile was the 26(th) largest bank holding company in the United States.

THE SHAREHOLDERS' MEETINGS (PAGE 14 AND 17)

    FIRSTAR SHAREHOLDERS. The Firstar special meeting will be held on Wednesday, July 28, 1999 at 9:00 a.m., local time, in the Grand Ballroom of the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. At the Firstar special meeting, you will be asked:

    - to approve a merger agreement that provides for the merger of Mercantile into Firstar and an amendment to the Firstar articles of incorporation, effective only on completion of the merger, to increase the authorized shares of Firstar common stock from 800,000,000 to 2,000,000,000; and

    - to act on other matters that may properly be submitted to a vote at the Firstar special meeting.

    MERCANTILE SHAREHOLDERS. The Mercantile special meeting will be held on Wednesday, July 28, 1999 at 9:00 a.m., local time, at Mercantile Bancorporation Inc., 7th and Washington, One Mercantile Center, St. Louis, Missouri 63101. At the Mercantile special meeting, you will be asked:

    - to approve a merger agreement that provides for the merger of Mercantile into Firstar; and

    - to act on other matters that may properly be submitted to a vote at the Mercantile special meeting.

RECORD DATE; VOTE REQUIRED (PAGES 15 AND 18)

    FIRSTAR SHAREHOLDERS. You can vote at the Firstar special meeting if you owned Firstar common stock at the close of business on June 17, 1999. On that date, there were 664,140,168 shares of Firstar common stock outstanding and entitled to vote. You can cast one vote for each share of Firstar common stock that you owned on that date. In order to approve the merger agreement the holders of a majority of Firstar's outstanding shares must vote in favor of doing so.

    Firstar directors and executive officers hold 4.8% of the outstanding shares of Firstar common stock entitled to vote at the Firstar special meeting, and Mercantile directors and executive officers hold none of the outstanding shares of Firstar common stock entitled to vote at the Firstar special meeting. We expect the Firstar directors and officers to vote their shares for approval of the merger agreement.
    MERCANTILE SHAREHOLDERS. You can vote at the Mercantile special meeting if you owned Mercantile common stock at the close of business on June 17, 1999. On that date, there were 158,156,398 shares of Mercantile common stock outstanding and entitled to vote. You can cast one vote for each share of Mercantile common stock you owned on that date. In order to approve the merger agreement, the holders of two-thirds of Mercantile's outstanding shares must vote in favor of doing so.

    Mercantile directors and executive officers hold approximately 8.0% of the outstanding shares of Mercantile common stock entitled to vote at the Mercantile special meeting, and Firstar directors and executive officers hold less than 0.1% of the outstanding shares of Mercantile common stock entitled to vote at the Mercantile special meeting. We expect the Mercantile and Firstar directors and officers to vote their shares for approval of the Merger Agreement.

CONDITIONS TO COMPLETION OF THE MERGER
  (PAGE 45)

    Our obligations to complete the merger depend on a number of conditions being met. These include:

    - approval of the merger agreement by Firstar and Mercantile shareholders

    - approval by the NYSE of Firstar's application to list the shares of Firstar common stock to be issued in the merger

    - approval of the merger by the necessary federal and state regulatory authorities

    - the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal

    - receipt by each of us of legal opinions that, for United States federal income tax purposes, Firstar, Mercantile and Mercantile shareholders who exchange all of their shares solely for shares of Firstar common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations. We recommend that you read the more detailed description of the merger's tax consequences beginning on page 48.

    - receipt by each of us of a letter from our independent accountants that the merger will qualify for "pooling of interests" accounting treatment.

    Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger although that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

REGULATORY APPROVALS (PAGE 46)

    We can't complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve Board approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice can challenge the merger.

    The merger is also subject to the approval of, or notice to, state and other regulatory authorities. We have filed (or soon will file) all of the required applications and notices with the Federal Reserve Board and these other regulatory authorities.

    As of the date of this document, we haven't yet received the required approvals. While we don't know of any reason why we wouldn't be able to obtain the necessary approvals in a timely manner, we can't be certain when or if we will get them. We may need to sell a modest level of deposits and loans to get regulatory approvals, but we do not believe that this will have any material negative effect on the combined company.

TERMINATION OF THE MERGER AGREEMENT; EXPENSES (PAGE 50)

    We can mutually agree at any time to terminate the merger agreement without completing the merger, even if our shareholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of other situations, including:

    - the final denial of a required regulatory approval

    - failure of the other party to obtain the shareholder vote needed to approve the merger

    - an uncorrected breach of the merger agreement by the other party, so long as the party that is seeking to terminate the merger agreement hasn't itself breached the agreement

    - the failure to complete the merger by April 30, 2000.

    Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will evenly divide the costs and expenses that we have incurred in printing and mailing this document. We will also evenly divide the fees that we will have to pay to the Securities and Exchange Commission in connection with the merger.

WAIVER AND AMENDMENT (PAGE 50)

    We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement. However, we may not do so after our shareholders approve the merger if the amendment or waiver reduces or changes the consideration that will be received by Mercantile shareholders, unless they approve the amendment or waiver.

FIRSTAR AND MERCANTILE STOCK OPTION AGREEMENTS (PAGE 54 AND APPENDICES B
  AND C)
    Each of us, as an inducement to the other to enter into the merger agreement, entered into a stock option agreement granting the other an option to purchase shares of our common stock under the circumstances described in the option agreements. We granted the options to each other in order to increase the likelihood that we would complete the merger. The options could discourage other companies from proposing a competing combination with either of us before we complete the merger. The most Mercantile shares that Firstar can purchase if it exercises its option is 19.9% of the outstanding shares of Mercantile common stock, and the most Firstar shares that Mercantile can purchase if it exercises its option is 9.9% of the outstanding shares of Firstar's common stock. The purchase price under the option granted by Firstar is $31.56 per share and the purchase price under the option granted by Mercantile is $51.25 per share, the closing prices of our shares on the last trading day before the date we signed the merger agreement. In some circumstances, the company holding the option, or the company holding shares purchased under the option, may require the company that granted the option to repurchase the option and/or those shares at a price based on a formula described in the option. Either of us could instead choose to give up our option to the granting company and receive a cash payment of $250 million.

    Neither of us can exercise our option unless particular events described in the option agreements occur. These events generally are agreements to engage in business combinations or acquisition transactions with third parties and related events, other than the merger we are proposing in this document, such as a merger or the sale of a substantial amount of assets or stock. We don't know of any event that has occurred as of the date of this document that would allow either of us to exercise our option.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT DIFFER FROM YOUR
  INTERESTS (PAGE 51)

    Some of our directors and officers have interests in the merger that differ from, or are in addition to, their interests as shareholders in our companies. These interests exist because of employment or severance agreements that the officers have entered into with Firstar or Mercantile, and rights that Mercentile officers and directors have under Mercentile's benefit plans. These employment and severance agreements provide the officers with severance benefits if their employment with the combined company is terminated, and the plans provide for the accelerated vesting of the benefits under the plans.

    Additional interests of some of our directors and executive officers are described under "Management and Operations After the Merger."

    The members of our boards of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

MERCANTILE STOCK OPTIONS (PAGE 39)

    In the merger, each stock option to buy Mercantile common stock granted under Mercantile's stock option plans that is outstanding and not yet exercised immediately before completing the merger will become an option to buy Firstar common stock. The number of shares of Firstar common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the exchange ratio.

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 76)

    The rights of Firstar shareholders are governed by Wisconsin law and by Firstar's articles of incorporation and by-laws. The rights of Mercantile shareholders are governed by Missouri law and by Mercantile's articles of incorporation and by-laws. Upon our completing the merger, Mercantile shareholders will become shareholders of Firstar, and your rights will be governed by Wisconsin law, Firstar's articles of incorporation and Firstar's by-laws. The combined company's articles of incorporation and by-laws will be identical to Firstar's current articles and by-laws, except that we will increase the number of shares the combined company may issue.

MARKET PRICE INFORMATION (PAGE 62)

    Shares of Firstar and Mercantile common stock are quoted on the New York Stock Exchange. Firstar is listed under the symbol "FSR" and Mercantile is listed under the symbol "MTL." The market value of the aggregate consideration that Mercantile shareholders will receive in the merger is approximately $10.6 billion based on Firstar's closing stock price on April 29, 1999, the date preceding public announcement of the transaction. The closing prices of Firstar and Mercantile common stock on April 29, 1999 and June 18, 1999, and the implied value to be received in the merger by Mercantile shareholders for each share of Mercantile common stock on those dates, were as follows:

                                                                                                 VALUE OF MERGER
                                                                                             CONSIDERATION PER SHARE
                                                                                              OF MERCANTILE COMMON
                                           FIRSTAR COMMON STOCK    MERCANTILE COMMON STOCK            STOCK
                                           ---------------------  -------------------------  -----------------------
April 29, 1999...........................        $   31.56                $   51.25                 $   66.00
June 18, 1999............................        $   27.88                $   56.38                 $   58.29

    Of course, the market price of Firstar common stock will fluctuate prior to the merger, while the exchange ratio is fixed. You should obtain current stock price quotations for Firstar common stock and Mercantile common stock.

UNAUDITED COMPARATIVE PER SHARE DATA

    The following table shows historical information about our income per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged throughout those periods.

    We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes--a method known as pooling-of-interests accounting. The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 2.091. We present this information to reflect the fact that Mercantile shareholders will receive more than one share of Firstar common stock for each share of Mercantile common stock exchanged in the merger.

    We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. Also, Firstar currently intends to increase its quarterly cash dividend to $.1625 per share after completing the merger, subject to a determination by the Firstar board of directors in its discretion to do so. This intended increase isn't reflected in the pro forma dividend information in the table. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

    The per share data gives effect to all previous stock splits of Firstar common stock and Mercantile common stock, including Firstar's three-for-one split paid April 15, 1999 and Mercantile's three-for-two split paid October 1, 1997.

    The information in the following table is based on, and you should read it together with, the historical financial information that we have presented in our prior filings with the SEC. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 92 for a description of where you can find our prior filings.

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA
                           OF FIRSTAR AND MERCANTILE

                                                                           AS OF OR
                                                                         FOR THE THREE        YEARS ENDED DECEMBER 31,
                                                                         MONTHS ENDED     ---------------------------------
                                                                        MARCH 31, 1999       1998        1997       1996
                                                                       -----------------  -----------  ---------  ---------
FIRSTAR
Basic earnings per common share:
  Historical.........................................................      $    0.26       $    0.66   $    0.83  $    0.65
  Pro forma..........................................................           0.29            0.83        0.83       0.76
Diluted earnings per common share:
  Historical.........................................................      $    0.25       $    0.65   $    0.81  $    0.64
  Pro forma..........................................................           0.29            0.81        0.82       0.75
Dividends declared on common stock:
  Historical.........................................................      $    0.10       $    0.33   $    0.27  $    0.21
  Pro forma..........................................................           0.10            0.33        0.27       0.21
Book value per common share:
  Historical.........................................................      $    5.56       $    5.38          --         --
  Pro forma..........................................................           6.84            6.70          --         --

MERCANTILE
Basic earnings per share:
  Historical.........................................................      $    0.75       $    2.45   $    1.76  $    2.12
  Equivalent pro forma...............................................           0.61            1.74        1.74       1.59
Diluted earnings per common share:
  Historical.........................................................      $    0.74       $    2.41   $    1.73  $    2.09
  Equivalent pro forma...............................................           0.61            1.69        1.71       1.57
Dividends declared on common stock:
  Historical.........................................................      $    0.34       $    1.24   $    1.15  $    1.09
  Equivalent pro forma...............................................           0.21            0.69        0.56       0.44
Book value per common share:
  Historical.........................................................      $   19.65       $   19.53          --         --
  Equivalent pro forma...............................................          14.30           14.01          --         --

SELECTED FINANCIAL DATA

    The following tables show summarized historical financial data for each of us and also show similar pro forma information reflecting the merger. The pro forma information reflects the pooling of interests method of accounting.

    We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. Also, Firstar currently intends to increase its quarterly cash dividend to $.1625 per share after completing the merger, subject to a determination by the Firstar board of directors in its discretion to do so. This intended increase isn't reflected in the pro forma dividend information in the table. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these financial expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined.

    The information in the following tables is based on historical financial information that we have presented in our prior filings with the SEC. You should read all of the summary financial information we provide in the following tables together with this historical financial information and with the more detailed pro forma financial information we provide in this document, which you can find beginning at page 96. This historical financial information is also incorporated into this document by reference. See "Where You Can Find More Information" on page 92 for a description of where you find this historical information.

    Firstar's audited historical financial statements as of December 31, 1998 and 1997, and for the three fiscal years ended December 31, 1998, were audited by PricewaterhouseCoopers LLP, and Mercantile's audited historical financial statements were audited by KPMG LLP, both independent certified public accountants.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRSTAR

                                         THREE MONTHS
                                            ENDED
                                          MARCH 31,                          YEARS ENDED DECEMBER 31,
                                    ----------------------  ----------------------------------------------------------
                                       1999        1998        1998        1997        1996        1995        1994
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
  Interest income.................  $  649,485  $  633,796  $2,641,488  $2,377,099  $2,275,675  $2,192,418  $1,803,450
  Interest expense................     283,632     295,065   1,228,709   1,074,932   1,023,404   1,018,634     691,899
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net interest income...........     365,853     338,731   1,412,779   1,302,167   1,252,271   1,173,784   1,111,551
  Taxable equivalent adjustment...      10,163      10,210      43,296      40,559      39,053      38,490      39,630
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Taxable equivalent net
      interest Income.............     376,016     348,941   1,456,075   1,342,726   1,291,324   1,212,274   1,151,181
  Noninterest income..............     223,084     197,043     860,148     712,043     621,415     554,732     504,804
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net revenue...................     599,100     545,984   2,316,223   2,054,769   1,912,739   1,767,006   1,655,985
  Noninterest expense.............     300,169     300,395   1,521,192   1,126,506   1,152,252   1,086,385   1,026,566
  Provision for loan losses.......      35,910      28,645     113,636     117,772      97,334      67,117      50,475
  Net income......................     169,587     138,834     430,147     513,894     415,418     380,831     357,684

PER COMMON SHARE..................
  Basic EPS.......................  $     0.26  $     0.22  $     0.66  $     0.83  $     0.65  $     0.59  $     0.55
  Diluted EPS.....................        0.25        0.21        0.65        0.81        0.64        0.58        0.55
  Dividends declared..............        0.10        0.08        0.33        0.27        0.21        0.18        0.16
  Period-end book value...........        5.56        5.11        5.38        4.45        4.23        3.89        3.58
  Period-end market price.........       29.83       19.71       31.00       19.13       10.21        6.61        4.04

AVERAGE BALANCES
  Loans...........................  $26,170,012 $24,198,975 $25,027,756 $22,569,767 $21,291,977 $20,151,581 $18,011,109
  Loans held for sale.............   1,493,754     634,564     988,432     297,743     286,088      19,436      17,913
  Investment securities...........   5,955,329   6,035,705   6,491,001   5,744,135   6,168,349   6,401,651   5,780,779
  Short-term investments..........     112,976     192,444     111,492     206,109     139,314     234,360     323,226
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total interest-earning
      assets......................  33,732,071  31,061,688  32,618,681  28,817,754  27,885,728  26,807,028  24,133,027

  Total assets....................  38,202,899  34,429,252  36,524,976  31,625,258  30,666,581  29,327,958  26,385,339

  Non-interest bearing deposits...   6,014,716   5,252,737   5,614,373   4,893,322   4,733,197   4,188,735   4,071,936
  Interest-bearing deposits.......  21,810,606  20,146,691  21,216,625  18,830,568  18,689,884  18,058,090  16,331,182
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total deposits................  27,825,322  25,399,428  26,830,998  23,723,890  23,423,081  22,246,825  20,403,118

  Short-term borrowings...........   4,325,306   3,699,460   4,075,149   3,547,564   3,354,009   3,378,162   2,664,178
  Long-term debt..................   1,707,222   1,740,417   1,681,527   1,271,041     929,515     821,517     673,333
  Shareholders' equity............   3,656,466   3,077,477   3,379,195   2,609,363   2,540,314   2,425,113   2,248,238

RATIOS
  Return on average assets........        1.80%       1.64%       1.18%       1.62%       1.35%       1.30%       1.36%
  Return on average common
    equity........................       18.81       18.30       12.73       19.69       16.35       15.70       15.91
  Net interest margin.............        4.49        4.51        4.46        4.66        4.63        4.52        4.77
  Noninterest expense to net
    revenue.......................       50.10       55.02       65.68       54.82       60.24       61.48       61.99
  Dividend payout ratio...........       40.00       38.10       50.77       32.92       32.64       30.46       28.66
  Tier 1 risk-based capital.......        9.29        9.88        8.92        9.60       10.01        9.44       10.32
  Total risk-based capital........       11.29       12.26       11.01       12.03       12.75       12.01       12.86
  Leverage........................        8.07        8.36        7.52        8.23        7.80        7.09        7.48
  Average shareholders' equity to
    average total assets..........        9.57        8.94        9.25        8.25        8.28        8.27        8.52

         SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MERCANTILE

                                         THREE MONTHS
                                            ENDED
                                          MARCH 31,                          YEARS ENDED DECEMBER 31,
                                    ----------------------  ----------------------------------------------------------
                                       1999        1998        1998        1997        1996        1995        1994
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
  Interest income.................  $  586,938  $  593,180  $2,392,118  $2,118,678  $1,771,120  $1,726,319  $1,502,039
  Interest expense................     302,709     320,459   1,287,858   1,070,940     822,157     808,540     593,760
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net interest income...........     284,229     272,721   1,104,260   1,047,738     948,963     917,779     908,279
  Taxable equivalent adjustment...       3,940       4,235      16,664      18,084      18,593      20,225      20,920
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Taxable equivalent net
      interest Income.............     288,169     276,956   1,120,924   1,065,822     967,556     938,004     929,199
  Noninterest income..............     126,444     136,951     541,918     414,193     368,010     339,989     297,783
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net revenue...................     414,613     413,907   1,662,842   1,480,015   1,335,566   1,277,993   1,226,982

  Noninterest expense.............     225,354     220,538   1,026,757     986,378     805,187     725,915     732,566
  Provision for loan losses.......       7,479       8,537      51,154      86,355      78,766      44,952      53,094
  Net income......................     118,037     114,859     375,303     246,822     284,453     318,155     268,576
PER COMMON SHARE
  Basic EPS.......................  $     0.75  $     0.76  $     2.45  $     1.76  $     2.12  $     2.37  $     2.05
  Diluted EPS.....................        0.74        0.75        2.41        1.73        2.09        2.33        2.02
  Dividends declared..............        0.34        0.31        1.24       1.148       1.092        0.88       0.748
  Period-end book value...........       19.65       18.77       19.53       18.57       16.87       16.31       14.43
  Period-end market price.........       47.50       54.81       46.13       61.50       34.25       30.69       20.81
AVERAGE BALANCES
  Loans...........................  $22,330,334 $21,584,431 $21,780,088 $19,302,451 $15,989,784 $15,264,606 $13,687,183
  Investment securities...........   9,486,018   8,963,419   9,190,266   6,909,485   5,756,902   5,546,575   5,914,088
  Short-term investments..........     562,611     479,150     542,670     453,043     338,319     395,506     405,527
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total interest-earning
      assets......................  32,378,963  31,027,000  31,513,024  26,664,979  22,085,005  21,206,687  20,006,798

  Total assets....................  35,555,247  34,038,516  34,571,215  29,097,185  23,898,793  22,914,568  21,677,459

  Non-interest bearing deposits...   4,050,078   3,746,005   3,899,766   3,410,398   3,178,244   2,907,648   2,951,411
  Interest-bearing deposits.......  20,997,645  21,139,646  20,881,142  18,851,539  15,933,586  15,235,001  14,704,338
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total deposits................  25,047,723  24,885,651  24,780,908  22,261,937  19,111,830  18,142,649  17,655,749

  Short-term borrowings...........   2,700,936   3,875,928   3,294,078   2,929,826   1,671,352   1,829,383   1,517,324
  Long-term debt..................   4,133,759   1,822,540   3,049,791     869,495     342,968     380,636     394,874
  Shareholders' equity............   3,106,499   2,866,071   2,955,347   2,474,837   2,199,298   2,071,550   1,842,700
  RATIOS
  Return on average assets........        1.33%       1.35%       1.09%       0.85%       1.19%       1.39%       1.24%
  Return on average shareholders'
    equity........................       15.20       16.03       12.70        9.97       12.93       15.36       14.58
  Net interest margin.............        3.61        3.62        3.56        4.00        4.38        4.42        4.64
  Noninterest expense to net
    revenue.......................       54.35       53.28       61.75       66.65       60.29       56.80       59.70
  Dividend payout ratio...........       45.95       41.33       51.45       66.36       52.25       37.77       37.03
  Tier 1 risk-based capital.......        9.78        9.20        9.84        9.40       11.50       12.37       12.03
  Total risk-based capital........       12.33       12.11       12.55       12.42       14.02       15.02       14.83
  Leverage........................        7.28        6.60        7.16        6.52        8.52        8.87        8.37
  Average shareholders' equity to
    average total assets..........        8.74        8.42        8.54        8.51        9.20        9.04        8.50

         UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                           OF FIRSTAR AND MERCANTILE

    The following unaudited selected pro forma condensed combined financial data combine Firstar's historical results with Mercantile's historical results, in each case, as of or for the three month periods ended March 31, 1999 and 1998 and the fiscal years ended December 31, 1998, 1997, 1996, 1995 and 1994. Income statement data gives effect to the merger as if it had occurred on January 1, 1994. Balance sheet data gives effect to the merger as if it has occurred on the indicated balance sheet date.

    SEE "WHERE YOU CAN FIND MORE INFORMATION" AND "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" FOR MORE DETAILED FINANCIAL INFORMATION.

                                      THREE MONTHS ENDED
                                          MARCH 31,                          YEARS ENDED DECEMBER 31,
                                    ----------------------  ----------------------------------------------------------
                                       1999        1998        1998        1997        1996        1995        1994
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
  Interest income.................  $1,236,423  $1,226,976  $5,033,606  $4,495,777  $4,046,795  $3,918,737  $3,305,489
  Interest expense................     586,341     615,524   2,516,567   2,145,872   1,845,561   1,827,174   1,285,659
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net interest income...........     650,082     611,452   2,517,039   2,349,905   2,201,234   2,091,563   2,019,830
  Taxable equivalent adjustment...      14,103      14,445      59,960      58,643      57,646      58,715      60,550
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Taxable equivalent net
      interest Income.............     664,185     625,897   2,576,999   2,408,548   2,258,880   2,150,278   2,080,380
  Noninterest income..............     349,528     333,994   1,402,066   1,126,236     989,425     894,721     802,587
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net revenue...................   1,013,713     959,891   3,979,065   3,534,784   3,248,305   3,044,999   2,882,967

  Noninterest expense.............     525,523     520,933   2,547,949   2,112,884   1,957,439   1,812,300   1,759,132
  Provision for loan losses.......      43,389      37,182     164,790     204,127     176,100     112,069     103,569
  Net income......................     287,624     253,693     805,450     760,716     699,871     698,986     626,260

PER COMMON SHARE
  Basic EPS.......................  $     0.29  $     0.27  $     0.83  $     0.83  $     0.76  $     0.75  $     0.68
  Diluted EPS.....................        0.29        0.26        0.81        0.82        0.75        0.74        0.67
  Period-end book value...........        6.84        6.47        6.70        5.93        5.41        5.09        4.56

AVERAGE BALANCES
  Loans...........................  $48,500,346 $45,783,406 $46,807,844 $41,872,218 $37,281,761 $35,416,187 $31,698,292
  Loans held for sale.............   1,493,754     634,564     988,432     297,743     286,088      19,436      17,913
  Investment securities...........  15,441,347  14,999,124  15,681,267  12,653,620  11,925,251  11,948,226  11,694,867
  Short-term investments..........     675,587     671,594     654,162     659,152     477,633     629,866     728,753
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total interest-earning
      assets......................  66,111,034  62,088,688  64,131,705  55,482,733  49,970,733  48,013,715  44,139,825

  Total assets....................  73,758,146  68,467,768  71,096,191  60,722,443  54,565,374  52,242,526  48,062,798

  Non-interest bearing deposits...  10,064,794   8,998,742   9,514,139   8,303,720   7,911,441   7,096,383   7,023,347
  Interest-bearing deposits.......  42,808,251  41,286,337  42,097,767  37,682,107  34,623,470  33,293,091  31,035,520
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Total deposits................  52,873,045  50,285,079  51,611,906  45,985,827  42,534,911  40,389,474  38,058,867

  Short-term borrowings...........   7,026,242   7,575,388   7,369,227   6,477,390   5,025,361   5,207,545   4,181,502
  Long-term debt..................   5,840,981   3,562,957   4,731,318   2,140,536   1,272,483   1,202,153   1,068,207
  Shareholders' equity............   6,762,965   5,943,548   6,334,542   5,084,200   4,739,612   4,496,663   4,090,938

RATIOS
  Return on average assets........        1.58%       1.50%       1.13%       1.25%       1.28%       1.34%       1.30%
  Return on average common
    equity........................       17.25       17.31       12.72       14.97       14.79       15.60       15.39
  Net interest margin.............        4.07        4.09        4.02        4.34        4.52        4.48        4.71
  Noninterest expense to net
    revenue.......................       51.84       54.27       64.03       59.77       60.26       59.52       61.02
  Average shareholders' equity to
    average total assets..........        9.17        8.68        8.91        8.37        8.69        8.61        8.51

EXCLUDING MERGER RELATED EXPENSES
  AND OTHER NONRECURRING ITEMS
  Net Income......................  $  297,309  $  253,693  $1,056,559  $  878,353  $  800,761  $  726,619  $  656,050
  Diluted EPS.....................        0.29        0.26        1.07        0.94        0.86        0.77        0.70
  Return on average assets........        1.63%       1.50%       1.49%       1.45%       1.47%       1.39%       1.36%
  Return on average common
    equity........................       17.83       17.31       16.68       17.30       16.95       16.28       16.22
  Noninterest expense to net
    revenue.......................       50.36       54.27       55.20       55.28       56.14       58.64       59.35

                            FIRSTAR SPECIAL MEETING

    This section contains information from Firstar for Firstar shareholders about the shareholder meeting Firstar has called to consider and approve the merger agreement.

    We are mailing this Joint Proxy Statement-Prospectus to you, as a Firstar shareholder, on or about June 24, 1999. Together with this document, we are also sending to you a notice of the Firstar special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on July 28, 1999, at 9:00 a.m., local time.

MATTERS TO BE CONSIDERED
    The purpose of the special meeting is to vote on the approval of the merger agreement, dated April 30, 1999, as amended as of June 17, 1999, between Mercantile and Firstar, and the transactions contemplated in that agreement. These include the merger of Mercantile into Firstar and an amendment to the Firstar articles of incorporation, to take effect if and when the merger is completed, increasing the number of shares of common stock Firstar is authorized to issue from 800,000,000 to 2,000,000,000. The purpose of the special meeting is also to vote on any other matters that may properly be submitted to a vote at the special meeting. You may also be asked to vote on a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement.

PROXIES

    The accompanying form of proxy is for use at the special meeting if you can't or don't wish to, attend in person. You can revoke the proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Firstar proxies should be addressed to:

                           Firstar Corporation
                           777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                           Attention: Corporate Secretary

    All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your proxy card, your proxy will be voted in FAVOR of the approval of the merger agreement. Our Board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by proxies in the form accompanying this document will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve the merger agreement.

SOLICITATION OF PROXIES

    We will bear the entire cost of soliciting proxies from you, except that we and Mercantile have agreed to each pay one-half of the costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the Securities and Exchange Commission. In addition to soliciting of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Firstar common stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in taking those actions. We have also made arrangements with MacKenzie Partners, Inc. to assist us in soliciting proxies from banks, brokers and nominees, and have agreed to pay $8,500 plus expenses for their services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, fax, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    In accordance with Wisconsin law, the Firstar by-laws and the rules of the New York Stock Exchange, we have fixed June 17, 1999 as the record date for determining the Firstar shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of shares of Firstar common stock at the close of business on the record date. At that time, there were 664,140,168 shares of Firstar common stock held by approximately 23,353 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through return of a proxy card, of holders of Firstar common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Firstar common stock you held as of the close of business on the record date.

    Shares of Firstar common stock present in person at the special meeting but not voting, and shares of Firstar common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Brokers who hold shares of Firstar common stock in nominee or "street" name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the merger agreement without specific instructions from those customers. However, shares represented by proxies returned by a broker holding these shares in "street" name will be counted for purposes of determining whether a quorum exists, even if those shares aren't voted by their beneficial owners in matters where the broker cannot vote the shares in its discretion (so-called "BROKER NON-VOTES").

    Under Wisconsin law, approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Firstar common stock entitled to vote at the special meeting.

    BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF FIRSTAR COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, THE FIRSTAR BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

    As of the record date:

    - Our directors and executive officers beneficially owned approximately 31,596,829 shares of Firstar common stock, entitling them to exercise approximately 4.8% of the voting power of the Firstar common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of Firstar common stock he or she beneficially owns FOR approval of the merger agreement.

    - Mercantile's directors and executive officers beneficially owned approximately 18,500 shares of Firstar common stock, or less than 0.1% of the voting power of the Firstar common stock entitled to vote at the special meeting.

    - The banking, trust and investment management subsidiaries of Firstar, as fiduciaries, custodians or agents, held a total of 80,036,432 shares of Firstar common stock, representing approximately

      12.1% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over 62,920,507 of these shares.

    - The banking, trust and investment management subsidiaries of Mercantile, as fiduciaries, custodians or agents, held a total of approximately 419,000 shares of Firstar common stock, representing less than 0.1% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over approximately 246,000 of these shares.

    You can find additional information about beneficial ownership of Firstar common stock by persons and entities owning more than 5% of the stock, and more detailed information about beneficial ownership of Firstar common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our shareholders in connection with our 1999 Annual Meeting of Shareholders. See "Where You Can Find More Information" for instructions on how you can obtain this document.

RECOMMENDATION OF FIRSTAR BOARD

    The Firstar board has unanimously approved the merger agreement and the transactions it contemplates, including the merger and the increase in Firstar's authorized shares. The Firstar Board believes that the merger agreement and the transactions it contemplates are fair to, and are in the best interests of, Firstar and Firstar shareholders and recommends that Firstar shareholders vote "FOR" approval of the merger agreement.

    See "The Merger--Recommendation of the Firstar Board and Firstar's Reasons for the Merger" for a more detailed discussion of the Firstar Board's recommendation.

                           MERCANTILE SPECIAL MEETING

    This section contains information from Mercantile for Mercantile shareholders about the shareholder meeting Mercantile has called to consider and approve the merger agreement.

    We are mailing this document to you, as a Mercantile shareholder, on or about June 24, 1999. Together with this document, we are also sending to you a notice of the Mercantile special meeting and a form of proxy that our board is soliciting for use at the special meeting. The special meeting will be held on Wednesday, July 28, 1999 at 9:00 a.m., local time.

MATTERS TO BE CONSIDERED

    The purpose of the special meeting is to vote on the approval of the merger agreement, dated April 30, 1999, between Mercantile and Firstar, and the transactions contemplated in that agreement. These include the merger of Mercantile into Firstar, and any other matters that may properly be submitted to a vote at the special meeting. You may also be asked to vote upon a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit votes to approve the merger agreement.

PROXIES

    You should use the proxy form accompanying this document, or vote by telephone or internet submission, if you are unable or do not wish to attend the special meeting in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to our corporate secretary written notice of revocation or a properly submitted proxy of a later date, or by attending the special meeting and voting in person. Written notices of revocation and other communications about revoking your proxy should be addressed to:

                             Mercantile Bancorporation Inc.
                             7th and Washington
                             One Mercantile Center
                             St. Louis, Missouri 63101
                             Attention: Jon W. Bilstrom, Corporate Secretary

    All shares represented by valid proxies we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in this paragraph. If you make no specification on your returned proxy card, your proxy will be voted in FAVOR of approval of the merger agreement. Our board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by properly submitted proxies will be voted by and at the discretion of the persons named in the proxies. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies to approve the merger agreement.

    If you plan to attend the meeting you should promptly submit your proxy indicating your intention to attend, as seating will be limited. You must also bring the admission ticket attached to the proxy card included with this document to enter.

SOLICITATION OF PROXIES

    We will bear the entire cost of soliciting proxies from you, except that we and Firstar have agreed to each pay one-half of the costs and expenses of printing and mailing this document and all filing and other fees relating to the merger paid to the SEC. In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse these record holders for their reasonable expenses in taking those actions. We've also made arrangements with Morrow & Co. to help us in soliciting proxies from banks, brokers and nominees and have agreed to pay approximately $12,000 plus expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the internet, telegram, fax, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS

    In accordance with Missouri law, the Mercantile by-laws and the rules of the NYSE, we have fixed June 17 as the record date for determining the Mercantile shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Mercantile common stock at the close of business on the record date. At that time, 158,156,398 shares of Mercantile common stock were outstanding, held by 25,857 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Mercantile common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Mercantile common stock you held as of the close of business on the record date.

    Shares of Mercantile common stock present in person at the special meeting but not voting, and shares of Mercantile common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

    Under Missouri law, approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Mercantile common stock entitled to vote at the special meeting.

    BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF MERCANTILE COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, THE MERCANTILE BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO SUBMIT YOUR PROXY VIA THE TELEPHONE OR INTERNET PROCEDURES DESCRIBED UNDER "--VOTING VIA TELEPHONE OR INTERNET."

    As of the record date:

    - Directors and executive officers of Mercantile beneficially owned approximately 12,600,000 shares of Mercantile common stock, entitling them to exercise approximately 8.0% of the voting power of the Mercantile common stock entitled to vote at the special meeting. We currently expect that each of our directors and executive officers will vote the shares of Mercantile common stock he or she beneficially owns FOR approval of the merger agreement.

    - Directors and executive officers of Firstar beneficially owned approximately 12,500 shares of Mercantile common stock, or less than 0.1% of the voting power of the Mercantile common stock entitled to vote at the special meeting.

    - The banking, trust and investment management subsidiaries of Mercantile, as fiduciaries, custodians or agents, held a total of approximately 13,600,000 shares of Mercantile common stock, representing approximately 8.6% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to approximately 10,100,000 of these shares.

    - The banking, trust and investment management subsidiaries of Firstar, as fiduciaries, custodians or agents, held a total of 57,060 shares of Mercantile common stock, representing less than 0.1% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over 26,719 of these shares.

    You can find additional information about beneficial ownership of Mercantile common stock by persons and entities owning more than 5% of the stock, and more detailed information about beneficial ownership of Mercantile common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our shareholders in connection with our 1999 Annual Meeting of Shareholders. See "Where You Can Find More Information" for instructions on how you can obtain this document.

RECOMMENDATION OF MERCANTILE BOARD

    The Mercantile board has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Mercantile board believes that the merger agreement and the transactions it contemplates, including the merger, are fair to, and are in the best interests of, Mercantile and Mercantile shareholders and recommends that Mercantile shareholders vote "FOR" the approval of the merger agreement.

    See "The Merger--Recommendation of the Mercantile Board and Mercantile's Reasons for the Merger" for a more detailed discussion of the Mercantile board's recommendation.

VOTING VIA TELEPHONE OR INTERNET

    If you are a registered Mercantile shareholder, there are three ways to vote your proxy:

    - By mail--sign, date and mail the enclosed proxy card using the return envelope provided as described under "--Proxies."

    - By telephone--call 1-888-514-4508 and follow the instructions on the enclosed proxy card.

    - By internet--access the proxy form at http://www.harrisbank.com/wproxy. Follow the instructions for internet voting found there and on the enclosed proxy card.

    In order to be effective, telephone or internet proxy instructions must be received before 12:01 A.M., July 27, 1999, to allow for processing the results.

    The telephone and internet voting procedures used by Mercantile's transfer agent, Harris Trust and Savings Bank, are designed to properly authenticate shareholders's identities and to accurately record and count their proxies. If you vote via the internet, please be advised that there may be costs involved, including possibly access charges from internet access providers and telephone companies. You will have to bear these costs.

    If your shares are registered in the name of a brokerage, bank or other nominee, you may not be able to use telephone and internet voting procedures. Please refer to the voting materials you receive, or contact your broker, bank or other nominee, to determine your options.

                                   THE MERGER

    THIS SUMMARY OF THE MATERIAL TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS WE'VE ENTERED INTO IN CONNECTION WITH THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENTS. THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A, AN AMENDMENT TO THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A-1, AND THE STOCK OPTION AGREEMENTS ARE ATTACHED AS APPENDICES B AND C TO THIS DOCUMENT, AND WE INCORPORATE EACH OF THOSE DOCUMENTS INTO THIS SUMMARY BY REFERENCE.

    The Firstar board and the Mercantile board have each unanimously approved the merger agreement, which provides for combining our companies through the merger of Mercantile into Firstar at the effective time of the merger, with Firstar as the surviving corporation.

    With the limited exceptions we describe below, each share of Mercantile common stock issued and outstanding at the effective time will be converted into the right to receive 2.091 shares (the "EXCHANGE RATIO") of Firstar common stock, and each share of Firstar common stock issued and outstanding at the effective time will remain issued and outstanding.

    When we refer to shares of Mercantile common stock in this document, we are generally referring to those shares together with a Series B Junior Participating Preferred Stock Purchase Right (a "MERCANTILE SHAREHOLDER RIGHT") issued to Mercantile shareholders under the Rights Agreement (the "MERCANTILE RIGHTS AGREEMENT"), dated as of May 20, 1998, as amended, between Mercantile and Harris Trust and Savings Bank, as Rights Agent. When we refer to shares of Firstar common stock in this document, we are generally referring to those shares together with a Series A Junior Participating Preferred Stock Purchase Right (a "FIRSTAR SHAREHOLDER RIGHT") issued to the Firstar shareholders under the Rights Agreement (the "FIRSTAR RIGHTS AGREEMENT"), dated as of November 20, 1998, between Firstar and Firstar Bank Milwaukee, N.A., as Rights Agent. When you surrender your shares of Mercantile common stock in exchange for Firstar common stock after the merger is completed, you will be surrendering one Mercantile Shareholder Right for each share of Mercantile common stock surrendered for exchange and you will receive one Firstar Shareholder Right for each share of Firstar common stock you receive in exchange.

    This section describes the material aspects of the merger, including the principal provisions of the merger agreement and the stock option agreements. Capitalized terms we use here without an express definition have the meanings given to those terms in those agreements.

BACKGROUND OF THE MERGER

    Each of our companies has, in the past several years, expanded our Midwest-based operations significantly through acquisitions and strategic combinations. These transactions were, in part, based on the objective of building stronger and more efficient franchises able to better compete in the rapidly consolidating market for financial services and products. In undertaking these transactions, our companies have each considered a number of factors, including our company's potential strategic fit with the institution to be acquired based on their businesses (both banking and non-banking), management and employee cultures, and the geographic location and breadth of their franchises. Each of our managements were familiar with the operations and franchises of the other company as part of our ongoing strategic reviews of competitors and potential alliances.

    In the first quarter of 1999, Jerry A. Grundhofer, President and Chief Executive Officer of Firstar, and Thomas H. Jacobsen, Chairman of the Board, President and Chief Executive Officer of Mercantile, informally discussed the possibility of a strategic combination of the two companies. After a brief discussion concerning the possibility of a good fit between the two companies and the potential advantages of a combination, Mr. Grundhofer and Mr. Jacobsen decided that it would be worthwhile to explore a potential transaction in more detail. A small group of senior executives at each of our companies then began a preliminary due diligence review of publicly available information about the other company and began to develop analyses regarding the financial terms of a possible combination. During this time, Mr. Grundhofer and Mr. Jacobsen continued to discuss a possible merger, including the proposed financial terms of a transaction. Mr. Grundhofer and Mr. Jacobsen each spoke periodically with members of his company's board about the status of discussions.

    In April 1999, Firstar and Mercantile entered into a customary confidentiality agreement governing the exchange of information regarding a potential transaction, and representatives of the parties commenced further in-depth due diligence investigations. Messrs. Grundhofer and Jacobsen and members of their senior management teams held a series of discussions with respect to the combination, including the specific terms of a potential transaction. During this time, the principal financial and business terms of the transaction were negotiated through arm's-length negotiations between Firstar and Mercantile. Later in April 1999, legal counsel to Firstar and Mercantile began to draft definitive documentation with respect to a possible merger of the two companies. Firstar engaged Credit Suisse First Boston Corporation to advise it on the proposed merger, and Mercantile engaged Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co., Incorporated as its financial advisors.

    On April 30, 1999, the Firstar board held a special meeting at which senior management of Firstar reviewed its discussions and negotiations with Mercantile regarding a business combination, as well as the results of its due diligence investigation of Mercantile. Senior management of Firstar and Firstar's financial advisors presented detailed financial information with respect to Mercantile and the potential transaction to the Firstar board, and CSFB rendered its oral opinion that, as of that date, the exchange ratio set forth in the merger agreement was fair to Firstar from a financial point of view. Also, at this meeting, the Firstar board reviewed with Firstar's counsel the terms of the merger and the definitive documents documenting the transaction and the legal standards applicable to its decision to approve these agreements and the transactions contemplated by these agreements. After questions by, and discussion among, the members of the Firstar board, and after consideration of the factors described under "--Recommendation of the Firstar Board and Firstar's Reasons for the Merger," the Firstar board voted unanimously to approve the merger agreement, the Option Agreements and the transactions contemplated by those agreements.

    On April 30, 1999, the Mercantile board held a special meeting, at which senior management of Mercantile reviewed its discussions and negotiations with Firstar regarding a business combination, as well as the results of its due diligence investigation of Firstar. Mr. Jacobsen reviewed the Mercantile board's prior discussions of strategic alternatives for Mercantile, reviewed the course of discussions with Firstar and outlined the strategic rationale for the proposed merger. DLJ presented detailed financial information with respect to Firstar and the potential transaction to the Mercantile board, and DLJ rendered an oral opinion that, as of April 30, 1999, the exchange ratio set forth in the merger agreement was fair to Mercantile shareholders from a financial point of view. Also, at this meeting, the Mercantile board discussed with Mercantile's counsel the terms of the merger and the definitive agreements documenting the transaction, and the legal standards applicable to its decision to approve these agreements and the transactions contemplated by these agreements. After questions by, and discussion among, the members of the Mercantile board, and after consideration of the factors described under "--Recommendation of the Mercantile board and Mercantile's Reasons for the Merger," the Mercantile board voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, the Option Agreements and the transactions contemplated by those agreements.

    On April 30, 1999, following the adjournment of both the Mercantile and Firstar Board meetings, Mercantile and Firstar executed the merger agreement and the Option Agreements.

RECOMMENDATION OF THE FIRSTAR BOARD AND FIRSTAR'S REASONS FOR THE MERGER

    THE FIRSTAR BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FIRSTAR AND FIRSTAR SHAREHOLDERS. ACCORDINGLY, THE FIRSTAR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE FIRSTAR SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    We believe that the merger presents a unique opportunity to combine two of the nation's leading financial institutions to create a premier banking and financial services company with the capability to offer a full range of financial products and services through a powerful Midwest distribution network.

    In reaching our decision to approve the merger agreement and the Option Agreements, we consulted with Firstar management, as well as with our company's financial and legal advisors, and considered a variety of factors, including the following:

    - Our knowledge of our company's business, operations, financial condition, earnings and prospects.

    - The business, operations, financial condition, earnings and prospects of Mercantile. In making its determination, we took into account the results of our company's due diligence review of Mercantile.

    - The consistency of the merger with our business strategy.

    - The unique strategic opportunity presented by a merger of Firstar and Mercantile to create the second largest banking franchise in the Midwest and one of the top 10 bank holding companies in the United States, ranked by market capitalization.

    - Our expectation that the combined company would benefit from significantly greater economies of scale than either Firstar or Mercantile separately in its consumer banking, commercial banking, asset management and other businesses.

    - Our view that the combination of Firstar and Mercantile presents manageable execution risk in view of the similar markets and customer demographics served by Firstar and Mercantile, the compact and readily accessible geographic area to be served by the combined company, the similar business lines and business cultures of the two companies and our management's prior experience in integrating acquisitions.

    - While there can be no assurances as to future results, our expectation of the financial impact on Firstar of combining with Mercantile in the merger, including the pro forma capital ratios and asset quality of the combined company, the expectation that the merger would enhance Firstar's earnings per share beginning at completion, that $169 million in annual pre-tax expense savings could be realized by fiscal year 2000 and a pre-tax restructuring charge of $428 million would be taken, and that, subject to determination by the Firstar board in its discretion, the quarterly cash dividend per share of Firstar common stock would be increased to $.1625 after completion of the merger.

    - The complementary nature of the businesses of Firstar and Mercantile.

    - Our belief and that of our company's senior management that Firstar and Mercantile share a common vision about the importance of delivering financial performance and shareholder value and that managements and employees of Firstar and Mercantile possess complementary skills and expertise.

    - The structure of the merger and the terms of the merger agreement and the Option Agreements, including the fixed exchange ratio, which provides certainty as to the number of shares of Firstar common stock to be issued in the merger, and the fact that the merger is intended to qualify as a reorganization under Section 368(a) of the U.S. tax code and for "pooling of interests" accounting treatment.

    - The proposed arrangements with members of management of Firstar and Mercantile, including the fact that Mr. Grundhofer will continue as Firstar's president and chief executive officer; that Mr. Jacobsen would enter into an employment agreement with Firstar and under that agreement would become chairman of the board of Firstar and co-chair the board's executive committee with Mr. Grundhofer; and that the board of directors of the combined company would be comprised of 14 directors designated by Firstar and four directors designated by Mercantile. See "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger."

    - The opinion of CSFB that, as of April 30, 1999, the exchange ratio set forth in the merger agreement was fair from a financial point of view to Firstar. See "--Opinion of Firstar's Financial Advisor."

    - The likelihood that the merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger." In this connection, we considered that a modest amount of divestitures of some assets and deposit liabilities was likely to be required by regulatory authorities in connection with the merger.

    This discussion of the information and factors considered by the Firstar Board is not intended to be exhaustive but includes all material factors the board considered. In reaching the determination to approve and recommend the merger, the Firstar board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Firstar board is unanimous in its recommendation that Firstar shareholders vote for approval of the merger agreement.

RECOMMENDATION OF THE MERCANTILE BOARD AND MERCANTILE'S REASONS FOR THE MERGER

    THE MERCANTILE BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MERCANTILE AND MERCANTILE SHAREHOLDERS. ACCORDINGLY, THE MERCANTILE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MERCANTILE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    We believe that the consummation of the merger presents a unique opportunity to combine two of the nation's strongest franchises to create a premier banking and financial services company with the capability to offer a full range of financial products and services in many of the nation's most attractive markets through a powerful distribution network.

    In reaching our decision to approve the merger agreement and the Option Agreements, we consulted with our company's management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

    - Our knowledge of our company's business, operations, financial condition, earnings and prospects.

    - The business, operations, financial condition, earnings and prospects of Firstar. In making our determination, we took into account the results of our company's due diligence review of Mercantile.

    - The consistency of the merger with our long-term business strategy.

    - The unique strategic opportunity presented by a merger of Firstar and Mercantile to create the second largest banking franchise in the Midwest and one of the top 10 bank holding companies in the United States, ranked by market capitalization.

    - Our expectation that the combined company would benefit from significantly greater economies of scale than either Firstar or Mercantile separately in its consumer banking, commercial banking, asset management and other businesses.

    - Our view that the combination of Firstar and Mercantile presents manageable execution risk in view of the similar markets and customer demographics served by Firstar and Mercantile, the compact and readily accessible geographic area to be served by the combined company, the similar business lines and business cultures of the two companies and management's prior experience in integrating prior acquisitions.

    - While there can be no assurances as to future results, our expectation of the financial impact of the merger on Firstar, as the issuer of the stock our shareholders would receive in the transaction, including the pro forma capital ratios and asset quality of the combined company, the expectation that the merger would enhance Firstar's earnings per share beginning at completion, that $169 million in annual pre-tax expense savings could be realized by fiscal year 2000 and that a pre-tax restructuring charge of $428 million would be taken, and that, subject to determination by the Firstar board in its discretion, the quarterly cash dividend per share of Firstar common stock would be increased to $.1625 after completion of the merger.

    - The complementary nature of the businesses of Firstar and Mercantile.

    - Our belief and that of our company's senior management that Firstar and Mercantile share a common vision about the importance of delivering financial performance and shareholder value and that managements and employees of Firstar and Mercantile possess complementary skills and expertise.

    - The structure of the merger and the terms of the merger agreement and the Option Agreements, and the fact that the merger is intended to qualify as a reorganization under Section 368(a) of the U.S. tax code and for "pooling of interests" accounting treatment.

    - The proposed arrangements with members of management of Firstar and Mercantile, including the fact that Mr. Grundhofer would continue as Firstar's president and chief executive officer; that Mr. Jacobsen would enter into an employment agreement with Firstar and under that agreement would become chairman of the board of Firstar and co-chair the board's executive committee with Mr. Grundhofer; and that the board of directors of the combined company would be comprised of 14 directors designated by Firstar and four directors designated by Mercantile. We also considered the fact that directors and executive officers of Mercantile could be expected to receive benefits in the merger under existing severance and compensation arrangements with Mercantile and, in the case of Mr. Jacobsen, as a result of his new employment agreement. See "--Interests of Certain Persons in the Merger" and "Management and Operations After the Merger."

    - The opinion of DLJ that, as of April 30, 1999, the exchange ratio set forth in the merger agreement was fair from a financial point of view to Mercantile shareholders. See "--Opinion of Mercantile's Financial Advisor."

    - The likelihood that the merger will be approved by the appropriate regulatory authorities. See "--Regulatory Approvals Required for the Merger." In this connection, we considered that a modest amount of divestitures of some assets and deposit liabilities was likely to be required by regulatory authorities in connection with the merger.

    This discussion of the information and factors considered by us is not intended to be exhaustive but includes all material factors we considered. In reaching its determination to approve and recommend the merger, the Mercantile Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The

Mercantile Board is unanimous in its recommendation that Mercantile shareholders vote for approval of the merger agreement.

OPINION OF FIRSTAR'S FINANCIAL ADVISOR

    CSFB acted as financial advisor to Firstar in connection with the merger. Firstar selected CSFB based on its experience, expertise and familiarity with Firstar and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In connection with CSFB's engagement, Firstar asked CSFB to evaluate the fairness of the exchange ratio to Firstar from a financial point of view. At the April 30, 1999 meeting of the Firstar board to evaluate the merger, CSFB rendered to the Firstar board an oral opinion that, as of April 30, 1999, and based upon and subject to various matters stated in their opinion, the exchange ratio set forth in the merger agreement was fair to Firstar from a financial point of view. CSFB has confirmed this oral opinion by delivery of a written opinion dated the date of this document (the "CSFB OPINION"). In delivering the CSFB Opinion, CSFB updated selected analyses it performed in connection with its April 30, 1999 oral opinion, and reviewed the assumptions on which those analyses were based and the factors considered in connection with those analyses.

    WE HAVE ATTACHED THE FULL TEXT OF THE CSFB OPINION, WHICH DESCRIBES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THAT OPINION, AS APPENDIX D TO THIS DOCUMENT. WE INCORPORATE THE CSFB OPINION INTO THIS DESCRIPTION BY REFERENCE. YOU SHOULD READ THE ENTIRE CSFB OPINION.

    CSFB HAS CONSENTED TO THE INCLUSION OF THE CSFB OPINION AS APPENDIX D. IN GIVING THIS CONSENT, CSFB DOES NOT ADMIT THAT IT COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE SEC UNDER THE SECURITIES ACT, NOR DOES CSFB ADMIT THAT IT IS AN EXPERT WITH RESPECT TO ANY PART OF THE REGISTRATION STATEMENT OF WHICH THIS DOCUMENT IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE SEC UNDER THE SECURITIES ACT.

    THE CSFB OPINION IS DIRECTED TO THE FIRSTAR BOARD. IT RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO FIRSTAR FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO YOU AS A FIRSTAR SHAREHOLDER AS TO HOW YOU SHOULD VOTE AT THE FIRSTAR SPECIAL MEETING. THE SUMMARY OF THE CSFB OPINION IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THAT OPINION.

    In arriving at the CSFB Opinion, CSFB:

    - reviewed the merger agreement and publicly available business and financial information relating to Mercantile and Firstar that it considered relevant

    - reviewed other information relating to Mercantile and Firstar, including forecasts of cost savings to be achieved in the merger, provided by Mercantile and Firstar

    - met with Mercantile's and Firstar's managements to discuss the business and prospects of the two companies

    - considered financial and stock market information about Mercantile and Firstar and compared that information with similar information about other publicly held companies in similar businesses

    - considered the financial terms of other recent business combinations and transactions

    - considered other information, financial studies, analyses and investigations and financial, economic and market criteria that CSFB deemed relevant.

    In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB. CSFB relied on this information being complete and accurate in all material respects. As to the financial forecasts, including the estimates of future cost savings and operating synergies expected to be achieved as a result of the merger, CSFB assumed that these forecasts were reasonably prepared and reflected the best currently available estimates and judgments of the managements of Mercantile and Firstar as to the future financial performance of Mercantile and Firstar. In addition, Firstar did not ask CSFB to make, and CSFB did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Mercantile or Firstar, nor was CSFB furnished with any evaluations or appraisals of this kind.

    The CSFB Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. CSFB did not express any opinion as to the actual value of the Firstar common stock when issued to Mercantile shareholders in the merger, or the prices at which the Firstar common stock will trade after the merger is completed.

    In preparing its opinion, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses described below should not be taken as a complete description of the analyses underlying the CSFB Opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and the CSFB Opinion.

    In its analyses, CSFB made numerous assumptions with respect to Mercantile, Firstar, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Mercantile and Firstar. No company, transaction or business used in these analyses as a comparison is identical to Mercantile, Firstar or the merger. Moreover, an evaluation of the results of these analyses is not entirely mathematical; rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

    The CSFB Opinion and the financial analyses CSFB presented to the Firstar board were among many factors considered by the Firstar board in its evaluation of the merger and should not be viewed as determinative of the views of the Firstar board or management of Firstar with respect to the exchange ratio or the merger.

    The following is a summary of the material financial analyses performed by CSFB in connection with its oral opinion rendered to the Firstar board April 30, 1999:

    DISCOUNTED CASH FLOW VALUATION. CSFB analyzed the range of values of a share of Mercantile common stock implied by the dividends per share that could be paid based on earnings per share projected over a five-year period and by the theoretical value of a share of Mercantile common stock at the end of the five-year period. CSFB based the projected earnings per share of Mercantile common stock on consensus earnings per share estimates, as reported by First Call, for 1999 and 2000, excluding non-core net income items, and on the consensus long-term growth rate for Mercantile's earnings per share, as reported by First Call, for 2001 through 2004. First Call is an industry service provider of global earnings information based on an average of earnings estimates published by various investment banking firms. Earnings were adjusted to reflect an assumed constant ratio of tangible common equity to assets that CSFB viewed as appropriate. CSFB determined the theoretical value of a share of Mercantile common stock at the end of the five-year period by applying terminal multiples and discount rates that CSFB viewed as appropriate for a company with Mercantile's risk characteristics. This analysis implied values per share of Mercantile common stock between $52.28 and $61.75. When CSFB additionally considered the effect of the expense savings expected to be achieved in the merger, the same analysis with discounted terminal multiples implied values per share of Mercantile common stock between $58.44 and $69.47.

    COMPARABLE ACQUISITIONS ANALYSIS. CSFB analyzed key price multiples publicly disclosed in all bank acquisitions announced since June 30, 1997 with a transaction value greater than $2 billion and applied the average of these multiples to the corresponding financial data of Mercantile to determine a range of imputed values for a share of Mercantile common stock. The comparable bank acquisitions included:

    - First Union Corporation/Signet Banking Corporation

    - NationsBank Corporation/Barnett Banks Inc.

    - Bank One Corporation/First Commerce Corporation

    - First Union Corporation/CoreStates Financial Corp.

    - National City Corporation/First of America Bank Corporation

    - First American Corporation/Deposit Guaranty Corp.

    - Regions Financial Corporation/First Commercial Corporation

    - Union Planters/Magna Group, Inc.

    - Star Banc Corporation/Firstar Corporation

    - Suntrust Banks, Inc./Crestar Financial Corporation

    The multiples analyzed by CSFB included the multiple of the per share merger consideration to:

    - analysts' consensus earnings per share, as reported by First Call, for the fiscal year in which the transaction was announced ("FIRST YEAR EPS")

    - analysts' consensus earnings per share estimates, as reported by First Call for the fiscal year following the year in which the transaction was announced ("SECOND YEAR EPS")

    - Second Year EPS adjusted to reflect expected cost savings and revenue enhancements

    - book value per share

    - tangible book value per share

    - market price on the date 30 days before announcement of the transaction

    The per share merger consideration for the merger was based on the closing price of Firstar common stock on the NYSE on April 29, 1999. This analysis yielded the following results:

                                                                                                    IMPUTED VALUE OF
                                                                                                    MERCANTILE COMMON
                                                                                                     STOCK BASED ON
                                                                                   AVERAGE OF          COMPARABLE
                                                           RANGE FOR COMPARABLE    COMPARABLE          TRANSACTION
                                             THE MERGER        TRANSACTIONS       TRANSACTIONS           AVERAGE
                                            -------------  --------------------  ---------------  ---------------------
Multiple of merger consideration to:
  First Year EPS..........................         21.6x         21.3x-28.2x             23.9x          $   72.90
  Second Year EPS.........................         19.8           19.8-25.3              21.6               71.93
  Second Year EPS with synergies..........         16.7            9.6-18.6              14.2               54.95
  Book value per share....................          3.4            3.0-5.4                4.0               77.15
  Tangible book value per share...........          4.5            3.6-5.9                4.6               67.91
Market premium............................         29.6%         23.5%-69.1 %            40.4%          $   71.78

    COMPARABLE COMPANIES ANALYSIS. CSFB determined a range of imputed values per share of Mercantile common stock by analyzing the multiples of the market prices (all as of April 29, 1999) of the common stock of a number of peer institutions to the institutions' First Year EPS, Second Year EPS, book value per share and tangible book value per share. For purposes of applying the multiples of the peer group to Mercantile's financial data, a 30% change of control premium was included, which was based on the average of the premiums paid in comparable bank acquisitions since 1994 with a value exceeding $1 billion. The peer group included:

    - BB&T Corporation

    - Comerica Incorporated

    - First American Corporation

    - First Security Corporation

    - M&T Bank Corporation

    - Regions Financial Corporation

    - SouthTrust Corporation

    - Summit Bancorp

    - Huntington Bancshares Incorporated

    This analysis indicated the following:

                                                                                                 VALUE PER SHARE OF
                                                                                                  MERCANTILE COMMON
                                                                                  AVERAGE FOR           STOCK
                                                           RANGE FOR COMPARABLE   COMPARABLE    IMPLIED BY COMPARABLE
                                             THE MERGER         COMPANIES          COMPANIES      COMPANIES AVERAGE
                                            -------------  --------------------  -------------  ---------------------
Multiple of market price to:
  First Year EPS..........................         21.6x         17.6x-26.5x            20.8x         $   63.52
  Second Year EPS.........................         19.8           15.9-23.8             18.8              62.63
  Book value per share....................          3.4            2.8-5.4               3.7              72.48
  Tangible book value per share...........          4.5            3.6-6.4               4.8              69.71

    CONTRIBUTION ANALYSIS. CSFB analyzed the relative contribution to selected pro forma financial measures that Firstar and Mercantile would be making to the combined company and compared this to the pro forma ownership of the outstanding common stock of the combined company of Firstar shareholders and Mercantile shareholders. CSFB noted that, based on the exchange ratio of 2.091 and the number of shares of Firstar common stock and Mercantile common stock outstanding at March 31, 1999, Firstar shareholders would own approximately 67%, and Mercantile shareholders would own approximately 33%, of the outstanding common stock of the combined company. CSFB compared these percentages to the following pro forma data:

                                                                                                 RELATIVE CONTRIBUTION
                                                                                                       PERCENTAGE
                                                                                               --------------------------
                                                                                                 FIRSTAR     MERCANTILE
                                                                                               -----------  -------------
Assets at March 31, 1999.....................................................................          52%           48%
Common Equity at March 31, 1999..............................................................          54            46
Tangible Common Equity at March 31, 1999.....................................................          54            46
Earnings for the Three Month Period Ended March 31, 1999.....................................          60            40
1999 Estimated Earnings......................................................................          62            38

Estimated earnings for 1999 were based on consensus analyst estimates as reported by First Call.

    CSFB also compared the multiples to earnings per share implied by the consideration in the merger, based on the closing price of Firstar common stock on April 29, 1999, to corresponding multiples in recent comparable transactions. The recent comparable transactions analyzed for this purpose were market extension transactions greater than $2 billion in value since June 30, 1997. This analysis showed that:

    - Firstar's stock price represented a multiple of 27.7x to estimated earnings per share for 1999 and 23.0x to estimated earnings per share for 2000, while the merger consideration represents a multiple of 21.6x to Mercantile's estimated earnings per share for 1999 and 19.8x to Mercantile's estimated earnings per share for 2000.

    - The recent comparable transactions had an average multiple of merger price to estimated earnings per share for the fiscal year in which the merger was announced of 23.9x, and an average multiple of merger price to estimated earnings per share for the fiscal year following the year in which the merger was announced of 21.6x.

    - The multiple of the merger consideration to Mercantile's 1999 estimated earnings per share was 78% of the multiple of Firstar's stock price to its estimated 1999 earnings per share; the corresponding average for the recent comparable transactions was 131%.

    - The multiple of the merger consideration to Mercantile's 2000 estimated earnings per share was 86% of the multiple of Firstar's stock price to its estimated 2000 earnings per share; while the corresponding average for the recent comparable transactions was 137%.

Estimated earnings were based on consensus analyst estimates as reported by First Call.

    MERGER CONSEQUENCES ANALYSIS. CSFB analyzed the pro forma effect of the merger on the earnings per share of Firstar for 1999 and 2000 based on analyst's consensus estimates as reported by First Call. In performing this analysis, CSFB considered:

    - the cost savings expected to be achieved in 1999 and 2000

    - the expected restructuring charge

    - the anticipated impact on earnings of potential regulatory deposit divestitures

    - adjustments to Mercantile's estimated 2000 earnings per share as reported by First Call to exclude projected securities gains and to make other adjustments to conform to Firstar's reporting practices.

    Based on this analysis, CSFB determined that the merger would add 8.5% to Firstar's estimated earnings per share for 1999 and 10.7% to Firstar's estimated earnings per share for 2000.

    Under the terms of CSFB's engagement, Firstar has agreed to pay CSFB a total fee of $15 million, $4 million of which was payable upon execution of the merger agreement and the balance of which was payable upon the mailing of this document to Mercantile shareholders. Firstar has also agreed to indemnify CSFB and various related persons and entities against various liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement, and to reimburse CSFB for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred by CSFB in connection with its engagement. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both Mercantile and Firstar for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In the past, CSFB provided financial advisory and financial services to Firstar and received customary fees for those services.

OPINION OF MERCANTILE'S FINANCIAL ADVISOR
    Mercantile engaged DLJ to act as financial advisor with respect to the possible business combination with Firstar. Mercantile's decision to engage DLJ was based upon DLJ's qualifications, expertise and reputation, as well as upon its senior bankers' familiarity and prior experience with Mercantile.

    On April 30, 1999, DLJ rendered to the Mercantile board its oral opinion to the effect that, based upon the considerations set forth in its opinion and such other factors as DLJ deemed relevant, the exchange ratio was fair from a financial point of view to the holders of the Mercantile common stock. DLJ subsequently confirmed its opinion in a written opinion dated as of the date of this document (the "DLJ OPINION").

    You should consider the following when reading the discussion of the DLJ Opinion in this document:

    - The following description of the DLJ Opinion is qualified by reference to the full opinion attached as Appendix E to this document. We urge you to read carefully the entire DLJ Opinion.

    - The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on the date of that opinion and on the information made available to DLJ as of that date and, although subsequent developments may affect the DLJ Opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

    - DLJ expressed no opinion as to the prices at which the Mercantile common stock or the Firstar common stock will actually trade at any time.

    - The DLJ Opinion does not address the relative merits of the merger and the other business strategies considered by Mercantile's board nor does it address the board's decision to proceed with the merger.

    - The DLJ Opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

    In arriving at its opinion, DLJ, among other things:

    - reviewed the merger agreement

    - reviewed financial and other information that was publicly available or furnished to DLJ by Mercantile and Firstar, including earnings estimates and information as reported by the Institutional Brokers Estimate Service (commonly referred to as "I/B/E/S") that was provided during discussions with their respective managements. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

    - reviewed certain assumptions with respect to financial projections of Mercantile and Firstar, including certain cost savings and operating synergies, and the impact of certain business divestitures anticipated by the management of Mercantile and Firstar to result from the merger

    - compared certain financial and securities data of Mercantile and Firstar with various other companies whose securities are traded in public markets

    - reviewed the historical stock prices and trading volumes of Mercantile common stock and Firstar common stock

    - reviewed prices and premiums paid in certain other business combinations

    - conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

    In rendering its opinions, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to DLJ by Mercantile and Firstar or their respective representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of Mercantile's management of the cost savings and operating synergies achievable as a result of the merger and the impact of anticipated business divestitures, and upon the estimates of Firstar's management with respect to these cost savings, operating synergies and divestitures. With respect to the projections that DLJ reviewed, including cost savings and operating synergies and the impact of divestitures, DLJ assumed that they were reasonably prepared on a basis that did not materially differ from the best currently available estimates and judgments of the management of Mercantile and Firstar as to the future operating and financial performance of Mercantile, Firstar or the combined company. DLJ is not expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to these portfolios and assumed, with the consent of the Mercantile board, that the allowances for Mercantile and Firstar were in the aggregate adequate to cover all such losses. In addition, DLJ did not review individual credit files nor did DLJ make an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Mercantile or Firstar or any of their subsidiaries, and DLJ was not furnished with any such evaluation or appraisal. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ assumed that the merger will qualify as a "pooling-of-interests" transaction under generally accepted accounting principles. DLJ assumed that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect, other than the impact of the anticipated divestitures, on Mercantile, Firstar or on the anticipated benefits of the merger.

    DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, DLJ and its affiliates actively trade the securities of Mercantile and Firstar for their own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in those securities. DLJ has performed investment banking and other services for Firstar in the past and has been compensated for such services, and certain of DLJ's senior bankers' were previously employed by entities that have performed such services for Mercantile and had been compensated for such services.

    Mercantile has agreed to pay DLJ a transaction fee with respect to a business combination of $25 million, $100,000 of which was payable in cash upon execution of DLJ's engagement letter, $3 million of which was payable in cash upon execution of a definitive agreement relating to a transaction, $3 million of which was payable in cash at the time of mailing of this document and the remainder of which is contingent upon consummation of the merger and payable in cash at the closing of the merger. Mercantile has also agreed to reimburse DLJ for all out-of-pocket expenses, including reasonable attorneys' fees and expenses, and to indemnify DLJ against various liabilities, including certain liabilities under the federal securities laws.

    The following is a summary of the material financial analyses DLJ used in connection with providing its oral opinion to the Mercantile board on April 30, 1999 and does not purport to be a complete description of the analyses performed by DLJ. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or about April 29, 1999 and is not necessarily indicative of current market conditions. You should understand that the order of analyses (and results thereof) described does not represent relative importance or weight given to these analyses by DLJ. This summary of financial analyses includes information presented in tabular format. THE TABLES SHOULD BE READ TOGETHER WITH THE TEXT THAT ACCOMPANIES THEM.

    FIRSTAR BUSINESS REVIEW. DLJ analyzed the different business lines comprising Firstar's business. In this regard, DLJ reviewed selected five-year historical consolidated financial information of each of Firstar's business lines, both in dollar terms and as a percentage of total consolidated results, in order to assess Firstar's business lines and the diversity of its business performance. DLJ also reviewed Firstar's operating profitability and growth performance during the period. In addition, DLJ discussed:

    - Firstar's deposit market share, based on the dollar value of deposits, in the states in which Firstar operates

    - research analysts' recommendations with respect to the Firstar common stock

    - Firstar's acquisition history of banks and branches, including an analysis of the prices paid for these acquisitions and the affect of these acquisitions on the value of Firstar's common stock.

    PRO FORMA MERGER ANALYSIS. DLJ analyzed the pro forma impact of the merger on the combined company's market capitalization, total assets and net income (excluding management estimates of synergies); loan portfolio contribution by business line; deposit base contribution; noninterest income contribution; market share, excluding any regulatory required deposit divestitures, based on the dollar value of deposits in the states in which Firstar operates, the states in which Mercantile operates and the states in which both entities operate; profitability (including management estimates of synergies provided to DLJ as it prepared its analyses); capitalization; and credit quality.

    DLJ analyzed the pro forma financial impact of the merger on both Firstar's and Mercantile's fully diluted earnings per share on both a GAAP basis and a cash basis, on the book value per share and the tangible book value per share and on projected annualized dividends. For purposes of these analyses, DLJ assumed that the merger would close in the fourth quarter of 1999. DLJ used I/B/E/S earnings estimates for Firstar and Mercantile for 1999 and 2000 and I/B/E/S's estimated long-term earnings growth rate for later years. DLJ performed this analysis using Mercantile and Firstar management assumptions provided to DLJ as it prepared its analyses as to cost savings (including the phase-in period for achieving them), divestitures expected to be required to obtain regulatory approvals, estimated potential deposit runoffs and the anticipated pre-tax restructuring charge. DLJ's analyses of the merger from Mercantile's perspective showed that the merger, compared to continued operation of Mercantile on a stand-alone basis, would be accretive to Mercantile's GAAP estimated earnings starting in 2002 and dilutive to Mercantile's estimated cash earnings, book value per share and tangible book value per share through that period. DLJ's analyses of the merger from Firstar's perspective showed that the merger, compared to the continued operation of Firstar on a stand-alone basis, would be accretive to Firstar's GAAP estimated earnings, cash earnings, book value per share and tangible book value per share through that period. DLJ analyzed the projected annualized dividends based on an expected increase in Firstar's annual dividend from $0.40 to $0.65 per share.

    HISTORICAL STOCK PRICE PERFORMANCE ANALYSIS. DLJ compared the daily closing price per share of Firstar common stock and Mercantile common stock for the one-year and three-year periods ended April 28, 1999. For each company, DLJ also compared the ratio of closing stock price on April 29, 1999 to the 52-week high and low prices. DLJ noted that Firstar's common stock closing price of $31.563 on April 29, 1999 represented 89.3% of the 52-week high price and 174.7% of the 52-week low price. Mercantile's common stock closing price of $51.250 on April 29, 1999 represented 91.8% of the 52-week high price and 130.0% of the 52-week low price.

    COMPARABLE COMPANY ANALYSIS. DLJ compared selected operating and stock market results of Firstar and Mercantile to publicly available information for peer companies that DLJ selected and deemed to be relevant. The Firstar peer group, which included selected commercial banks with an estimated forward price-to-earnings ratio greater than 20x and a market capitalization greater than $5 billion as of April 29, 1999, consisted of:

    - State Street Corporation

    - Fifth Third Bancorp

    - Synovus Financial Corp.

    - Northern Trust Corporation

    - Zions Bancorporation

    - Bank of New York Company, Inc.

    - Marshall & Ilsley Corporation

    - First Tennessee National Corporation

    - Old Kent Financial Corporation

    - Mellon Bank Corporation

    The Mercantile peer group, which included selected commercial banks with comparable business lines and market capitalization to Mercantile consisted of:

    - KeyCorp

    - BB&T Corporation

    - Comerica Incorporated

    - Regions Financial Corporation

    - Summit Bancorp

    - SouthTrust Corporation

    - Union Planters Corporation

    - AmSouth Bancorporation

    - Zions Bancorp

    - Old Kent Financial Corp.

    - Huntington Bancshares Incorporated

    In addition, DLJ analyzed Firstar and Mercantile compared to their peer group, the S&P 500 and a further regional bank peer group on the following bases:

    - relative stock price performance for the one-year and three-year periods ended April 28, 1999

    - one-year and three-year relative forward price-to-earnings performance

    - total return for the year-to-date, one-year, three-year and five-year periods

    - a valuation analysis of Firstar and Mercantile compared with the low, median and high multiples of the peer groups discussed above.

    The regional peer group consisted of:

    - U.S. Bancorp

    - National City Corporation

    - SunTrust Banks, Inc.

    - Mellon Bank Corporation

    - Fifth Third Bancorp

    - Wachovia Corporation

    - PNC Bank Corp.

    - KeyCorp

    - BB&T Corporation

    - Comerica Incorporated

    - Regions Financial Corporation

    - Marshall & Ilsley Corporation

    - Summit Bancorp

    - Huntington Bancshares Incorporated
    - SouthTrust Corporation
    - Union Planters Corporation

    - AmSouth Bancorporation

    - First Tennessee National Corporation

    - Zions Bancorporation

    - Old Kent Financial Corporation

    The following table compares selected information derived by DLJ for Firstar, Mercantile, the median of the Firstar peer group, the median of the Mercantile peer group and the median of the regional peer group:

                                                                                  PRICING MULTIPLES
                                                                            ------------------------------
                                                               FORWARD       FORWARD CASH                     TANGIBLE
                                                           PRICE/EARNINGS   PRICE/EARNINGS    BOOK VALUE     BOOK VALUE
                                                           ---------------  ---------------  -------------  -------------
Firstar..................................................         26.1x            24.5x           5.67x          6.78x
Mercantile...............................................         16.3x            14.6x           2.61x          3.46x
Firstar Peer Group Median................................         23.5x            22.4x           5.49x          6.22x
Mercantile Peer Group Median.............................         15.3x            14.6x           3.44x          4.01x
Regional Peer Group Median...............................         17.3x            16.2x           3.53x          4.29x

                                                                             OPERATING STATISTICS
                                                                       --------------------------------
                                                                        NORMALIZED
                                                         NORMALIZED      RETURN ON
                                                          RETURN ON       COMMON
                                                           ASSETS         EQUITY      EFFICIENCY RATIO    FEE BASED RATIO
                                                        -------------  -------------  -----------------  -----------------
Firstar...............................................         1.67%         17.99%            51.1%              37.2%
Mercantile............................................         1.23%         14.10%            51.7%              30.0%
Firstar Peer Group Median.............................         1.41%         20.28%            60.9%              54.0%
Mercantile Peer Group Median..........................         1.32%         17.27%            56.0%              28.9%
Regional Peer Group Median............................         1.41%         18.32%            56.1%              35.5%

    DISCOUNTED DIVIDEND ANALYSIS. DLJ performed a discounted dividend analysis to estimate a range of present values per share of Mercantile common stock and Firstar common stock assuming each entity continued to operate as a stand-alone entity. DLJ also performed a further pro forma analysis to estimate the range of present values per share of Firstar common stock based on the pro forma combined company. Analyses were conducted with and without applying the cost savings estimated by management. These ranges were determined by adding the present value of the estimated future dividend stream that each entity could generate through December 31, 2004 and the present value of the "terminal value" of each entities' common stock at December 31, 2004.

    DLJ determined the range of present values per share of Mercantile and Firstar common stock using the terminal year multiples and discount rates that DLJ viewed as appropriate for companies with their risk characteristics. DLJ used I/B/E/S earnings estimates for 1999 and 2000. For periods after 2000, earnings were grown at I/B/E/S's estimated long-term growth rate, adjusted to reflect an assumed constant ratio of tangible common equity to assets as DLJ viewed appropriate. Based on these assumptions, the stand-alone present value of the Mercantile common stock ranged from $39.14 to

$57.00 per share and, using management assumptions provided to DLJ as it prepared its analyses with respect to merger cost savings (including the phase-in period for achieving these cost savings) and regulatory required divestitures, ranged from $43.88 to $64.67 per share. The stand-alone present value of Firstar common stock ranged from $30.72 to $42.62 per share and, using management assumptions provided to DLJ as it prepared its analyses with respect to merger cost savings (including the phase-in period for achieving these cost savings) and regulatory required divestitures, ranged from $31.89 to $44.16 per share. These ranges of present values for Firstar common stock implied values per share of Mercantile common stock, based on the exchange ratio, of $64.24 to $89.11 per share (excluding cost savings) and $66.69 to $92.35 per share (including cost savings).

    The discounted dividend analyses do not necessarily indicate actual values or actual future results. They do not purport to reflect the prices at which any securities may trade at the present time or at any time in the future. Dividend discount analysis is a widely used valuation method, but the results of this method are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, multiples to terminal stock prices and discount rates.

    COMPARABLE TRANSACTIONS ANALYSIS. DLJ analyzed publicly available financial, operating and stock market information for the merger and for ten selected comparable domestic commercial bank merger transactions greater than $5 billion in transaction value. DLJ divided these transactions into the following three groups:

    - IN-MARKET TRANSACTION. In-market transactions are transactions between banks operating primarily in the same market. The transaction in this group was NationsBank Corporation/Barnett Banks Inc.

    - PARTIAL-MARKET TRANSACTIONS. These are transactions between banks whose operations overlap in some, but not all, markets. The transactions in this group were:

       - First Union Corporation/CoreStates Financial Corp., Inc.

       - Fleet Financial Group, Inc./BankBoston Corp.

       - Wells Fargo & Company/First Interstate Bancorp

    - OUT-OF-MARKET TRANSACTIONS. These are transactions between merger partners operating primarily in different markets. The transactions in this group were:

       - SunTrust Banks Inc./Crestar Financial Corporation

       - NationsBank Corporation/Boatmen's Bancshares, Inc.

       - First Bank System, Inc./U.S. Bancorp

       - Star Banc Corporation/Firstar Corporation

       - National City Corporation/First of America Bank Corporation

       - First Union Corporation/First Fidelity Bancorporation

    In each case, the shareholders of the second-named company (comparable to Mercantile in the merger) received stock of the first-named company (comparable to Firstar in the merger) in the transaction. The following table compares information derived by DLJ about the merger and these selected transactions:

                                                                                  SELECTED TRANSACTION
                                                                                 -----------------------
                                                                                   RANGE       MEDIAN      THE MERGER
                                                                                 ----------  -----------  -------------
IN-MARKET TRANSACTION
Implied premium of offer price to market price on last trading day prior to
  announcement.................................................................     N/A            37.2%         28.8%
Ratio of implied offer price to:
    Book value per share.......................................................     N/A            4.05x         3.36x
    Tangible book value per share..............................................     N/A            5.96x         4.46x
    Latest 12 months earnings per share........................................     N/A            24.9x         24.0x
    Forward 12 months earnings per share.......................................     N/A            22.0x         21.0x
PARTIAL-MARKET TRANSACTIONS
Implied premium of offer price to market price on last trading day prior to
  announcement.................................................................   12.9-25.9%       17.2%         28.8%
Ratio of implied offer price to:
    Book value per share.......................................................   2.88-5.39x       3.25x         3.36x
    Tangible book value per share..............................................   3.61-5.95x       3.88x         4.46x
    Latest 12 months earnings per share........................................   12.5-22.1x       18.5x         24.0x
    Forward 12 months earnings per share.......................................   12.0-20.5x       16.7x         21.0x
OUT-OF-MARKET TRANSACTIONS
Implied premium (discount) of offer price to market price on last trading day
  prior to announcement........................................................   22.4-40.4%       31.6%         28.8%
Ratio of implied offer price to:
    Book value per share.......................................................   1.97-4.27x       3.62x         3.36x
    Tangible book value per share..............................................   2.74-4.70x       4.14x         4.46x
    Latest 12 months earnings per share........................................   12.4-28.5x       21.2x         24.0x
    Forward 12 months earnings per share.......................................   11.0-25.8x       19.7x         21.0x

    In addition, DLJ calculated median values for all of these transactions taken together as a group and compared this information to the merger:

                                                                                         MEDIAN OF ALL
                                                                                           PRECEDENT
                                                                                         TRANSACTIONS     THE MERGER
                                                                                        ---------------  -------------
Implied premium of offer price to market price on last trading day prior to
  announcement........................................................................          29.2%           28.8%
Ratio of implied offer price to:
    Book value per share..............................................................          3.62x           3.36x
    Tangible book value per share.....................................................          4.14x           4.46x
    Latest 12 months earnings per share...............................................          20.3x           24.0x
    Forward 12 months earnings per share..............................................          18.9x           21.0x

    CONTRIBUTION ANALYSIS. DLJ computed the contributions of Mercantile and Firstar to various elements of the combined company's income statement, balance sheet and market capitalization, excluding estimated cost savings. Projected earnings were based on I/B/E/S earnings estimates and long-term growth rates. The following table compares the pro forma ownership of Mercantile and

Firstar shareholders in the combined company based upon the exchange ratio with each company's respective contribution to each element of this analysis:

                                                                               PRO FORMA
                                                                             OWNERSHIP OF         PRO FORMA OWNERSHIP
                                                                         FIRSTAR SHAREHOLDERS        OF MERCANTILE
                                                                            IN THE COMBINED       SHAREHOLDERS IN THE
                                                                                COMPANY            COMBINED COMPANY
                                                                         ---------------------  -----------------------
Implied pro forma ownership............................................             66.3%                   33.7%

                                                                         FIRSTAR CONTRIBUTION         MERCANTILE
                                                                              TO COMBINED           CONTRIBUTION TO
                                                                                COMPANY            COMBINED COMPANY
                                                                         ---------------------  -----------------------
Income Statement
12 months normalized net income at March 31, 1999......................             58.5%                   41.5%
Estimated 1999 net income..............................................             61.2%                   38.8%
Balance Sheet as of 3/31/99
  Total loans..........................................................             55.0%                   45.0%
  Total assets.........................................................             51.6%                   48.4%
  Total deposits.......................................................             53.0%                   47.0%
  Tangible common equity...............................................             52.6%                   47.4%
  Common equity........................................................             54.3%                   45.7%
  Total tangible equity................................................             52.6%                   47.4%
  Total equity.........................................................             54.3%                   45.7%
Market Capitalization based on:
  4/29/99 closing price................................................             71.8%                   28.2%
  1-month average of closing prices ending 4/29/99.....................             73.1%                   26.9%
  3-month average of closing prices ending 4/29/99.....................             72.6%                   27.4%
  6-month average of closing prices ending 4/29/99.....................             71.6%                   28.4%
  1-year average of closing prices ending 4/29/99......................             68.3%                   31.7%

    HISTORICAL EXCHANGE RATIO ANALYSIS. DLJ calculated the ratio of the closing price per share of Mercantile common stock to the closing price per share of Firstar common stock for each trading day in the period from April 29, 1998 to April 29, 1999 and compared those ratios with the exchange ratio. The results of this calculation showed an average six-month stock price ratio of 1.644 and an average one-year stock price ratio of 1.968 compared to the exchange ratio, 2.091, based on I/B/E/S estimates. DLJ also calculated the ratio of the multiple of Mercantile's stock price to forward 12-months earnings per share to the multiple of Firstar's stock price to forward 12-months earnings per share, based on I/B/E/S estimates, over the same period. The results of this calculation showed an average six-month ratio of 0.618 and an average one-year ratio of
0.702 compared to the ratio of 0.805 implied by the exchange ratio.

    In connection with giving the DLJ Opinion dated as of the date of this document, DLJ performed procedures to update the analyses described above as it deemed appropriate and reviewed the current assumptions on which these analyses were based and the factors considered by DLJ in performing those analyses.

    The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore it is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses summarized above, without considering these analyses as a whole, could create an incomplete view of the processes underlying DLJ's opinions. In arriving at its fairness determinations, DLJ considered the results of all those analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead, DLJ made its determinations as to fairness on the basis of its experience and professional judgment after considering the results of all those analyses. In addition, in performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. No company or transaction used in the above analyses as a comparison is directly comparable to Mercantile or Firstar or the merger. The analyses were prepared solely for purposes of DLJ providing its opinions to the Mercantile board as to the fairness of the exchange ratio from a financial point of view and do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based on forecasts of future results do not necessarily indicate actual future results, which may be significantly more or less favorable than suggested by those analyses. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Mercantile, Firstar, DLJ or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, DLJ's April 30, 1999 opinion to the Mercantile board was among many factors taken into consideration by the Mercantile board in making its determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the Mercantile board's or Mercantile management's opinion with respect to the value of Mercantile or a combination of Mercantile and Firstar, or of whether the Mercantile board or Mercantile management would have been willing to agree to a different exchange ratio. Mercantile placed no limits on the scope of the analysis performed, or opinion expressed, by DLJ.

THE MERGER

    Subject to the terms and conditions of the merger agreement and in accordance with Wisconsin and Missouri law, at the effective time, Mercantile will merge into Firstar. Firstar will be the surviving corporation and will continue its corporate existence under the laws of Wisconsin. When the merger is effective, the separate corporate existence of Mercantile will terminate. The articles of incorporation of Firstar will be the articles of incorporation of the combined company, and the by-laws of Firstar will be the by-laws of the combined company, except that the combined company's articles of incorporation will authorize it to issue up to 2,000,000,000 shares of Firstar common stock, instead of the 800,000,000 authorized under the current Firstar articles of incorporation.

CONVERSION OF STOCK; TREATMENT OF OPTIONS

    MERCANTILE COMMON STOCK. At the effective time, each share of Mercantile common stock outstanding, together with the attached Mercantile Shareholder Right, will be converted into the right to receive 2.091 shares of Firstar common stock, together with the same number of attached Firstar Shareholder Rights. The exchange ratio is subject to customary adjustments to preserve the relative value of the consideration Mercantile shareholders are to receive in the event of stock splits, reverse stock splits or the like before the merger is completed as described below under "--Antidilution Adjustments." Because the exchange ratio is fixed and because the market price of Firstar common stock will fluctuate, the value of the shares of Firstar common stock that Mercantile shareholders will receive in the merger may increase or decrease, both before and after the merger.

    Some shares of Mercantile common stock will not be converted in the merger. These include shares as to which Mercantile shareholders demand appraisal rights in compliance with Missouri law. See "Dissenters' Appraisal Rights." They also include shares held by Firstar or Mercantile or any of our wholly-owned subsidiaries (except for shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("TRUST ACCOUNT SHARES") or shares held by Firstar or Mercantile or any of our subsidiaries in respect of a debt previously contracted ("DPC SHARES")). Each outstanding share of Mercantile common stock owned by

Firstar, Mercantile or any of our wholly-owned subsidiaries (other than Trust Account Shares or DPC Shares) will be canceled at the effective time and will cease to exist. No Firstar common stock or other consideration will be delivered in exchange for these shares. All shares of Firstar common stock that are owned by Mercantile or any of its wholly-owned subsidiaries (other than Trust Account Shares and DPC Shares) will become authorized but unissued shares of the surviving corporation's common stock.

    All other shares of Firstar common stock issued and outstanding immediately before the effective time will remain issued and outstanding immediately after completion of the merger as shares of common stock of the surviving corporation. They will not be affected by the merger.

    MERCANTILE STOCK OPTIONS. Each option to acquire Mercantile common stock granted under Mercantile's stock option and incentive plans (the "MERCANTILE STOCK PLANS") outstanding and unexercised immediately prior to the effective time will be converted automatically at the effective time into a stock option to purchase Firstar common stock, with the following adjustments:

    - the number of shares of Firstar common stock subject to the new option will be equal to the product of the number of shares of Mercantile common stock subject to the original option and the exchange ratio

    - the exercise price per share of Firstar common stock subject to the new option will be equal to the exercise price under the original option divided by the exchange ratio

    The duration and other terms of each new Firstar option will be substantially the same as the original Mercantile option, except that all references to Mercantile will be deemed to be references to Firstar. In any event, options that are incentive stock options under the U.S. tax code will be adjusted in the manner prescribed by the U.S. tax code.

    ANTIDILUTION ADJUSTMENTS. If, before the effective time, the outstanding shares of Mercantile common stock or Firstar common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

    EXCHANGE PROCEDURES. At or prior to the effective time, Firstar will deposit with Firstar Bank Milwaukee, N.A., or another bank or trust company reasonably acceptable to each of us (the "EXCHANGE AGENT"), for the benefit of Mercantile shareholders, certificates representing the shares of Firstar common stock and cash in lieu of any fractional shares to be issued under the merger agreement in exchange for outstanding shares of Mercantile common stock. We refer to the fund into which Firstar deposits the certificates and cash, together with any dividends or distributions on the fund, as the "EXCHANGE FUND."

    Within five business days after the date of the effective time, the exchange agent will mail a transmittal letter to Mercantile shareholders. The form of transmittal letter will contain instructions about the surrender of Mercantile common stock certificates for Firstar common stock certificates and any cash in lieu of fractional shares.

    MERCANTILE COMMON STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. THEY SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE A TRANSMITTAL LETTER FOLLOWING THE EFFECTIVE TIME.

    After the effective time, you will not be paid dividends or other distributions declared on the Firstar common stock into which your Mercantile common stock has been converted until you surrender Mercantile common stock certificates for exchange. When you surrender your Mercantile certificates, Firstar will pay you any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Mercantile of shares of Mercantile common stock issued and outstanding immediately prior to the effective time. If Mercantile common stock certificates are presented for transfer after the effective time, they will be canceled and exchanged for certificates representing the applicable number of shares of Firstar common stock. Any Mercantile shareholder that requests that Firstar common stock certificates be issued in a name other than that in which the certificate being surrendered is registered will have to pay transfer taxes to the exchange agent in advance.

    NO FRACTIONAL SHARES WILL BE ISSUED. The exchange agent will not issue fractional shares of Firstar common stock to you in the merger. Accordingly, there will be no dividends or voting rights with respect to any fractional shares. For each fractional share that would otherwise be issued, the exchange agent will pay cash in an amount equal to the fraction of a whole share that would otherwise have been issued, multiplied by the closing sale price of Firstar common stock on the NYSE on the trading day immediately preceding the date of the effective time. No interest will be paid or accrued on the cash in lieu of fractional shares.

    None of Firstar, Mercantile or any other person will be liable to any former Mercantile shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

    LOST, STOLEN OR DESTROYED MERCANTILE COMMON STOCK CERTIFICATES. If you've lost a certificate representing Mercantile common stock, or it has been stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement on receipt of appropriate evidence of the loss, theft or destruction and appropriate evidence that you own the certificate. The exchange agent will also require you to post bond in an amount as Firstar may determine is necessary to protect against any claim that may be made against Firstar about ownership of the lost certificate.

    NO ACTION BY FIRSTAR SHAREHOLDERS REQUIRED. Firstar shareholders will not be required to exchange certificates representing their shares of Firstar common stock or otherwise take any action as a result of the completion of the merger. YOU DO NOT NEED TO SUBMIT SHARE CERTIFICATES FOR FIRSTAR COMMON STOCK TO FIRSTAR, MERCANTILE, THE EXCHANGE AGENT OR TO ANY OTHER PERSON IN CONNECTION WITH THE MERGER.

    For a description of the Firstar common stock and a description of the differences between the rights of Mercantile shareholders and Firstar shareholders, see "Firstar Capital Stock" and "Comparison of Rights of Firstar Shareholders and Mercantile Shareholders."

EFFECTIVE TIME

    The "EFFECTIVE TIME" will be the time set forth in the articles of merger that we will file with the Wisconsin Department of Financial Institutions and with the Secretary of State of the State of Missouri on the closing date of the merger. We will close the merger on a date on which each of us agrees, but in any case no later than five business days after the satisfaction or waiver (where waiver is legally permissible) of the last remaining condition to the merger, unless extended by our mutual agreement. See "--Conditions to Consummation of the Merger."

    We anticipate that we will complete the merger during the fiscal quarter ending December 31, 1999. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals. There can be no assurances as to if or when these approvals will be obtained or that the merger will be consummated. If we don't complete the merger by April 30, 2000, either of us may terminate the merger agreement, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements in the merger agreement. See "--Conditions to Consummation of the Merger" and "--Regulatory Approvals Required for the Merger."

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties of Firstar, on the one hand, and Mercantile, on the other, as to, among other things:

    - the corporate organization and existence of each party and its subsidiaries

    - the capitalization of each party and its subsidiaries

    - the corporate power and authority of each party

    - the compliance of the merger agreement with:

       - the certificate of incorporation and by-laws of each party

       - applicable law

       - material agreements, instruments or obligations

    - governmental approvals

    - the timely filing of required regulatory reports

    - each party's financial statements and filings with the SEC

    - each party's broker's fees

    - the absence of material changes in each party's business since December 31, 1998

    - the absence of material legal proceedings and injunctions

    - the filing and accuracy of each party's tax returns

    - each party's employee benefit plans and related matters

    - the availability and accuracy of each party's reports and filings with the SEC

    - each party's compliance with applicable law, including the proper administration of all accounts for which each party is a fiduciary

    - the validity of, and the absence of material defaults under, various contracts

    - agreements between each party and regulatory agencies

    - the use of derivative instruments such as swaps and options

    - the absence of undisclosed liabilities

    - insurance

    - the absence of environmental liabilities

    - the inapplicability to the merger of state anti-takeover laws, anti-takeover provisions in our charters and our shareholder rights plans

    - each party's "Year 2000" risk management plan

    - the tax and accounting treatment of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    Under the merger agreement, prior to the effective time, each of us has agreed to, and to cause our subsidiaries to:

    - conduct its business in the ordinary course

    - use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and

    - take no action that would adversely affect or delay the ability of either of us to obtain the necessary approvals of any regulatory agency or other governmental entity or to perform its covenants and agreements under the merger agreement or the Option Agreements, or to consummate the transactions they contemplate.

    In addition, except as expressly contemplated by the merger agreement or as disclosed prior to signing the merger agreement, or as contemplated by the Option Agreements, each of us has agreed that, without the consent of the other party, we and our subsidiaries will not, among other things:

    - in the case of Mercantile, other than in the ordinary course of business, incur any indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of Mercantile or any of its subsidiaries to Mercantile or any of its subsidiaries; assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; or make any loan or advance

    - in the case of Mercantile, adjust, split, combine or reclassify any of our capital stock

    - make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except:

       - in the case of Mercantile, for regular quarterly cash dividends on Mercantile common stock at a rate not in excess of $0.34 per share of Mercantile common stock

       - in the case of Firstar, for regular quarterly cash dividends at a rate not in excess of $0.30 per share of Firstar common stock

       - for dividends paid by any of the subsidiaries of each of Firstar and Mercantile to Firstar or Mercantile or any of their subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any subsidiaries (whether or not wholly owned) of each of Mercantile and Firstar

    - in the case of Mercantile, grant any stock appreciation rights or grant any right to acquire any shares of its capital stock other than under the Mercantile Rights Agreement

    - in the case of Mercantile, issue any additional shares of capital stock except:

       - the exercise of stock options outstanding as of the date of the merger agreement

       - under the Mercantile Option Agreement

       - under the Mercantile Rights Agreement

    - in the case of Mercantile, sell, transfer, mortgage, encumber or otherwise dispose of any material part of its business or any of its properties or assets to any individual, corporation or other entity other than a subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or under contracts or agreements in force at the date of the merger agreement

    - in the case of Mercantile, except for transactions in the ordinary course of business or under contracts or agreements in force at the date of or permitted by the merger agreement, make any material investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets, in any other individual, corporation or other entity other than a subsidiary of that corporation or entity

    - in the case of Mercantile, except for transactions in the ordinary course of business, terminate, or waive any material provision of, any of its material contracts or agreements, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms

    - in the case of Mercantile, increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation

    - solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the merger agreement (and each party has discontinued any such negotiations or discussions initiated prior to the date of the merger agreement, and will promptly notify the other of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of these matters)

    - in the case of Mercantile, settle any material claim, action or proceeding involving money damages, except in the ordinary course of business

    - knowingly take any action that would prevent or impede the merger from qualifying for "pooling of interests" accounting treatment or as a reorganization within the meaning of Section 368(a) of the U.S. tax code

    - amend its articles of incorporation or its by-laws

    - in the case of Mercantile, other than in prior consultation with Firstar, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported

    - take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue in any material respect at any time prior to the effective time, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law

    - implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. GAAP or regulatory guidelines, or

    - agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions listed above.

OTHER AGREEMENTS

    In addition to the agreements about the conduct of our businesses we've described above, we have also agreed in the merger agreement to take several other actions:

    - We agreed to cooperate with each other and to use our reasonable best efforts to promptly prepare and file all necessary documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the merger.

    - We each agreed, upon request, to furnish the other all information concerning themselves and their subsidiaries, directors, officers and shareholders and other matters as may be necessary or advisable in connection with this document, or any other filing necessary in connection with the merger.

    - We agreed to use our reasonable best efforts to take all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on either of us or our subsidiaries relating to the merger and to consummate the merger.

    - Firstar agreed to cause the shares of Firstar common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time.

    - Each of us has agreed to give the other access to all of our properties, books, contracts, commitments and records and to provide information about our businesses, properties and personnel and to keep each other's information confidential, subject to the restrictions and for the purposes set forth in the merger agreement.

    Also, we have agreed on the following points concerning employee benefit plans:

    - We agreed that the employee benefit plans in place at the effective time covering employees of Firstar and Mercantile will remain in effect for these employees until the combined company adopts the new benefit plans covering employees of the combined company.

    - We will cooperate in reviewing, evaluating and analyzing the Firstar employee benefit plans and the Mercantile employee benefit plans in order to develop appropriate new benefit plans.

    - After the merger is completed, Firstar will recognize prior service with Mercantile or its subsidiaries of each employee of Mercantile or any of its subsidiaries (the "MERCANTILE EMPLOYEES") for the purposes of Firstar employee benefit plans in which Mercantile Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits, but not for purposes of benefit accruals under any defined benefit pension plan.

    - After the merger is completed, Firstar will waive any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Firstar for Mercantile Employees and their eligible dependents.

    - After the merger is completed, Firstar will give each Mercantile Employee credit for the plan year in which the merger is completed towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to completion of the merger.

CONDITIONS TO COMPLETION OF THE MERGER

    Firstar's and Mercantile's obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time:

    - the merger agreement and the transactions it contemplates will have been duly approved by Firstar shareholders and Mercantile shareholders

    - the shares of Firstar common stock that are to be issued upon completion of the merger will have been authorized for listing on the NYSE, subject to official notice of issuance

    - all regulatory approvals required to consummate the merger will have been obtained and will remain in full force and effect and any statutory waiting periods required by law will have expired

    - the registration statement of which this document forms a part will have become effective, no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and no proceedings for that purpose will have been initiated or threatened by the SEC

    - no order, injunction or decree issued by any court or agency with jurisdiction, or other legal restraint or prohibition, preventing completion of the merger will be in effect

    - no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any governmental entity that materially restricts or makes illegal completion of the merger

    - each of us will have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to us, dated as of the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each of these opinions that are consistent with the state of facts existing at the effective time:

       - the merger will constitute a reorganization under Section 368(a) of the U.S. tax code

       - Firstar and Mercantile will each be a party to the reorganization under
         Section 368(b) of the U.S. tax code

       - no gain or loss will be recognized by Firstar or Mercantile as a result of the merger

       - no gain or loss will be recognized by Mercantile shareholders who exchange all of their Mercantile common stock solely for Firstar common stock in the merger (except with respect to cash received in lieu of a fractional share interest in Firstar common stock)

    - each of us will have received a letter from our independent accountants to the effect that the merger will qualify for "pooling of interests" accounting treatment

    - the representations and warranties of the other party to the merger agreement will be true and correct in all material respects as of the date of the merger agreement and (except to the extent that the representations and warranties speak as of an earlier date) as of the closing date as though made on the closing date, except that for purposes of this condition, these representations and warranties (except for each party's representations and warranties as to its capitalization, as to the absence of any material adverse effect since December 31, 1998 and the absence of undisclosed liabilities that would have a material adverse effect) will be deemed to be true and correct unless the failure of these representations and warranties to be so true and correct, individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in the representations and warranties, would have a material adverse effect on the other party

    - the other party to the merger agreement will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

    The merger agreement defines "material adverse effect" as a material adverse effect on

    - the business, operations, results of operations or financial condition of Mercantile, Firstar or the surviving corporation (as the case may be) and its Subsidiaries, taken as a whole, or

    - the ability of Mercantile, Firstar or the surviving corporation (as the case may be) to complete in a timely manner the transactions contemplated by the merger agreement.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

    We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to consummate the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "REQUISITE REGULATORY APPROVALS." These include approval from the Board of Governors of the Federal Reserve System and various state regulatory authorities. We intend to complete the filing of applications and notifications to obtain the Requisite Regulatory Approvals promptly after the date of this document. The merger cannot proceed in the absence of the Requisite Regulatory Approvals. We cannot assure you that the Requisite Regulatory Approvals will be obtained, and, if obtained, we cannot assure you as to the date of any of these approvals or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

    We are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

    FEDERAL RESERVE BOARD. The merger is subject to approval by the Board of Governors of the Federal Reserve System under Sections 3 and 4 of the federal Bank Holding Company Act and Section 25(a) of the Federal Reserve Act. Firstar will promptly file the required application and notifications with the Federal Reserve Board for approval of the merger. Assuming Federal Reserve Board approval, the merger may not be consummated for 30 days, during which time the DOJ may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the DOJ, the waiting period may be reduced to no less than 15 days.

    The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of our companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider the regulatory status of Firstar and Mercantile, our progress in achieving Year 2000 computer compliance and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations issued under that statute.

    Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account our records of performance in meeting the credit needs of our entire communities, including low- and moderate-income neighborhoods, served by our companies. Each of our banking subsidiaries has received either an outstanding or a satisfactory CRA rating from its federal regulator.

    The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within this 30-day period. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the application submitted by Firstar for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

    If the DOJ were to commence an antitrust action, that action would stay the effectiveness of Federal Reserve Board approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger's competitive effects. In particular, the DOJ may focus on the impact of the merger on competition for loans and other financial services to small and middle market businesses. Failure of the DOJ to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

    Our rights to exercise our options under the Option Agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of these options would result in one of us owning more than 5% of the outstanding shares of common stock of the other. Each of us

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
has filed or intends to file the required application and notifications with the Federal Reserve Board for approval of the exercise of its option under the relevant Option Agreement. In considering whether to approve either company's right to exercise its option, including its right to purchase more than 5% of the outstanding shares of the other company's common stock, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the merger.

    STATE REGULATORY AUTHORITIES. Applications or notifications have been filed with various state financial institution regulatory authorities in connection with acquisitions or changes in control of subsidiaries of Mercantile that may be deemed to result from the consummation of the merger. In addition, the merger may be reviewed by the attorneys general in the various states in which Firstar and Mercantile own banking subsidiaries. These authorities may be empowered under the applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material anticipated U.S. federal income tax consequences of the merger to Mercantile shareholders who hold Mercantile common stock as a capital asset. The summary is based on the U.S. tax code, regulations of the U.S. Treasury Department under the U.S. tax code, administrative rulings and court decisions, in each case as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger. In particular, this summary may not address U.S. federal income tax considerations applicable to you if you are a Mercantile shareholder subject to special treatment under U.S. federal income tax law, including, for example:

          - foreign persons             - holders who acquired their
          - financial institutions      shares of Mercantile common
          - dealers in securities       stock through exercise of an
          - insurance companies         employee stock option or right,
          - tax-exempt entities         or otherwise as compensation
                                        - holders who hold Mercantile
                                        common stock as part of a
                                        hedge, straddle or conversion
                                        transaction

    In addition, we do not provide any information in this document about the tax consequences of the merger under applicable foreign, state or local laws.

    IF YOU ARE A MERCANTILE SHAREHOLDER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISORS ABOUT THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE OR LOCAL, OR FOREIGN AND OTHER TAX LAWS.

    In connection with the filing of the registration statement containing this document with the SEC, the law firm of Wachtell, Lipton, Rosen & Katz has delivered an opinion, dated the date of this document, addressing the U.S. federal income tax consequences of the merger described below. That opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. In rendering this opinion, Wachtell, Lipton, Rosen & Katz required and relied upon factual representations contained in certificates of officers of Firstar and Mercantile. The opinion is to the effect that, for U.S. federal income tax purposes:

    - the merger will constitute a reorganization within the meaning of Section 368(a) of the U.S. tax code

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
    - Firstar and Mercantile will each be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code

    - neither Firstar nor Mercantile will recognize any gain or loss as a result of the merger

    - Mercantile shareholders who exchange all of their Mercantile common stock solely for Firstar common stock in connection with the merger will recognize no gain or loss on that exchange (except with respect to cash received in lieu of a fractional share interest in Firstar common stock).

    None of the tax opinions to be delivered to the parties in connection with the merger as described in this document are binding on the Internal Revenue Service or the courts, and we do not intend to request a ruling from the IRS with respect to the merger.

    Cash that you receive in lieu of a fractional share interest in Firstar common stock will be treated as received in redemption of the fractional share interest, and in most cases you should recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Mercantile common stock allocable to the fractional share interest. This capital gain or loss would be a long-term capital gain or loss if the holding period for the share of Firstar common stock is greater than one year at the effective time. The holding period of a share of Firstar common stock received in the merger (including a fractional share interest deemed received and redeemed as described above) will include the holding period in the Mercantile common stock surrendered in exchange for the Firstar common stock.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Payments related to Mercantile common stock may be subject to information reporting to the IRS and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you, or another payee, if you or the payee completes and signs the substitute Form W-9 that we will include as part of the transmittal letter, or otherwise proves to Firstar and the exchange agent that you or the payee is exempt from backup withholding.

ACCOUNTING TREATMENT

    We anticipate that we will account for the merger as a "pooling of interests" transaction under U.S. GAAP. Under this method of accounting, Mercantile shareholders and Firstar shareholders will be deemed to have combined your existing voting common stock interests by virtue of the exchange of shares of Mercantile common stock for shares of Firstar common stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of each of Firstar and Mercantile, as reported on our consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company. No goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both our companies for the entire fiscal year in which the merger occurs.

    It is a condition to each of our obligations to consummate the merger that we each receive an opinion from our independent accountants to the effect that the merger will be accounted for as a "pooling of interests." See "--Conditions to Consummation of the Merger."

    We have prepared the unaudited pro forma financial information contained in this document using the "pooling of interests" accounting method to account for the merger. See "Summary--Unaudited Comparative Per Share Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

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
TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the effective time, whether before or after approval by Firstar shareholders and Mercantile shareholders:

    - MUTUAL CONSENT--by our mutual consent, if each of our boards so determines by a vote of a majority of the members of the entire board

    - LEGAL IMPEDIMENT--by either of our boards if

       - any governmental entity that must grant a Requisite Regulatory Approval has denied approval of the merger and this denial has become final and non-appealable

       - any governmental entity with jurisdiction has issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement or

       - any shareholder approval required by the merger agreement is not obtained

    - DELAY--by either of our boards if the merger is not completed on or before the first anniversary of the date of the merger agreement, unless the delay is caused by the failure of the party seeking to terminate the merger agreement to perform its obligations in the merger agreement

    - BREACH--by either of our boards (if the terminating party is not in material breach of the merger agreement) if there has been a material breach of the merger agreement on the part of the other party which, individually or in the aggregate, would constitute, if occurring or continuing on the closing date, the failure of the conditions described in either of the last two paragraphs under "--Conditions to Consummation of the Merger," and that is not cured within 45 days following written notice to the party committing the breach or that, by its nature, cannot be cured prior to the closing date.

    Whether or not we complete the merger, all fees and expenses we incur in connection with the merger will be paid by the party incurring the expenses. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by each of us.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    EXTENSION AND WAIVER. At any time before the effective time, either of us, by action taken or authorized by our board, may, to the extent legally allowed:

    - extend the time for the other to perform any of its obligations or other acts

    - waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document delivered under the merger agreement

    - waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

    However, after Firstar or Mercantile shareholders approve the merger agreement, there may not be, without further approval of these shareholders, any extension or waiver of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Mercantile shareholders, other than as contemplated by the merger agreement.

    AMENDMENT. Subject to compliance with applicable law, we may amend the merger agreement by action taken or authorized by both of our boards at any time before or after Firstar shareholders or Mercantile shareholders approve the merger agreement, except that after the Firstar shareholders or Mercantile shareholders have given their approval, there may not be, without further approval of these

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
shareholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the Mercantile shareholders, other than as contemplated by the merger agreement.

STOCK EXCHANGE LISTING

    Firstar has agreed to cause the shares of Firstar common stock to be issued in the merger to be approved for listing on the NYSE. Mercantile's obligation to consummate the merger is conditioned on the shares of Firstar common stock being authorized for listing on the NYSE, subject to official notice of issuance. DIVIDENDS

    We will coordinate the declaration and payment of regular quarterly cash dividends on Firstar common stock and Mercantile common stock with the intent that you will not receive two dividends for a single quarter, or fail to receive one dividend, that you would otherwise receive in the absence of the merger. Firstar has indicated its intention to increase its quarterly common stock cash dividend to $.1625 after completion of the merger. All dividends on Firstar common stock, whether before or after the merger, are subject to determination by the Firstar board in its discretion.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Some members of Mercantile's and Firstar's management, and the members of the Mercantile board, have interests in the merger that are in addition to the interest as Mercantile or Firstar shareholders they share with you. The Mercantile and Firstar boards were aware of these different interests and considered them, among other matters, in approving the merger agreement and the transactions it contemplates.

    EMPLOYMENT AGREEMENTS WITH FIRSTAR. In connection with entering into the merger agreement, Firstar entered into an employment agreement with Mr. Jacobsen. The agreement has a five year term starting at the completion of the merger. Under the employment agreement, Mr. Jacobsen will:

    - serve as the Chairman of the Board of Firstar and Co-Chairman of the Firstar Board's Executive Committee until the annual meeting of Firstar's shareholders in 2001, and

    -  serve as Chairman Emeritus of Firstar thereafter.

    While Mr. Jacobsen serves as Chairman of the Board of Firstar, he will be entitled to receive a base salary and an annual bonus equal to the base salary and annual bonus paid to Firstar's chief executive officer. Mr. Jacobsen will receive a cash payment of $5 million in partial consideration of his noncompete and confidentiality obligations under the new employment agreement. Mr. Jacobsen will also be granted 300,000 shares of restricted Firstar common stock on completion of the merger and options to acquire 500,000 shares of Firstar common stock on completion of the merger and in calendar year 2000. The restricted stock and the option awards will vest on the fourth anniversary of the completion of the merger or, if earlier, on Mr. Jacobsen's retirement after the 2001 annual shareholders' meeting. Beginning at the 2001 annual shareholders' meeting, Mr. Jacobsen will be paid an annual retirement benefit of $2.5 million, less any benefits payable under Firstar's tax-qualified retirement plan. Should his spouse survive him, she will receive annually 50% of the retirement benefit. The amounts paid under the employment agreement are partially in consideration for Mr. Jacobsen's noncompete and confidentiality obligations, and those portions of these amounts will be determined by an independent appraiser.

    The employment agreement provides that, on a termination of Mr. Jacobsen's employment by Firstar, other than for cause or disability, or by him for good reason, he will be entitled to a payment consisting of:

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
    - a PRO RATA annual bonus through the date of termination, based on the highest annual bonus earned in the three years prior to the termination date, plus

    - the product of (a) the number of months from the date of termination until the 2001 annual shareholders' meeting, divided by 12 and (b) the sum of his base salary and annual bonus (based on the highest annual bonus earned in the three years prior to the termination date).

    Also, if this type of termination of Mr. Jacobsen's employment occurs, the restricted stock and option awards will vest immediately and Mr. Jacobsen and his current spouse will be entitled to receive medical and dental benefits coverage for the remainder of their lives.

    If any amounts payable to Mr. Jacobsen under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. Jacobsen will be in the same after-tax position as if no excise tax under section 4999 had been imposed. However, if these additional payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid to Mr. Jacobsen without requiring payment of the excise tax, no additional payments will be made on account of the excise tax. Instead, the payments otherwise due to Mr. Jacobsen will be reduced as necessary to prevent the application of the excise tax. On completion of the merger, Mr. Jacobsen's employment agreement with Firstar will supersede his current employment agreement with Mercantile described below. See "--Existing Mercantile Severance and Employment Arrangements."

    An employment agreement is in effect between Firstar and Roger L. Fitzsimonds that provides that on Mr. Fitzsimonds' termination of employment other than for cause or disability, or by him for good reason or retirement, he will be entitled to a payment consisting of:

    - a PRO RATA annual bonus through the date of termination, based on his guaranteed annual bonus, plus

    - the product of (a) the number of months from the date of termination until Mr. Fitzsimonds' 62(nd) birthday, divided by 12, and (b) the sum of his base salary and guaranteed annual bonus, plus

    - a payment under his prior Firstar agreement equal to three times the sum of his base salary and target bonus under the annual incentive plan in effect in 1998.

    Also, if this type of termination of Mr. Fitzsimonds' employment occurs, any unvested restricted stock and option awards will vest immediately and he will be entitled to an unreduced retirement under Firstar's qualified and non-qualified retirement plans. If any amounts payable to Mr. Fitzsimonds under the employment agreement or otherwise would be subject to the excise tax under section 4999 of the U.S. tax code, an additional payment will be made so that after the payment of all income and excise taxes, Mr. Fitzsimonds will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

    EXISTING MERCANTILE SEVERANCE AND EMPLOYMENT ARRANGEMENTS. Change of control severance agreements are in effect between Mercantile and a number of its executive officers, including Messrs. Adams, Arnold, Dubinsky and McClure. Also, Mercantile's existing employment agreement with Mr. Jacobsen provides for severance payments on a termination of his employment in connection with a change of control of Mercantile.

    Under the change of control severance agreements, if, during the three-year period following a change of control, the employment of a covered executive is terminated by the employer other than for cause or due to death or disability, or by the covered executive for good reason, the covered executive will be entitled to receive a payment consisting of:

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
    -  a PRO RATA annual bonus, plus

    -  accrued and unpaid vacation pay, plus

    - a special bonus equal to the sum of the covered executive's base salary and the highest annual bonus (as defined in the severance agreements), plus

    - two times the sum of the covered executive's base salary and the highest annual bonus, plus

    - an amount equal to the value of three years' additional service credit under Mercantile's tax-qualified and supplemental retirement plans.

    Under Mr. Jacobsen's existing employment agreement with Mercantile, on a termination of Mr. Jacobsen's employment in connection with a change of control, other than for cause, or by Mr. Jacobsen under the terms of the agreement, he will be entitled to receive a payment consisting of:

    - a PRO RATA highest annual bonus and special bonus amounts (as defined in Mr. Jacobsen's employment agreement), plus

    -  accrued and unpaid vacation pay, plus

    - an amount equal to his base salary and the highest annual bonus through October 31, 2004, plus

    - a supplemental retirement benefit amount calculated to include additional service credit through October 31, 2004 and based on 28 years of service.

    The special bonus is also payable to an executive upon the first anniversary of a change of control, but is not payable twice. If any amounts payable to an executive under the agreements or otherwise would subject the executive to the excise tax under section 4999 of the U.S. tax code, a payment will be made so that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed.

    In addition, on a covered termination following a change of control, each executive will be entitled to continued welfare benefit coverage for three years after the date of termination (in the case of Mr. Jacobsen, through October 31, 2004).

    The transactions contemplated by the merger agreement will constitute a change of control for purposes of the change of control severance agreements and Mr. Jacobsen's employment agreement. For purposes of Mr. Jacobsen's employment agreement with Mercantile, Mr. Jacobsen's employment will be deemed to be terminated upon completion of the merger, and the new employment agreement with Firstar will then supersede his Mercantile employment agreement. See "--Employment Agreements with Firstar."

    MERCANTILE SUPPLEMENTAL RETIREMENT PLAN. Under the Mercantile supplemental retirement plan, on a change of control of Mercantile, participants are fully vested in their benefits under the plan. The transactions provided for by the merger agreement will constitute a change of control for purposes of the supplemental retirement plan.

    MERCANTILE STOCK-BASED RIGHTS. The merger agreement provides that, on completion of the merger, each outstanding and unexercised stock option to purchase shares of Mercantile common stock granted under Mercantile's stock-based plans will no longer represent the right to acquire shares of Mercantile common stock and will become a right to acquire Firstar common stock.

    Under Mercantile's stock-based plans, unvested stock options and stock appreciation rights will become fully vested and exercisable, and all restrictions on restricted stock awards will lapse, on a change of control of Mercantile. The transactions provided for by the merger agreement will constitute a change of control under these plans.

    - The number of unvested Mercantile stock options held by Messrs. Jacobsen, Adams, Arnold, Dubinsky and McClure that will vest in connection with the merger is 416,400, 130,125, 142,425, 111,000 and 145,125, respectively.

    - The number of shares of Mercantile common stock underlying awards of restricted stock held by Messrs. Jacobsen, Adams, Arnold, Dubinsky and McClure that will become freely transferable in connection with the merger is 299,850, 30,000, 40,000, 25,000 and 32,500, respectively.

    - The number of unvested stock options to acquire shares of Mercantile common stock held by the members of the Mercantile Board of Directors that will become fully vested and exercisable as in connection with the merger is 10,000.

    INDEMNIFICATION AND INSURANCE. The merger agreement provides that, after the merger, Firstar will indemnify any person who is a current or former director, officer or employee of Mercantile or its subsidiaries at the completion of the merger. This indemnity covers any claim or proceeding, whether actual or threatened, to which such a person has been made, or has been threatened to be made, a party and that relates the person's service as a director, officer or employee of Mercantile or its subsidiaries or to the merger agreement, the Option Agreements or any of the transactions contemplated by those agreements. Firstar has agreed that, if this type of indemnity is required by the merger agreement, it will indemnify a covered person to the fullest extent permitted by law against any liability or expense the person incurs related to a covered claim or proceeding.

    The merger agreement also provides that Firstar will use its reasonable best effort to cause the persons serving as officers and directors of Mercantile or its subsidiaries immediately before completion of the merger to be covered for at least six years after completion of the merger by Mercantile's directors' and officers' liability insurance policy (or any equivalent substitute for that policy). The policy will cover acts or omissions taking place prior to completion of the merger committed by these officers and directors.

FIRSTAR AND MERCANTILE OPTION AGREEMENTS

    Immediately after the execution of the merger agreement, Firstar and Mercantile entered into a stock option agreement, dated April 30, 1999 (the "FIRSTAR OPTION AGREEMENT"), under which Firstar granted Mercantile an option to purchase Firstar common stock from Firstar under the conditions we describe below. At the same time, Mercantile and Firstar entered into a stock option agreement, dated April 30, 1999 (the "MERCANTILE OPTION AGREEMENT" and, together with the Firstar Option Agreement, the "OPTION AGREEMENTS"), under which Mercantile granted to Firstar an option to purchase Mercantile common stock from Mercantile under the conditions we describe below. Firstar and Mercantile each granted these options to induce the other to enter into the merger agreement.

    The terms and conditions of the Firstar Option Agreement and the Mercantile Option Agreement are identical in all material respects, except that the Firstar Option Agreement grants Mercantile an option on 9.9% of Firstar's outstanding common stock, while the Mercantile Option Agreement grants Firstar an option on 19.9% of Mercantile's outstanding common stock. For purposes of this section, except as otherwise noted:

    - the Firstar Option Agreement or the Mercantile Option Agreement, as the case may be, is sometimes referred to as the "ISSUER OPTION AGREEMENT"

    - the company obligated to issue stock under an Option Agreement is sometimes referred to as the "ISSUER"

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
    - the company holding the option is sometimes referred to as the "OPTIONEE"

    - the Firstar option or the Mercantile option, as the case may be, is sometimes referred to as the "ISSUER OPTION"

    - common stock of the company granting the option, as the case may be, is referred to as "ISSUER COMMON STOCK."

    The Option Agreements are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and to compensate the Optionee if the merger is not consummated. Consequently, aspects of the Option Agreements may discourage persons who might be interested in acquiring all of or a significant interest in Firstar or Mercantile from considering or proposing an acquisition, even if, in the case of Mercantile, these persons were prepared to offer to pay consideration to the Mercantile shareholders that had a higher current market price than the shares of Firstar common stock to be received under the merger agreement. An agreement to acquire Firstar or Mercantile, or the accumulation of 20% or more of their common stock, by a third party could cause the Firstar option or the Mercantile option, as the case may be, to become exercisable. The existence of the Issuer Options could significantly increase the cost to a potential acquiror of acquiring either of our companies. This increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire the Issuer than it might otherwise have proposed to pay. Moreover, following consultation with our respective independent accountants, we believe that the exercise or repurchase of either of the Issuer Options is likely to prohibit another acquiror from accounting for any acquisition of the Issuer using the "pooling of interests" accounting method for a period of two years.

    The Firstar Option Agreement provides for the purchase by Mercantile of up to 65,460,210 shares (the "FIRSTAR OPTION SHARES" or the "ISSUER OPTION SHARES," as the case may be) of Firstar common stock at an exercise price of $31.56 per share (the closing price on the NYSE composite tape on the day the exchange ratio was agreed upon). The Firstar Option Shares will in no event exceed 9.9% of the Firstar common stock issued and outstanding without giving effect to the exercise of the Firstar Option.

    The Mercantile Option Agreement provides for the purchase by Firstar of up to 31,415,840 shares (the "MERCANTILE OPTION SHARES" or the "ISSUER OPTION SHARES," as the case may be) of Mercantile common stock at an exercise price of $51.25 per share (the closing price on the NYSE composite tape on the day the exchange ratio was agreed upon), payable in cash. The Mercantile Option Shares, if issued under the Mercantile Option Agreement, will in no event exceed 19.9% of the Mercantile common stock issued and outstanding without giving effect to the issuance of any Mercantile common stock subject to the Mercantile Option.

    The number of shares of Issuer Common Stock subject to the applicable Issuer Option will be increased or decreased, as appropriate, to the extent that additional shares of Issuer Common Stock are either

    - issued or otherwise become outstanding, other than under an exercise of an Issuer Option

    - redeemed, repurchased, retired or otherwise cease to be outstanding after April 30, 1999 such that, thereafter, the number of Issuer Option Shares will continue to equal 19.9% (in the case of the Mercantile Option) and 9.9% (in the case of the Firstar option) of the Issuer Common Stock then issued and outstanding before considering the issuance of any Issuer Common Stock subject to the Issuer Option.

    Also, in the event of any change in, or distributions in respect of, the number of shares of Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination,

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
subdivision, conversion, exchange of shares, distribution on or in respect of such Issuer Common Stock or similar transaction, the type and number of Issuer Option Shares purchasable upon exercise of the applicable Issuer Option, and the applicable option price, will be adjusted in such a manner as will fully preserve the economic benefits of the option.

    Each Issuer Option Agreement provides that the Optionee or any other holder or holders of the Issuer Option (as used in this section, collectively, the "HOLDER") may exercise the Issuer Option, in whole or in part, subject to regulatory approval, if both an "Initial Triggering Event" and a "Subsequent Triggering Event" has occurred prior to the occurrence of an "Exercise Termination Event"; so long as the Holder has sent to the Issuer written notice of the exercise within 90 days following the Subsequent Triggering Event (subject to extension as provided in each Issuer Option Agreement). Any exercise of the Issuer Option will be deemed to occur on the date this notice is sent.

    The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in the Issuer. For purposes of each Issuer Option Agreement, the term "INITIAL TRIGGERING EVENT" means the occurrence of any of the following events or transactions after April 30, 1999:

    - the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, enters into an agreement to engage in, or the Issuer's board recommends that shareholders of the Issuer approve or accept, an Acquisition Transaction with any person or group, other than as contemplated by the merger agreement

    - the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an Acquisition Transaction, or the Issuer's board publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the Optionee, its recommendation that its shareholders approve the merger agreement in anticipation of engaging in an Acquisition Transaction

    - any person, other than the Optionee, any subsidiary of the Optionee or any Issuer subsidiary acting in a fiduciary capacity in the ordinary course of business acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of Issuer Common Stock

    - any person other than the Optionee or any subsidiary of the Optionee makes a BONA FIDE proposal to the Issuer or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction

    - the Issuer breaches any covenant or obligation in the merger agreement after any person, other than the Optionee or any subsidiaries of the Optionee, has proposed an Acquisition Transaction, and this breach both would entitle the Optionee to terminate the merger agreement and is not remedied prior to the date of the Optionee's notice to the Issuer of the exercise of the Option

    - any person other than the Optionee or any subsidiary of the Optionee, other than in connection with a transaction to which the Optionee has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    For purposes of each Issuer Option Agreement, the term "ACQUISITION TRANSACTION" means:

    - a merger or consolidation, or any similar transaction with the Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC)

    - a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the Issuer or any of its Significant Subsidiaries

    - a purchase or other acquisition of securities representing 10% or more of the voting power of the Issuer or

    - any substantially similar transaction, except that in no event will any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its subsidiaries, or involving only any two or more of its subsidiaries, and not entered into in violation of the merger agreement, be an Acquisition Transaction.

    The term "SUBSEQUENT TRIGGERING EVENT" means the occurrence of either of the following events or transactions after April 30, 1999:

    - the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock, or

    - the occurrence of the Initial Triggering Event described above in the first bullet point under the definition of "Initial Triggering Event," except that the percentage referred to in the third bullet point of the definition of "Acquisition Transaction" will be 20%.

    Each Issuer Option will expire upon the occurrence of an "EXERCISE TERMINATION EVENT," which includes:

    - the effective time

    - termination of the merger agreement in accordance with the provisions of the merger agreement if prior to the occurrence of an Initial Triggering Event, except as a result of an uncured and volitional material breach by the Issuer of the merger agreement or

    - the date that is 12 months after the termination of the merger agreement if the termination occurs after the occurrence of an Initial Triggering Event or is a termination by the Optionee as a result of an uncured material breach by the Issuer of the merger agreement, unless the breach by the Issuer is non-volitional.

    If an Initial Triggering Event continues or occurs beyond the termination of the merger agreement and prior to the passage of this 12-month period, the Issuer Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after the termination of the merger agreement.

    As of the date of this document, to our knowledge, no Initial Triggering Event or Subsequent Triggering Event has occurred.

    Under some circumstances the issuer of an option may be required to repurchase the option, and any shares for which the option was exercised, for a price specified in the Option Agreement. Immediately prior to the occurrence of a Repurchase Event,

    - following a request of a Holder, delivered prior to an Exercise Termination Event, the Issuer, or any successor to the Issuer, will repurchase the Issuer Option from the Holder at a price (the "ISSUER OPTION REPURCHASE PRICE") equal to the amount by which

       - the Market/Offer Price exceeds

       - the exercise price, multiplied by the number of shares for which the Issuer Option may then be exercised and

    - at the request of the owner of Issuer Option Shares from time to time (the "OWNER"), delivered within 90 days of the occurrence of a Repurchase Event (or a later period as provided in Section 10 of each of the Option Agreements), the Issuer will repurchase the number of the

      Issuer Option Shares from the Owner as the Owner will designate at a price (the "ISSUER OPTION SHARE REPURCHASE PRICE") equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

    The term "MARKET/OFFER PRICE" means the highest of:

    - the price per share of Issuer Common Stock at which a tender offer or exchange offer for the Issuer Common Stock has been made

    - the price per share of Issuer Common Stock to be paid by any third party under an agreement with Issuer

    - the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Issuer Option or the Owner gives notice of the required repurchase of Issuer Option Shares, as the case may be, or

    - in the event of a sale of all or a substantial portion of the Issuer's assets, the sum of the price paid in the sale for these assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of the sale.

    A "REPURCHASE EVENT" is deemed to have occurred:

    - upon the consummation of an Acquisition Transaction or

    - upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Issuer Common Stock, as long as a Subsequent Triggering Event has occurred prior to an Exercise Termination Event.

    In some situations, the option will convert into an option to purchase the shares of a successor to the Issuer. In the event that, prior to an Exercise Termination Event, the Issuer enters into any agreement:

    - to consolidate with or merge into any person, other than the Optionee or one of its subsidiaries, such that Issuer is not the continuing or surviving corporation of the consolidation or merger

    - to permit any person, other than the Optionee or one of its subsidiaries, to merge into the Issuer and the Issuer is the continuing or surviving corporation, but, in connection with the consolidation or merger, the then-outstanding shares of the Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then-outstanding shares of Issuer Common Stock after the merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation

    - to sell or otherwise transfer all or substantially all of its assets to any person, other than the Optionee or any of its subsidiaries,

then the agreement governing these transactions must provide that, upon consummation of the transaction and upon terms and conditions set forth in the Issuer Option Agreement, the option will be converted into, or exchanged for, an option having substantially the same terms as the option (the "SUBSTITUTE OPTION") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person.

    At the request of the Holder of the Substitute Option, the issuer of the Substitute Option will repurchase it at a price, and subject to any other terms and conditions that are set forth in the Issuer Option Agreement.

    CASH SURRENDER VALUE. The Optionee may, at any time during which the Issuer would be required to repurchase the Issuer Option or any Issuer Option Shares as described above, surrender the Issuer Option (together with any Issuer Option Shares issued to and then owned by the Holder) to the Issuer in exchange for a cash payment equal to the Surrender Price, except that the Optionee may not exercise this right if the Issuer has previously repurchased the Issuer Option (or any portion of the Issuer Option) or any Issuer Option Shares as described above. The "SURRENDER PRICE" is

    - $250,000,000, plus

    - if applicable, the aggregate purchase price previously paid by the Optionee with respect to any Issuer Option Shares, minus

    - if applicable, the excess of:

       - the net cash, if any, received by the Optionee in an arm's-length sale of Issuer Option Shares (or any other securities into which these Issuer Option Shares were converted or exchanged) to any party not affiliated with the Optionee, over

       - the purchase price paid by the Optionee with respect to these Issuer Option Shares.

    Some rights and obligations of the Optionee and the Issuer under the Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the Optionee of more than 5% of the outstanding shares of Issuer Common Stock. Accordingly, the Optionee has included or will include in its applications with the Federal Reserve Board a request for approval of the right of the Optionee to exercise its rights under the Issuer Option Agreement, including its right to purchase more than 5% of the outstanding shares of Issuer Common Stock. Acquisitions of 5% or less may be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which, if it applied, would require the Optionee to wait for a specified period before completing the acquisition.

RESTRICTIONS ON RESALES BY AFFILIATES

    The shares of Firstar common stock to be issued to Mercantile shareholders in the merger have been registered under the Securities Act. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of Mercantile under the Securities Act. An "AFFILIATE" of Mercantile, as defined by the rules promulgated under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Mercantile. Any subsequent transfer of these shares by any person who is an affiliate of Mercantile at the time of the merger is submitted for vote of the Mercantile shareholders will, under existing law, require one of the following:

    - the further registration under the Securities Act of the proposed transfer of these shares of Firstar common stock

    - compliance with Rule 145 under the Securities Act (permitting limited sales in some circumstances)

    - the availability of another exemption from the registration requirements of the Securities Act.

    We expect these restrictions to apply to the directors and executive officers of Mercantile, some of their family members and to entities in which they may have a substantial ownership interest. Stop transfer instructions will be given by Firstar to its transfer agent with respect to the Firstar common stock to be received by persons subject to the restrictions described above, and the certificates for this stock will bear appropriate legends.

    SEC guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring (Firstar) and acquired (Mercantile) company by affiliates of either company in a business combination. SEC guidelines indicate further that "pooling of interests" accounting will generally not be challenged on the basis of sales by these affiliates if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined company have been published.

    Each of us has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of our company (for purposes of Rule 145 and for purposes of qualifying the merger for "pooling of interests" accounting treatment) to deliver to the other a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the merger as a "pooling of interests."

    Firstar has agreed in the merger agreement to use its best efforts to publish, not later than 90 days after the end of the first month after the completion of the merger in which there are at least 30 days of post-merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the SEC's Accounting Series Release No. 135.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

    BOARD OF DIRECTORS. Prior to the completion of the merger, Firstar expects to reduce the number of directors serving on the Firstar board to 18 from the present 31. Firstar and Mercantile have agreed that 14 of the 18 directors will be designated by Firstar, and that the remaining four directors will be designated by Mercantile. It is expected that Mr. Grundhofer will be one of the Firstar designees and that Mr. Jacobsen will be one of the Mercantile designees. The other designees have not yet been determined as of the date of this document.

    MANAGEMENT. Firstar and Mercantile have agreed that Mr. Jacobsen will serve as Chairman of the Firstar board, and Chairman of the executive committee of the Firstar board, after completion of the merger until the annual meeting of Firstar shareholders in 2001, after which Mr. Jacobsen will become Chairman Emeritus of Firstar. Mr. Grundhofer will continue to serve as President and Chief Executive Officer of Firstar after completion of the merger. Mr. Fitzsimonds, the current Chairman of the Firstar board, has indicated his intention to retire upon completion of the merger and will become Chairman Emeritus at that time.

    OPERATIONS. Following completion of the merger, Firstar will continued to be headquartered in Milwaukee, Wisconsin, while the headquarters for corporate banking will be in St. Louis, Missouri.

    While there can be no assurances, Firstar and Mercantile presently expect to achieve approximately $169 million in annual pre-tax expense savings by fiscal year 2000 as a result of the merger. Firstar and Mercantile expect that these expense savings will be derived principally from centralization of corporate activities, consolidation of data processing and operations, optimization of commercial banking, retail branch and alternative delivery channels for bank products and services, improvements in technology and reconfiguration of the mortgage, credit card and asset management businesses.

    Firstar and Mercantile also expect that the combined company will incur one-time merger-related and restructuring charges of approximately $428 million (pre-tax), principally as a result of conversion costs, employee-related expenses, costs relating to the integration of systems and operations, expenses relating to occupancy and equipment writedowns and various other costs. For additional information with respect to these charges, see "Unaudited Pro Forma Condensed Combined Financial Information."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    FIRSTAR. Firstar common stock is listed on the NYSE and traded under the symbol "FSR." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Firstar common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Firstar common stock. The cash dividend and stock price information has been adjusted to reflect the three-for-one split of Firstar common stock paid on April 15, 1999.

                                    PRICE RANGE OF
                                     COMMON STOCK
                                ----------------------  DIVIDENDS
                                   HIGH        LOW      DECLARED
                                ----------  ----------  ---------
1997
  First Quarter...............  14 61/64    9 63/64     .067
  Second Quarter..............  14 59/64    12 61/64    .067
  Third Quarter...............  15 11/16    14 13/64    .067
  Fourth Quarter..............  19 21/64    15 3/8      .067
1998
  First Quarter...............  20 27/64    17 45/64    .077
  Second Quarter..............  21 29/64    19 47/64    .077
  Third Quarter...............  24 1/2      18 19/64    .077
  Fourth Quarter..............  31          19 1/16     .10
1999
  First Quarter...............  31 7/64     27 27/64    .10
  Second Quarter (through June
    18, 1999).................  34 9/16     26 1/2      .10

    Firstar has indicated that it intends to increase the per share quarterly dividend on Firstar common stock to $.1625 after completing the merger. The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Firstar and its subsidiaries, applicable government regulations and other factors deemed relevant by the Firstar board. As described under "Regulation and Supervision--Dividend Restrictions," various U.S. state and federal laws limit the ability of affiliate banks to pay dividends to Firstar. The merger agreement restricts the cash dividends that may be paid on Firstar common stock pending consummation of the merger. See "The Merger--Conduct of Business Pending the Merger" and "--Other Agreements."

    MERCANTILE. Mercantile common stock is listed on the NYSE and traded under the symbol "MTL." The following table sets forth the high and low closing sales prices for Mercantile common stock for the periods indicated, as listed in the NYSE composite transaction reporting system, and the quarterly cash dividends declared per share for the periods indicated. The cash dividend and stock price information has been adjusted to reflect the three-for-two split of Mercantile common stock paid on October 1, 1997.

                                    PRICE RANGE OF
                                     COMMON STOCK
                                ----------------------  DIVIDENDS
                                   HIGH        LOW      DECLARED
                                ----------  ----------  ---------
1997
  First Quarter...............  39 19/32    33 1/2      .287
  Second Quarter..............  41 35/64    35 21/64    .287
  Third Quarter...............  52 51/64    41 1/2      .287
  Fourth Quarter..............  61 1/2      46 7/8      .287
1998
  First Quarter...............  60          49 13/16    .31
  Second Quarter..............  57 1/16     49 13/16    .31
  Third Quarter...............  55          43 1/4      .31
  Fourth Quarter..............  47 15/16    42 1/16     .31
1999
  First Quarter...............  52 1/8      43          .34
  Second Quarter (through June
    18, 1999).................  60 11/16    47 5/8      .34

    The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Mercantile and its subsidiaries, applicable government regulations and other factors deemed relevant by the Mercantile board. As described under "Regulation and Supervision-Dividend Restrictions," various U.S. state and federal laws limit the ability of affiliate banks to pay dividends to Mercantile. The merger agreement restricts the cash dividends that may be paid on Mercantile common stock pending consummation of the merger. See "The Merger--Conduct of Business Pending the Merger" and "--Other Agreements."

                           INFORMATION ABOUT FIRSTAR

    Firstar is a regional, multi-state bank holding company organized under the laws of Wisconsin and registered under the Bank Holding Company Act. Firstar was founded in 1853. The current Firstar was created by the merger of Star Banc Corporation and Firstar Corporation on November 20, 1998 and owns subsidiaries engaged in banking and in a variety of related businesses. Our subsidiaries provide banking, trust, investment, insurance and other financial services to customers through banks located in Ohio, Wisconsin, Kentucky, Illinois, Indiana, Iowa, Minnesota, Tennessee and Arizona. We deliver additional financial services to our customers through subsidiaries engaged in various businesses, principally trust and investment management, residential mortgage banking, consumer financing, consumer and credit related insurance, and corporate operational services.

    At March 31, 1999, Firstar's consolidated total assets were approximately $38 billion, its consolidated total deposits were approximately $28 billion and its consolidated total shareholders' equity was approximately $3.7 billion. Based on total assets at March 31, 1999, Firstar was the 23(rd) largest bank holding company in the United States.

    We expand our businesses in part by acquiring banking institutions and other companies engaged in activities closely related to banking. We continue to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act. Discussions are continually being carried on relating to such acquisitions. We do not presently know whether, or on what terms, these discussions will lead to further acquisitions. It is our policy not to comment on these discussions or possible acquisitions until a definitive agreement for an acquisition has been signed.

    Firstar is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of Firstar, and thus the right of Firstar's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of our company's revenues are dividends and fees from our subsidiaries. See "Regulation and Supervision--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Firstar.

    Our executive offices are located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 765-4321.

MANAGEMENT AND ADDITIONAL INFORMATION

    Firstar's Annual Report on Form 10-K for the year ended December 31, 1998 incorporates by reference or sets forth information about executive compensation, various benefit plans including stock option plans, voting securities and their principal holders, various relationships and related transactions and other related matters pertaining to our company. We incorporate this Annual Report on Form 10-K in this document by reference. If you would like copies of these documents, you may contact us at the address or telephone number indicated under "Where You Can Find More Information."

                          INFORMATION ABOUT MERCANTILE

    Mercantile is a bank holding company registered under the Bank Holding Company Act, and incorporated in Missouri. Mercantile was organized on March 10, 1970. Mercantile owns, directly or indirectly, all of the stock of Mercantile Bank N.A., six other commercial banks, one trust company, and other non-banking subsidiaries located in Missouri, Iowa, Illinois, Kansas, Arkansas, and Kentucky. Our non-banking subsidiaries include companies providing brokerage services, asset-based lending, factoring, investment advisory services, leasing services and credit life and other insurance products as agent.

    At March 31, 1999, Mercantile's consolidated total assets were approximately $36 billion, its total deposits were approximately $25 billion, and its consolidated total shareholders' equity was approximately $3 billion. Based on total assets at March 31, 1999, Mercantile was the 26(th) largest bank holding company in the United States.

    Mercantile is a legal entity separate and distinct from its banking and non-banking subsidiaries. Accordingly, the right of Mercantile, and thus the right of Mercantile's creditors, to participate in any distribution of the assets or earnings of any subsidiary, other than in its capacity as a creditor of the subsidiary, is subject to the prior payment of claims of creditors of the subsidiary. The principal sources of our company's revenues are dividends and fees from our subsidiaries. See "Regulation and Supervision--Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Mercantile.

    Mercantile's executive offices are located at One Mercantile Center, St. Louis, Missouri 63101, and its telephone number is (314) 418-2525.

MANAGEMENT AND ADDITIONAL INFORMATION

    Mercantile's Annual Report on Form 10-K for the year ended December 31, 1998 incorporates by reference or sets forth information relating to executive compensation, various benefit plans (including stock option plans), voting securities and their principal holders, various relationships and related transactions and other related matters pertaining to our company. We incorporate this Annual Report on Form 10-K in this document by reference. If you would like copies of these documents, you may contact Mercantile at our address or telephone number indicated under "Where You Can Find More Information."

                           REGULATION AND SUPERVISION

    The following discussion briefly describes the material elements of the regulatory framework governing bank holding companies and their subsidiaries, and provides specific information relevant to our companies. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to our companies or our subsidiaries may have a material effect on our businesses. More information is contained in the documents incorporated in this document by reference. See "Where You Can Find More Information" for information on how you can obtain these documents.

    As bank holding companies, our companies are each subject to regulation under the Bank Holding Company Act, and to inspection, examination and supervision by the Federal Reserve Board. Under the Bank Holding Company Act, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank or another bank holding company, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage only in banking and other activities that are determined by the Federal Reserve Board to be closely related to banking.

    Our affiliate national banking associations, such as Star Bank, N.A. and Mercantile Bank National Association, are subject to regulation and examination primarily by the OCC and, secondarily, by the FDIC and the Federal Reserve Board. Each of Firstar's and Mercantile's state-chartered banks, such as Firstar Bank Wisconsin and Mercantile Bank of Illinois, are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by banking departments of the states where they are chartered. Firstar, Mercantile and our subsidiaries also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

LIABILITY FOR BANK SUBSIDIARIES

    Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the PRO RATA assessment of stockholders, such as Firstar and Mercantile, of a national bank whose capital has become impaired. If a stockholder fails, within three months, to pay that assessment, the OCC can order the sale of the stockholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a U.S. federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

    All of Firstar's and Mercantile's banks are FDIC-insured depositary institutions. Any depository institution insured by the FDIC, like our bank subsidiaries, can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default.

    "DEFAULT" generally means the appointment of a conservator or receiver. "IN DANGER OF DEFAULT" generally means the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

    Also, if a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

CAPITAL REQUIREMENTS

    Each of our companies is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the Federal Reserve Board, the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

      CORE ("TIER 1") CAPITAL           SUPPLEMENTARY ("TIER 2") CAPITAL       MARKET RISK ("TIER 3") CAPITAL
------------------------------------  ------------------------------------  ------------------------------------

- common equity                       among other items:                    among other items:

- retained earnings

- qualifying noncumulative perpetual  - perpetual preferred stock not       - qualifying unsecured subordinated
  preferred stock                       meeting the Tier 1 definition         debt

- a limited amount of qualifying      - qualifying mandatory convertible
  cumulative perpetual preferred        securities
  stock at the holding company level
                                      - qualifying subordinated debt
- minority interests in equity
  accounts of consolidated
  subsidiaries                        - allowances for loan and lease
                                        losses, subject to limitations
- less goodwill and most intangible
  assets

    Each of our companies, like other bank holding companies, currently is required to maintain Tier 1 capital and "TOTAL CAPITAL" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At March 31, 1999, each of our companies met both requirements, with Tier 1 and total capital equal to 9.29% and 11.21% (in the case of Firstar), and 9.78% and 12.33% (in the case of Mercantile) of its respective total risk-weighted assets.

    Federal Reserve Board, FDIC and OCC rules requires Firstar and Mercantile to incorporate market and interest rate risk components into their risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

    The Federal Reserve Board also requires bank holding companies to maintain a minimum "LEVERAGE RATIO" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. At March 31, 1999, Firstar's leverage ratio was 8.07% and Mercantile's leverage ratio was 7.28%.

    The Federal Reserve Board may set capital requirements higher than the minimums we've described for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

    Each of our banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Each was in compliance with the applicable capital requirements as of March 31, 1999.

    Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described under "--Federal Deposit Insurance Corporation Improvement Act of 1991."

    FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991. The FDICIA, among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. An undercapitalized bank or thrift must develop a capital restoration plan and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

    As of March 31, 1999, each bank and thrift subsidiary of Firstar and Mercantile was well capitalized, based on the prompt corrective action ratios and guidelines described above. You should note, however, that a bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) prompt corrective action regulations and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

DIVIDEND RESTRICTIONS

    Federal and state laws limit the amount of dividends our affiliate banks can pay to our companies without regulatory approval. Dividend payments by national banks are limited to the lesser of (1) the level of undivided profits and (2) absent regulatory approval, an amount not more than net income for the current year combined with retained net income for the preceding two years. Likewise, the approval of the Federal Reserve Board is required for any dividend by a state-chartered bank that is a member of the Federal Reserve System (a "STATE MEMBER BANK") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the preceding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. At March 31, 1999, $143.6 million of the total shareholders' equity of Firstar's affiliate banks was available for payment of dividends to Firstar without approval by the applicable regulatory authority, and $87 million of the total shareholder's equity of Mercantile's affiliate banks was available for payment of dividends to Mercantile without regulatory approval.

    In addition, federal bank regulatory authorities have authority to prohibit our affiliate banks from engaging in unsafe or unsound practices in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of our affiliate banks to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

DEPOSIT INSURANCE ASSESSMENTS

    The deposits of each of our subsidiary banks are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and/or the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

    The annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

    The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1999 at $0.012 per $100 annually for BIF-assessable deposits and $0.061 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. Firstar's subsidiary banks held approximately $5.3 billion and Mercantile's subsidiary banks held approximately $4.4 billion of SAIF-assessable deposits as of March 31, 1999.

DEPOSITOR PREFERENCE STATUTE

    In the "liquidation or other resolution" of the institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against the insured depository institution would be afforded a priority over other general unsecured claims against that institution, including federal funds and letters of credit.

BROKERED DEPOSITS

    Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it is well capitalized or both is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or, unless it provides certain notice to affected depositors, offering "pass through" deposit insurance on certain employee benefit plan accounts.

INTERSTATE BANKING AND BRANCHING

    Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, subject to certain concentration limits and other requirements:

    - bank holding companies such as Firstar and Mercantile can acquire banks and bank holding companies located in any state

    - any subsidiary bank of a bank holding company can receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that bank holding company

    - banks can acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states and establishing de novo branch offices in other states. The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

    Our combined company might use Riegle-Neal to acquire banks in additional states and to consolidate its bank subsidiaries under a smaller number of separate charters.

CONTROL ACQUISITIONS

    The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as Firstar or Mercantile, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

    In addition, a company is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of any class of outstanding common stock of a bank holding company, or otherwise obtaining control or a "controlling influence" over that bank holding company.

FUTURE LEGISLATION

    Various legislation, including proposals to substantially change the financial institution regulatory system, expand the powers of banking institutions and bank holding companies, and limit the investments that a depository institution may make with insured funds, is from time to time introduced in the U.S. Congress. This legislation may change banking statutes and the operating environment of the combined company and its subsidiaries in substantial and unpredictable ways. We cannot accurately predict whether this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of the combined company or any of its subsidiaries.

                             FIRSTAR CAPITAL STOCK

    As a result of the conversion of shares of Mercantile common stock to shares of Firstar common stock at the effective time, Mercantile shareholders will become Firstar shareholders. Your rights as Firstar shareholders will be governed by Wisconsin law, the Firstar articles of incorporation and the Firstar by-laws. This description of Firstar's capital stock, including the Firstar common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time. The following summarizes the material terms of Firstar's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Wisconsin law and the Firstar articles of incorporation, bylaws and Firstar Rights Agreement. A copy of the Firstar articles of incorporation as in effect as of the date of this document is attached as an exhibit to Firstar's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information" for information on how to obtain this document.

FIRSTAR COMMON STOCK

    Firstar is authorized to issue 800,000,000 shares of Firstar common stock. The merger agreement provides that by virtue of the completion of the merger, Firstar's articles of incorporation will be amended to authorize us to issue 2,000,000,000 shares of common stock.

    All of the issued and outstanding shares of Firstar common stock are, and upon the issuance of Firstar common stock in connection with the merger will be, validly issued, fully paid and nonassessable except for possible assessment in limited circumstances required by Wisconsin law. See "Comparison of Rights of Firstar Shareholders and Mercantile Shareholders--Assessability."

    Firstar Bank Milwaukee, N.A., a subsidiary of Firstar, is the transfer agent and registrar for the shares of Firstar common stock.

    VOTING AND OTHER RIGHTS. The holders of Firstar common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a plurality of the votes cast, and, unlike Mercantile shareholders, Firstar shareholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Firstar common stock entitled to vote in any election of directors of Firstar may elect all of the directors standing for election. In general, however:

    - amendments to the Firstar articles of incorporation will be approved if the votes cast within a voting group favoring the action exceed the votes cast within the voting group opposing the action; and

    - a merger or dissolution of Firstar, or the sale of all or substantially all of our assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.

    NO PREEMPTIVE OR CONVERSION RIGHTS. Firstar common stock does not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

    ASSETS UPON DISSOLUTION. In the event of liquidation, holders of Firstar common stock would be entitled to receive proportionately any assets legally available for distribution to shareholders of Firstar with respect to shares held by them, subject to any prior rights of any Firstar preferred stock then outstanding.

    DISTRIBUTIONS. Firstar shareholders are entitled to receive the dividends or distributions that the Firstar Board may declare out of funds legally available for these payments. The payment of distributions by Firstar is subject to the restrictions of Wisconsin law applicable to the declaration of distributions by a corporation. A corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus, unless the corporation's articles of incorporation provide otherwise, the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. See "--Firstar Preferred Stock."

    As a bank holding company, the ability of the Firstar to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Firstar, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision" for a more detailed description.

    RESTRICTIONS ON OWNERSHIP. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Firstar common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Firstar common stock under the Change in Bank Control Act. Any holder of 25% or more of Firstar common stock (or a holder of 5% or more if such holder otherwise exercises a "controlling influence" over Firstar) is subject to regulation as a bank holding company under the Bank Holding Company Act. See "Regulation and Supervision--Control Acquisitions" for further description of the effects of the Change in Bank Control Act.

    PREFERRED SHARE PURCHASE RIGHTS. Each issued share of Firstar common stock includes a Firstar Shareholder Right. See "--Firstar Rights Plan."

FIRSTAR PREFERRED STOCK

    Firstar has authorized 10,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this document, no shares of Firstar preferred stock were outstanding. The Firstar board is authorized to issue preferred stock in one or more series, to fix the number of shares in each such series, and to determine the designations and preferences, limitation and relative rights, of each series. The Firstar board may determine the number of shares constituting such series and the designation of any such series, dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of shareholders. The Firstar board has designated 2,300,000 shares of Firstar preferred stock for issuance as Series A Junior Participating Preferred Stock (the "FIRSTAR SERIES A PREFERRED SHARES") under the Firstar Rights Agreement. No Firstar Series A Preferred Shares are outstanding as of the date of this Joint Proxy Statement--Prospectus.

FIRSTAR RIGHTS PLAN

    On November 20, 1998, the Firstar board declared a dividend of one Firstar Shareholder Right for each outstanding share of Firstar common stock. The dividend was paid on December 1, 1998 (the "RIGHTS RECORD DATE") to the Firstar shareholders of record on that date. Each Firstar Shareholder Right entitles the registered holder to purchase from Firstar one one-hundredth of a Firstar Series A Preferred Share, subject to adjustment, at a price of $175 per one one-hundredth of a Firstar Series A Preferred Share (the "PURCHASE PRICE"). An adjustment to the number of one one-hundredths of a Firstar Series A Preferred Share purchasable on exercise of a right was made as a result of the three-for-one stock split paid April 15, 1999. The description and terms of the Firstar Shareholder Rights are set forth in the Firstar Rights Agreement.

    Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "ACQUIRING PERSON") have acquired beneficial ownership of 15% or more of the outstanding shares of Firstar common stock or (2) ten business days (or a later date as may be determined by action of the Firstar Board prior to the time that any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Firstar common stock (the earlier of these dates being called the "DISTRIBUTION DATE"), the Firstar Shareholder Rights will be evidenced, with respect to any of the Firstar common stock certificates outstanding as of the Rights Record Date, by a Firstar common stock certificate with a copy of the Summary of Rights, attached to the Rights Agreement as Exhibit C (the "SUMMARY OF RIGHTS"), attached to the certificate.

    The Firstar Rights Agreement provides that, until the Distribution Date, the Firstar Shareholder Rights can only be transferred with the shares of Firstar common stock to which they are attached. Until the Distribution Date (or earlier redemption or expiration of the Firstar Shareholder Rights), new Firstar common stock certificates issued after the Rights Record Date, upon transfer or new issuance of Firstar common stock, will contain a notation incorporating the Firstar Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Firstar Shareholder Rights), the surrender for transfer of any certificates for shares of Firstar common stock, outstanding as of the Rights Record Date, even without this notation or a copy of the Summary of Rights being attached to the certificates, will also constitute the transfer of the Firstar Shareholder Rights associated with the shares of Firstar common stock represented by the certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Firstar Shareholder Rights ("FIRSTAR RIGHT CERTIFICATES") will be mailed to holders of record of the shares of Firstar common stock as of the close of business on the Distribution Date and these separate Firstar Right Certificates alone will evidence the Firstar Shareholder Rights.

    The Firstar Shareholder Rights are not exercisable until the Distribution Date. The Firstar Shareholder Rights will expire on December 1, 2008 (the "FINAL EXPIRATION DATE"), unless the Final Expiration Date is extended or unless the Firstar Shareholder Rights are earlier redeemed by Firstar, in each case, as described below.

    The Purchase Price payable, and the number of Firstar Series A Preferred Shares or other securities or property issuable, upon exercise of the Firstar Shareholder Rights are subject to adjustment from time to time to prevent dilution:

    - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Firstar Series A Preferred Shares;

    - upon the grant to holders of the Firstar Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Firstar Series A Preferred Shares at a price, or securities convertible into Firstar Series A Preferred Shares with a conversion price, less than the then current market price of the Firstar Series A Preferred Shares; or

    - upon the distribution to holders of the Firstar Series A Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Firstar Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Firstar Shareholder Rights and the number of one one-hundredths of a Firstar Series A Preferred Share issuable upon exercise of each Firstar Shareholder Right are also subject to adjustment in the event of a stock split of the shares of Firstar common stock or a stock dividend on the shares of Firstar common stock payable in shares of Firstar common stock or subdivisions, consolidations or combinations of the shares of Firstar common stock occurring, in any such case, prior to the Distribution Date.

    On March 9, 1999, the Firstar Board declared a three-for-one split of the shares of Firstar common stock to be effected in the form of a 100% stock dividend payable on April 15, 1999, to Firstar shareholders of record on March 31, 1999. Under the provisions of the Firstar Rights Agreement, certain adjustments to the number of Firstar Shareholder Rights outstanding, the number of Firstar Series A Preferred Shares purchasable upon exercise of each Firstar Shareholder Right, and the Redemption Price (as defined in the Firstar Rights Agreement) were made as a result of the Firstar stock split.

    Firstar Series A Preferred Shares purchasable upon exercise of the Firstar Shareholder Rights will not be redeemable. Each Firstar Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Firstar common stock. In the event of liquidation, the holders of the Firstar Series A Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Firstar common stock. Each Firstar Series A Preferred Share will have 100 votes, voting together with the shares of Firstar common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Firstar common stock are exchanged, each Firstar Series A Preferred Share will be entitled to receive 100 times the amount received per share of Firstar common stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Firstar Series A Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Firstar Series A Preferred Share purchasable upon exercise of each Firstar Shareholder Right should approximate the value of one share of Firstar common stock.

    In the event that Firstar is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Firstar Shareholder Right will then have the right to receive, upon the exercise of the Firstar Shareholder Right at its then-current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Firstar Shareholder Right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Firstar common stock, proper provision will be made so that each holder of a Firstar Shareholder Right, other than Firstar Shareholder Rights beneficially owned by the Acquiring Person (which will be void after that time), will then have the right to receive upon exercise that number of shares of Firstar common stock having a market value of two times the exercise price of the Firstar Shareholder Right.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Firstar common stock, and prior to their acquisition of 50% or more of the outstanding shares of Firstar common stock, the Firstar board may exchange the Firstar Shareholder Rights (other than Firstar Shareholder Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Firstar common stock, or one one-hundredth of a Firstar Series A Preferred Share (or of a share of a class or series of Firstar preferred stock having equivalent rights, preferences and privileges), per Firstar Shareholder Right (subject to adjustment).

    With some exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Firstar Series A Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Firstar Series A Preferred Share, which may, at the election of Firstar, be evidenced by scrip or depositary receipts), and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Firstar Series A Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Firstar common stock, the Firstar board may redeem the Firstar Shareholder Rights in whole, but not in part, at a price of $.01 per Firstar Shareholder Right (the "RIGHTS REDEMPTION PRICE"). The redemption of the Firstar Shareholder Rights may be made effective at the time, on the basis, and with the conditions that the Firstar board, in its sole discretion, may establish. Immediately upon any redemption of the Firstar Shareholder Rights, the right to exercise the Firstar Shareholder Rights will terminate and the only right of the holders of Firstar Shareholder Rights will be to receive the Rights Redemption Price.

    The terms of the Firstar Shareholder Rights may be amended by the Firstar board without the consent of the holders of the Firstar Shareholder Rights, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of:

    - .001% greater than the largest percentage of the outstanding shares of Firstar common stock then known to Firstar to be beneficially owned by any person or group of affiliated or associated persons; and

    - 10%, except that from and after the time that any person becomes an Acquiring Person no amendment may adversely affect the interests of the holders of the Firstar Shareholder Rights.

    Until a Firstar Shareholder Right is exercised, the holder of the Firstar Shareholder Right, as such, will have no rights as a shareholder of Firstar, including, without limitation, the right to vote or to receive dividends.

    THE FIRSTAR SHAREHOLDER RIGHTS HAVE ANTI-TAKEOVER EFFECTS. The Firstar Shareholder Rights will cause substantial dilution to a person or group that attempts to acquire Firstar on terms not approved by the Firstar board, except by means of an offer conditioned on a substantial number of Firstar Shareholder Rights being acquired. The Firstar Shareholder Rights should not interfere with any merger or other business combination approved by the Firstar board since the Firstar Shareholder Rights may be redeemed by Firstar at the Rights Redemption Price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Firstar common stock.

    The Firstar Rights Agreement, specifying the terms of the Firstar Shareholder Rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Firstar Series A Preferred Shares, are attached as an exhibit to Firstar's Registration Statement on Form 8-A, filed December 1, 1998, and is incorporated in this document by reference. The foregoing description of the Firstar Shareholder Rights is qualified in its entirety by reference to this exhibit.

    COMPARISON OF RIGHTS OF FIRSTAR SHAREHOLDERS AND MERCANTILE SHAREHOLDERS

    The articles of incorporation and by-laws of the combined company at the effective time will be identical to those of Firstar currently except that the articles of incorporation of the combined company will authorize the issuance of 2,000,000,000 shares of common stock, rather than 800,000,000 shares. The rights of Firstar shareholders are currently governed by the Wisconsin Business Corporation Law, or WBCL, the Firstar articles of incorporation and Firstar by-laws. The rights of Mercantile shareholders are currently governed by the Missouri Business and General Corporation Law, or MBCL, and by the Mercantile articles of incorporation and the Mercantile by-laws. The following is a summary of the material differences between the WBCL, the Firstar articles of incorporation and the Firstar by-laws, on the one hand, and the MBCL, the Mercantile articles of incorporation and the Mercantile by-laws, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Firstar articles of incorporation, the Firstar by-laws, the Mercantile articles of incorporation, the Mercantile by-laws, the WBCL and the MBCL.

                                  AUTHORIZED CAPITAL STOCK

                 MERCANTILE                                       FIRSTAR

- 400,000,000 shares of common stock           Firstar currently:

- 5,000,000 shares of preferred stock.         - 800,000,000 shares of common stock

                                               - 10,000,000 shares of preferred stock.

                                               Firstar after the merger:

                                               - 2,000,000,000 shares of common stock

                                               - 10,000,000 shares of preferred stock.


                                 SIZE OF BOARD OF DIRECTORS

                 MERCANTILE                                       FIRSTAR

The Mercantile articles of incorporation       The Firstar articles of incorporation provide
provide for the Mercantile board to consist    for the Firstar board to consist of not less
of 18 directors, but allow for the exact       than nine nor more than 35 members. The exact
number to be fixed as provided in the          number is fixed by resolution of the Firstar
Mercantile by-laws, so long as Mercantile      board.
board consists of not less than 12 nor more    At the effective time, it is intended that
than 24 directors. The Mercantile by-laws      the Firstar board will consist of 18
currently provide for 19 directors, but allow  directors, with 14 to be designated by
the exact number to be fixed by a resolution   Firstar board and four to be designated by
of at least two-thirds of the Mercantile       Mercantile.
directors.

                              CUMULATIVE VOTING FOR DIRECTORS

    Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected.
Each shareholder may cast all of their votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

CUMULATIVE VOTING FOR DIRECTORS (CONTINUED)

                 MERCANTILE                                       FIRSTAR

Under MBCL Section 245, cumulative voting is   Under the WBCL, unless otherwise provided in
permitted, unless a corporation's articles of  a corporation's articles of incorporation,
incorporation or by-laws provide otherwise.    shareholders do not have a right to cumulate
Mercantile's by-laws provide for cumulative    their votes for directors. The Firstar
voting.                                        articles of incorporation do not provide for
                                               cumulative voting.

                                    CLASSES OF DIRECTORS

                 MERCANTILE                                       FIRSTAR

The Mercantile articles of incorporation and   The Firstar articles of incorporation contain
by-laws provide that the Mercantile board is   a substantially identical provision.
divided into three classes of directors as
nearly equal in number as possible, with each
class being elected to a staggered three-year
term.

                                QUALIFICATIONS OF DIRECTORS

                 MERCANTILE                                       FIRSTAR

The Mercantile by-laws set forth no age        The Firstar by-laws provide that, with
requirement for directors, and further         limited exceptions, a person is not eligible
provide that the Mercantile directors need     to be elected or re-elected to the Firstar
not be shareholders of Mercantile or           board if that person is over 70 years of age.
residents of the state of Missouri.

                               FILLING VACANCIES ON THE BOARD

                 MERCANTILE                                       FIRSTAR

Under the Mercantile by-laws, any vacancy      Under the Firstar articles of incorporation,
occurring in the Mercantile board may be       any vacancy occurring in the Firstar board
filled by the affirmative vote of a majority   may be filled by the affirmative vote of not
of the remaining directors.                    less than a majority of the remaining
                                               directors of all classes. If there are no
                                               directors then in office, the shareholders
                                               will be entitled to fill vacancies on the
                                               board.

                                    REMOVAL OF DIRECTORS

                 MERCANTILE                                       FIRSTAR

Under MBCL Section 317, any director of a      WBCL Section 808 allows for the removal of
Missouri corporation may be removed for cause  directors on a classified board with or
by a majority of the board if that director    without cause unless the articles of
fails to meet the qualifications for director  incorporation or by- laws provide that
or is in breach of any agreement with the      directors may be removed only for cause. The
corporation relating to the director's         Firstar articles of incorporation provide
service to the corporation as a director or    that a director may be removed at any time,
employee. Under the Mercantile articles of     but only for cause. "CAUSE" is defined in the
incorporation and the Mercantile by-           Firstar articles of incorporation as a

REMOVAL OF DIRECTORS (CONTINUED)
laws, removal by shareholders of the entire    nonappealable conviction of a felony or a
Board or any individual director without       nonappealable judgment by a court of
cause requires the affirmative vote of not     liability for willful misconduct in the
less than 75% of the total votes entitled to   performance of his duties in a matter that
be voted at a meeting of shareholders called   has a material adverse effect on the
for the election of directors. No individual   corporation.
director may be removed if the votes cast
against the director's removal would be
sufficient to be elect the director if
cumulatively voted at an election of the
class of directors to which the director
belongs. At a meeting called expressly for
that purpose, any director may be removed for
cause by the affirmative vote of a majority
of shares entitled to vote upon the election
of directors.

                            NOMINATION OF DIRECTORS FOR ELECTION

                 MERCANTILE                                       FIRSTAR

Under the Mercantile by-laws, nominations for  Under the Firstar articles of incorporation,
the Mercantile board may be made by any        nominations for the Firstar board may be made
director or by any shareholder who complies    by any director or by any shareholder who
with the notice procedures described in the    complies with the notice procedures described
Mercantile by-laws. These procedures require   in the Firstar articles of incorporation.
the notice to be received by Mercantile no     These procedures require the nomination to be
later than the 60th nor earlier than the 90th  received by Firstar no later than the earlier
day prior to the first anniversary of the      of:
preceding year's annual meeting. However, if   - 45 days in advance of the first anniversary
the annual meeting is more than 30 days          of the date proxy statements were mailed
before or more than 60 days later this           for the prior year's annual meeting, and
anniversary date, the notice must be           - the later of 70 days prior to the date of
delivered no earlier than 90 and no later        the annual meeting for which the nomination
than 60 days prior to the annual meeting. The    is being made and 10 business days after
Mercantile by-laws further provide that if       the first public announcement of the date
the number of directors is increased and         of the annual meeting
there is no public announcement naming the
nominees or specifying the size of the
increased board at least 70 days prior to the
first anniversary of the preceding year's
annual meeting, a notice for a nominee for
the new position must be received within 10
business days following this public
announcement.


                      ANTI-TAKEOVER PROVISIONS--BUSINESS COMBINATIONS

    Both the MBCL and WBCL law contain business combination statutes that protect domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.

ANTI-TAKEOVER PROVISIONS--BUSINESS COMBINATIONS (CONTINUED)
                MISSOURI LAW                                   WISCONSIN LAW

Under MBCL Section 459, during the five-year   WBCL Section 1141 restricts a broad range of
period after a person becomes an interested    business combinations between a Wisconsin
shareholder, no business combination may       corporation and an interested shareholder for
occur unless the business combination, or the  a period of three years unless specified
transaction in which an interested             conditions are met. The WBCL defines a
shareholder becomes an interested              "BUSINESS COMBINATION" as including a merger
shareholder, was approved by the board of      or a share exchange, sale of assets, issuance
directors before the person became an          of stock or rights to purchase stock and
interested shareholder. Business combinations  other related party transactions. An
may occur following this five-year period if   "interested shareholder" is as a person who
one of these conditions is met:                beneficially owns, directly or indirectly,
- prior to the stock acquisition by the        10% of the outstanding voting stock of a
  interested shareholder, the board of         corporation or who is an affiliate or
  directors approves the transaction in which  associate of the corporation and beneficially
  the interested shareholder became an         owned 10% of the voting stock within the last
  interested shareholder or approves the       three years.
  business combination                         During the initial three-year period after a
- the holders of a majority of the             person becomes an interested shareholder in a
  outstanding voting stock, other than stock   public Wisconsin corporation, with some
  owned by the interested shareholder,         exceptions, the WBCL prohibits a business
  approve the business combination             combination with the interested shareholder
- the business combination satisfies "fair     unless the corporation's board of directors
  price" and procedural requirements detailed  approved the business combination or the
  in the statute                               acquisition of the stock prior to the
A "BUSINESS COMBINATION" includes mergers,     acquisition date. Following this three-year
sales of corporate assets or stock;            period, the WBCL also prohibits a business
dissolutions or liquidations proposed by or    combination with an interested shareholder
as a result of an agreement with an            unless:
interested shareholder; and certain            - the board of directors approved the
reclassifications and recapitalizations. An      business combination or the acquisition of
"INTERESTED SHAREHOLDER" includes any person     the stock prior to the acquisition date
or entity which beneficially owns or controls  - the business combination is approved by a
20% or more of the outstanding voting shares     majority of the outstanding voting stock
of the corporation, or is an affiliate or        not owned by the interested shareholder
associate of the corporation and had such      - the consideration to be received by
ownership within the last five years.            shareholders meets the "fair price" and
                                                 form requirements of the statute, or
                                               - the business combination is of a type
                                                 specifically excluded from the coverage of
                                                 the statute

                                               In addition, shareholders of Wisconsin
                                               corporations have appraisal rights in
                                               business combinations that they may not have
                                               in transactions not involving an interested
                                               shareholder. See "--Dissenters' Appraisal
                                               Rights."

ANTI-TAKEOVER PROVISIONS--BUSINESS COMBINATIONS (CONTINUED)
                                               WBCL Sections 1130 to 1134 govern mergers or
                                               share exchanges between public Wisconsin
                                               corporations and significant shareholders,
                                               and sales of all or substantially all of the
                                               assets public Wisconsin corporations to
                                               significant shareholders. These transactions
                                               must be approved by 80% of all shareholders
                                               and two-thirds of shareholders other than the
                                               significant shareholder, unless the
                                               shareholders receive a statutory fair price.
                                               This is intended to insure that shareholders
                                               in a second step merger, share exchange or
                                               asset sale receive at least what shareholders
                                               received in the first step. WBCL Section 1130
                                               defines a "SIGNIFICANT SHAREHOLDER" as the
                                               beneficial owner of 10% or more of the voting
                                               power of the outstanding voting shares, or an
                                               affiliate of the Wisconsin corporation that
                                               beneficially owned 10% or more of the voting
                                               power of the then outstanding shares within
                                               the last two years.

    In addition, the articles of incorporation of both of our companies also contain provisions regulating business combinations with persons who own a specified portion of our stock.

                 MERCANTILE                                       FIRSTAR

The Mercantile articles of incorporation       The Firstar articles of incorporation
provide that, in addition to any shareholder   prohibit business combinations with a
vote required under the MBCL, the affirmative  shareholder who or which, together with its
vote of the holders of not less than 75% of    "Associates" or "Affiliates" (as defined in
the total votes of the then outstanding        Firstar articles of incorporation) is, or was
shares of capital stock of Mercantile voting   within the past two years, the beneficial
together as a single class is required for     owner of 5% or more of the voting power of
the approval of any business combination. The  Firstar unless the transaction:
Mercantile articles of incorporation define a  - is approved by at least 80% of the voting
"BUSINESS COMBINATION" for this purpose to       power of all the shares of capital stock of
include mergers or consolidations,               Firstar
dispositions of assets, issuances of           - is approved by a majority of "Continuing
securities, liquidations or dissolutions of      Directors" (as defined in Firstar articles
Mercantile, reclassifications of securities      of incorporation), or
or recapitalizations of Mercantile, involving  - meets the "fair price" requirements set
Mercantile on the one hand, and an interested    forth in Firstar articles of incorporation
person or its affiliate on the other. An       For this purpose, the Firstar articles of
"INTERESTED PERSON" is any person that is, or  incorporation define "BUSINESS COMBINATION"
at any time within the previous two years      to include a merger or consolidation, the
was, the beneficial owner of 5% or more of     sale or disposition of 1% or more of
the voting power of Mercantile's outstanding   Firstar's assets, the issuance or transfer of
voting stock. If, however, at least            securities in exchange for consideration
two-thirds of the Mercantile Board approve     equal to 1% or more of Firstar's assets,
the business combination, the 75% vote         dissolutions, liquidations, spin-offs or
requirement does not apply. Similar            split-ups proposed by the interested
supermajority vote requirements apply to       shareholder or an
amendments of this provision.

ANTI-TAKEOVER PROVISIONS--BUSINESS COMBINATIONS (CONTINUED)
                                               affiliate; or any reclassification or
                                               recapitalization that is either proposed by
                                               the interested shareholder or has the effect
                                               of increasing the percentage of any class of
                                               equity securities owned by the interested
                                               shareholder or its affiliates.

                    ANTI-TAKEOVER PROVISIONS--CONTROL SHARE ACQUISITIONS
                 MERCANTILE                                       FIRSTAR

The Missouri control share acquisition         WBCL Section 1150 provides that in particular
statute, MBCL Section 407, provides that an    circumstances the voting power of shares of a
acquiring person who, after any acquisition    public Wisconsin corporation held by any
of shares of a publicly traded corporation,    person in excess of 20% of the voting power
has voting power, when added to all shares of  is limited to 10% of the voting power these
the same corporation already owned or          excess shares would otherwise have. Full
controlled by the acquiring person, to         voting power may be restored if a majority of
exercise or direct the exercise of:            the voting power of shares represented at a
- 20% or more but less than 33 1/3%,           meeting, including those held by the party
- 33 1/3% or more but less than a majority,    seeking restoration, are voted in favor of
  or                                           the restoration.
- a majority,                                  WBCL Section 1134 requires shareholder
of the voting power of outstanding stock of    approval for some transactions in the context
the corporation, must obtain shareholder       of a tender offer or similar action for more
approval for the purchase of these "control    than 5% of any class of a Wisconsin
shares". If approval is not given, the         corporation's stock. Shareholder approval is
acquiring person loses the right to vote the   required for the acquisition of more than 5%
control shares. The statute prohibits an       of the corporation's stock at a price above
acquiring person from voting its shares        market value from any person who holds more
unless specific disclosure requirements are    than 3% of the voting shares and has held the
met and the retention or restoration of        shares for less than two years, unless the
voting rights is approved by both (1) a        corporation makes an equal offer to acquire
majority of the outstanding voting stock, and  all shares. Shareholder approval is also
(2) a majority of the outstanding voting       required for the sale or option of assets
stock after exclusion of interested shares.    that amount to at least 10% of the market
"INTERESTED SHARES" are defined as shares      value of the corporation, but this
owned by the acquiring person, by directors    requirement does not apply if the corporation
who are also employees, and by officers of     has at least three directors who are not
the corporation. Shareholders are given        officers or employees of the corporation, or
dissenters' rights with respect to the vote    a majority of the disinterested directors
on control share acquisitions and may demand   chooses to opt out of this provision.
payment of the fair value of their shares by
following the procedures set forth in the
control share acquisition statute.

A number of acquisitions of shares are deemed not to constitute control share acquisitions, including:
- purchases in connection with an issuance of shares by the corporation

ANTI-TAKEOVER PROVISIONS--CONTROL SHARE ACQUISITIONS (CONTINUED)

- mergers involving the corporation which satisfy the other requirements of the MBCL
- transactions with a person who owned a majority of the voting power of the corporation within the prior year
- purchases by or from a person who has
  previously satisfied the provisions of the control share acquisition statute, so long as the transaction does not result in the purchasing party having voting power after the purchase in the percentage range beyond the range for which the selling party previously satisfied the provisions of the statute.

A corporation may exempt itself from
application of the statute by including a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. The Mercantile articles of incorporation and by-laws do not "opt out" of the control share acquisition statute.


                                  SHAREHOLDER RIGHTS PLAN

    Each of our companies has implemented a shareholder rights plan with substantially similar terms, except that under the Firstar plan, a group of persons becomes an Acquiring
Person upon a public announcement that they have acquired or intend to acquire 15% of
Firstar's voting stock; in the case of Mercantile, this threshold is set at 20%. Each of these thresholds can be reduced by amendment. At the effective time, the Mercantile shareholder rights plan will terminate and the Firstar shareholder rights plan will be the rights plan for the combined company. Each share of Firstar common stock issued in the merger will be issued with an attached right. See "Firstar Capital Stock--Firstar Rights
Plan."

                            SHAREHOLDER ACTION WITHOUT A MEETING

                 MERCANTILE                                       FIRSTAR

Under MBCL Section 275 and the Mercantile by-  Under WBCL Section 704, any action that may
laws, written action of shareholders in lieu   be taken by shareholders at a meeting may be
of a meeting is permitted only if the consent  taken without a meeting only if a consent is is signed by all of the shareholders entitled  signed by all of the shareholders entitled to
to vote with respect to the subject matter.    vote with respect to the subject matter,
                                               unless the articles of incorporation provide
                                               otherwise. The Firstar articles of
                                               incorporation do not otherwise provide.

                          CALLING SPECIAL MEETINGS OF SHAREHOLDERS

                 MERCANTILE                                       FIRSTAR

Under MBCL Section 225, a special meeting of   Under WBCL Section 702, a special meeting of
the shareholders may be called by the board    shareholders may be called by either the
of directors or another person as may be       board of directors, by any person authorized
designated in a corporation's by-laws. The     by the articles of incorporation or by-laws
Mercantile by-laws provide that special        to do so, or upon a written demand of the
meetings of shareholders may                   holders of 10% of the

CALLING SPECIAL MEETINGS OF SHAREHOLDERS (CONTINUED)
be called by the chairman of the board or by   votes entitled to be cast at the meeting. The
two-thirds of the Mercantile board.            Firstar articles of incorporation expressly
Accordingly, Mercantile shareholders do not    provide that the ability of shareholders to
have the right to demand that a special        demand a special meeting of shareholders is
meeting be called.                             restricted to the fullest extent now or
                                               hereafter permitted by the WBCL. Under the
                                               Firstar by-laws, the chairman of the board,
                                               the president or a majority of the Firstar
                                               board may also call a special meeting. The
                                               Firstar by-laws set forth in detail the
                                               procedures required to call a special meeting
                                               of shareholders and the business that may be
                                               conducted at a special meeting.

                            SUBMISSION OF SHAREHOLDER PROPOSALS

                 MERCANTILE                                       FIRSTAR

The Mercantile by-laws provide that in order   The Firstar by-laws provide that in order for
for a shareholder to bring business before     a shareholder to bring business before the
the annual meeting, the shareholder must give  annual meeting, the shareholder must give
timely notice of the proposal to Mercantile.   timely notice of the proposal to Firstar. To
To be timely, the notice must be received not  be timely, a notice must be received no later
later than the 60th day nor earlier than the   than the earlier of
90th day prior to the first anniversary of     - 45 days in advance of the first anniversary
the preceding year's annual meeting. However,    of the date proxy statements were mailed
if the annual meeting is more than 30 days       for the prior year's annual meeting, and
before or more than 60 days after the          - the later of 70 days prior to the date of
anniversary of the prior year's annual           the annual meeting for which the nomination
meeting, to be timely the notice must be         is being made and 10 business days after
delivered no earlier than 90 days prior to       the first public announcement of the date
the annual meeting and no later than the         of the annual meeting
later of 60 days prior to the annual meeting
or 10 days after the first public
announcement of the meeting date.

                               NOTICE OF SHAREHOLDER MEETINGS

                 MERCANTILE                                       FIRSTAR

Under MBCL Section 230 and the Mercantile by-  Under WBCL Section 705, a Wisconsin
laws, Mercantile must deliver a notice of an   corporation must notify its shareholders of
annual or special meeting not less than 10     annual or special meetings not less than 10
nor more than 70 days before the date of the   nor more than 60 days before an annual or
meeting.                                       special meeting, unless provided otherwise in
                                               the corporation's articles of incorporation
                                               or by-laws. The Firstar by-laws generally
                                               follow the WBCL on this point, except that
                                               for special meetings called by the chairman
                                               of the board or the president upon the demand
                                               of shareholders, Firstar must send the notice
                                               within 30 days after holders of shares
                                               representing at least 10% of the votes
                                               entitled to be cast at the special meeting
                                               deliver the demand to Firstar.


                           SHAREHOLDER VOTE REQUIRED FOR MERGERS

                 MERCANTILE                                       FIRSTAR

MBCL Section 425 provides that a plan of       WBCL Section 1103 permits the approval of a
merger or consolidation requires the           plan of merger or share exchange by the
affirmative vote of two-thirds of the          holders of a majority of the outstanding
outstanding shares entitled to vote in order   shares of each voting group of capital stock
to be approved.                                entitled to vote.

                                         DIVIDENDS

                 MERCANTILE                                       FIRSTAR

Under MBCL Section 220, a Missouri             Under WBCL Section 640, the board of
corporation may not pay cash dividends at a    directors of a Wisconsin corporation may
time when the net assets of the corporation    authorize, and the corporation may pay,
are less than its stated capital or when the   dividends or make other distributions to its
payment of the dividend would reduce the net   shareholders (including the repurchase of its
assets below stated capital. The MBCL places   shares) unless either of following is true:
additional restrictions on dividends that are  - after the distribution the corporation
payable in shares of the corporation's stock.    would not be able to pay its debts as they
In addition, under MBCL Section 210, a           become due in the usual course of business,
dividend paid out of paid-in capital cannot      or
be paid:                                       - the corporation's total assets after the
- unless all cumulative dividends on             distribution would be less than the sum of
  preferred or special classes of stock have     its total liabilities plus, unless the
  been paid                                      articles of incorporation provide
- when net assets are less than stated           otherwise, the amount that would be needed,
  capital or the dividend would reduce net       if the corporation were to be dissolved at
  assets below stated capital, and               the time of the distribution, to satisfy
- unless identified as a liquidating dividend    the preferential rights upon dissolution of
                                                 shareholders whose preferential rights are
                                                 superior to those receiving the
                                                 distribution

                                               The Firstar articles of incorporation provide
                                               that the shareholders have the right to
                                               receive

DIVIDENDS (CONTINUED)
                                               dividends if and when declared by the Firstar
                                               board out of funds legally available for
                                               dividends.

                                DISSENTER'S APPRAISAL RIGHTS

                 MERCANTILE                                       FIRSTAR

Under MBCL Section 455, a shareholder of any   Under WBCL Section 1302, a shareholder of a
corporation which is a party to a merger or    corporation is generally entitled to receive
consolidation, or which sells all or           payment of the fair value of their stock if
substantially all of its assets, has the       the shareholder dissents from transactions
right to dissent from this corporate action    including a proposed merger, share exchange
and to demand payment of the value of his      or a sale of substantially all of the assets
shares. See "Dissenters' Appraisal Rights."    of the corporation. However, dissenters'
                                               rights generally are not available to holders
                                               of shares, such as shares of Firstar common
                                               stock, that are registered on a national
                                               securities exchange or quoted on NASDAQ,
                                               unless the corporation's articles of
                                               incorporation provide otherwise or the
                                               transaction is a business combination as
                                               described under "-- Anti-Takeover
                                               Provisions--Business Combinations." A merger
                                               that does not alter the contract rights of
                                               the shares and does not change or convert the
                                               shares is not a business combination for this
                                               purpose. Under WBCL Section 1003, the
                                               presence or absence of dissenter's rights for
                                               a voting group affects the right of that
                                               group to vote on amendments to a
                                               corporation's articles of incorporation. If a
                                               voting group would have dissenters' rights as
                                               a result of the amendment, then a majority of
                                               the votes entitled to be cast by that voting
                                               group is required for adoption of the
                                               amendment.


                              SHAREHOLDERS' PREEMPTIVE RIGHTS

                 MERCANTILE                                       FIRSTAR

MBCL Section 305 allows preemptive rights to   Under WBCL Section 630, unless otherwise
be limited or denied to the extent provided    provided in a corporation's articles of
in a corporation's articles of incorporation.  incorporation, shareholders do not have a
The Mercantile articles of incorporation       preemptive rights. The Firstar articles of
expressly eliminate preemptive rights.         incorporation do not provide for preemptive
                                               rights.

                              SHAREHOLDER CLASS VOTING RIGHTS

                 MERCANTILE                                       FIRSTAR

Under MBCL Section 93, holders of a            Under WBCL Sections 1004 and 1103, holders of
particular class of shares are entitled to     a particular class of shares are entitled to
vote as a separate class if the rights of      vote as a separate class if the rights of
that class are affected in various respects    that class are affected in various respects
by amendments to the articles of               by mergers, consolidations or amendments to
incorporation. Mergers and consolidations,     the articles of incorporation. Under WBCL
however, are expressly not deemed to involve   Section 1003, the presence or absence of
a proposed amendment to the articles of        dissenter's rights for a voting group affects
incorporation. If the amendment affects only   the right of that group to vote on amendments
a part of a class, that part is entitled to    to a corporation's articles of incorporation.
vote as a class.                               If a voting group would have dissenters'
                                               rights as a result of the amendment, then a
                                               majority of the votes entitled to be cast by
                                               that voting group is required for adoption of
                                               the amendment. See "--Dissenters' Appraisal
                                               Rights."


              CONSIDERATION OF NON-SHAREHOLDER INTERESTS BY BOARD OF DIRECTORS

                 MERCANTILE                                       FIRSTAR

MBCL Section 347 allows the board of           Under WBCL Section 827, in discharging his or
directors of a Missouri corporation, in the    her duties to the corporation and in
exercise of its business judgment in           determining what he or she believes to be in
connection with an acquisition proposal, to    the best interests of the corporation, a
consider:                                      director or officer may, in addition to
- the consideration being offered in the       considering the effects of any action on
  proposal in relation to the current value    shareholders, consider the effects of the
  of the corporation in a freely negotiated    action on employees, suppliers, customers,
  sale or orderly liquidation, or the          the communities in which the corporation
  discounted future value of the corporation   operates and any other factors that the
  as an independent entity                     director or officer considers pertinent. The
- political, economic and other factors        Firstar articles of incorporation expressly
  bearing on security prices generally or the  incorporate the constituency provisions of
  current market value of the corporation's    the WBCL and permit a director to consider
  securities in particular                     the long-term as well as short-term interests
- whether the acquisition proposal would       of Firstar and its shareholders, including
  violate any laws                             the possibility that these interests may be
- social, legal and economic effects on        best served by Firstar's continued
  employees, suppliers, customers and the      independence.
  communities in which the corporation does
  business, and
- the financial condition and competence of
  the person making the proposal

                                      INDEMNIFICATION

                 MERCANTILE                                       FIRSTAR

MBCL Section 355 provides that a Missouri      Under WBCL Section 851, a Wisconsin
corporation may indemnify any person           corporation must indemnify its directors and
threatened with an action by virtue of their   officers against liability incurred by the
position as a director, officer or employee    director or officer in a proceeding to which
of the corporation. The corporation may        the indemnified person was a party because he
indemnify a director, officer or employee if   or she is a director or officer, unless
he or she acted in good faith and in a manner  liability was incurred because a director or he or she reasonably believed to be in or not  officer breached or failed to perform a duty
opposed to the best interests of the           that he or she owes to the corporation and
corporation, and, with respect to any          the breach or failure constitutes any of the
criminal action or proceeding, had no          following:
reasonable cause to believe that his or her    - a willful failure to deal fairly with the
conduct was unlawful. The Mercantile articles    corporation or its shareholders in
of incorporation provide for indemnification     connection with a matter in which the
of directors, officers and employees, except     director or officer has a material conflict
in cases of conduct which is finally adjudged    of interest
to be knowingly fraudulent, deliberately       - a violation of criminal law, unless the
dishonest or willful misconduct, or in cases     director or officer had reasonable cause to
of an accounting for profits under Section       believe that his or her conduct was lawful
16(b) of the Exchange Act. Mercantile may        or no reasonable cause to believe that his
make advances of expenses to the extent the      or her conduct was unlawful
Mercantile board deems appropriate, so long    - a transaction from which the director or
as the indemnified party provides a written      officer derived an improper personal
undertaking to repay any amounts if the          benefit
person is ultimately not entitled to           - willful misconduct.
indemnification.

                                               The Firstar by-laws provide for
                                               indemnification of directors and officers to
                                               the fullest extent permitted by the WBCL and
                                               set forth additional procedural requirements
                                               for indemnification. Firstar will reimburse
                                               the director or officer for reasonable
                                               expenses as incurred, so long as the director
                                               or officer provides a written certificate
                                               affirming his or her good faith belief that
                                               he or she has not engaged in any conduct
                                               constituting a breach of duty, and that he or
                                               she will repay Firstar if ultimately not
                                               entitled to indemnification.


                                       ASSESSABILITY

                 MERCANTILE                                       FIRSTAR

MBCL Section 280 provides that if a Missouri   WBCL Section 622 provides that shareholders
corporation has insufficient property to pay   of Wisconsin corporations are personally
any execution levied against it, then the      liable to an amount equal to the par value of
execution may be levied against shareholders,  shares owned by them (and to the
but only to the extent of the amount of the    consideration for which shares without par
unpaid balance of the shares owned by the      value were issued) for debts owing to
shareholder. This type of execution must be    employees of the corporation for services
made by court order, and no                    performed for the corporation, but not
                                               exceeding

ASSESSABILITY (CONTINUED)
shareholder may be liable in excess of the     six months' service in any one case.
amount of shares owned.

                          AMENDMENTS TO ARTICLES OF INCORPORATION

                 MERCANTILE                                       FIRSTAR

Under the MBCL, shareholders must approve a    Under WBCL Section 1003, the board of
proposed charter amendment to the articles of  directors may propose amendments to a
incorporation of a Missouri corporation by a   corporation's articles of incorporation and
majority vote of the outstanding shares        can establish conditions for the amendment.
entitled to vote. The Mercantile articles of   The WBCL provides that amendments to articles
incorporation provide that amendments by the   of incorporation, except in some limited
shareholders to the Mercantile articles of     circumstances, must be approved by the
incorporation relating to the number,          shareholders in addition to approval by the
classification, qualifications or removal of   board of directors. The vote of shareholders
directors, and the filling of vacancies on     needed to approve an amendment depends in
the Mercantile board, require the affirmative  part on the rights of the voting groups
vote of not less than 75% of the total votes   entitled to vote separately on the amendment.
of Mercantile's outstanding shares of capital  If a voting group would have dissenters'
stock entitled to vote at a meeting, voting    rights as a result of the amendment, then a
together as a single class, unless the         majority of the votes entitled to be cast by
amendment has previously been expressly        that voting group is required for adoption of
approved by at least two-thirds of the         the amendment. Otherwise, the WBCL provides
Mercantile board, in which case the only       that, if a quorum exists, the amendment will
required vote of shareholders is the vote      be adopted if the votes cast within the
provided for by the MBCL or otherwise.         voting group favoring the action exceed the
                                               votes cast opposing the action, unless the
                                               articles of incorporation or the WBCL require
                                               a greater number of affirmative votes. The
                                               Firstar articles of incorporation require the
                                               affirmative vote of not less than 80% of the
                                               outstanding shares entitled to vote for
                                               directors to amend provisions of the Firstar
                                               articles of incorporation relating to:
                                               - shareholder proposals
                                               - the board of directors
                                               - business combinations
                                               - special meetings of shareholders
                                               - amendments to the provision of Firstar's
                                                 articles of incorporation that calls for
                                                 the above supermajority votes.

                                    AMENDMENT OF BY-LAWS

                 MERCANTILE                                       FIRSTAR

MBCL Section 290 vests the power to amend the  WBCL Section 1020 provides that a
by-laws in the hands of the shareholders,      corporation's shareholders or board of
unless and to the extent that this power is    directors may adopt, amend or repeal the
vested in the board of directors by the        corporation's by-laws. However, the
articles of incorporation. The Mercantile      corporation's articles of incorporation may
articles of incorporation do vest this power   reserve that power exclusively to the
in the Mercantile board. The Mercantile        shareholders. In addition, the shareholders
articles of incorporation provide that         in adopting, amending or repealing a
amendments by shareholders to Mercantile's     particular by-law may provide that the board
by-laws relating to the number,                of directors may not amend, repeal or readopt
classification, qualifications or removal of   that by-law. The Firstar articles of
directors, and the filling of vacancies on     incorporation require the affirmative vote of
the Mercantile board, require the affirmative  not less than 80% of the outstanding shares
vote of not less than 75% of the total votes   entitled to vote for directors to amend
of Mercantile's outstanding shares of capital  provisions of the Firstar by-laws relating to
stock entitled to vote at a meeting, voting    shareholder proposals and special meetings.
together as a single class, unless the
amendment has previously been expressly
approved by at least two-thirds of the
Mercantile board, in which case the only
required vote of shareholders is the vote
provided for by the MBCL or otherwise.

                          DISSENTERS' APPRAISAL RIGHTS

    Under MBCL Section 455, a shareholder of any Missouri corporation that is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from this corporate action and to demand payment of the value of his shares. To exercise these appraisal rights, the shareholder must:

    - file a written objection to the merger before the merger is submitted to a shareholder vote;

    - not vote in favor of the merger

    - within 20 days after the merger is effected, make written demand on the surviving corporation for payment of the fair value of the shares as of the day prior to the date on which the vote was taken approving the merger

    - state the number and class of shares owned by the dissenting shareholder.

    If the dissenting shareholder and the surviving corporation agree on the value of the shares within 30 days of the merger taking effect, the corporation will make payment for the shares within 90 days after this date. If the dissenting shareholder and the surviving corporation cannot agree on the value of the shares within 30 days of the merger taking effect, the shareholder may, within 60 days following the end of the 30-day period, file a petition with any court within the county in which the registered office of the surviving corporation is situated for a judicial determination of the fair value of the shares. If the dissenting shareholder does not file the petitions within the above time frames, he or she will be presumed to have approved and ratified the merger.

                                 LEGAL MATTERS

    The validity of the Firstar common stock to be issued in connection with the merger will be passed upon by Foley & Lardner, Milwaukee, Wisconsin. Harry V. Carlson, Jr. of Foley & Lardner beneficially owns shares of Firstar common stock. As of the date of this document, the number of shares Mr. Carlson owns is less than 0.1% of the outstanding shares of Firstar common stock.

                                    EXPERTS

    The consolidated financial statements of Firstar and its subsidiaries incorporated in this document by reference to Firstar's Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated in this document by reference in reliance on the report with respect to those financial statements of PricewaterhouseCoopers LLP, independent public accountants, given upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Mercantile and its subsidiaries as of December 31, 1998, 1997, and 1996, and for each of the years in the three-year period ended December 31, 1998 incorporated in this document by reference to Mercantile's Annual Report on Form 10-K have been incorporated in this document by reference in reliance on the report with respect to those financial statements of KPMG LLP, independent public accountants, given upon the authority of said firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

    Shareholders of Firstar may submit proposals to be considered for shareholder action at the 2000 annual meeting of Firstar shareholders if they do so in accordance with applicable regulations of the SEC. Any proposals must be received by the Secretary of Firstar no later than October 31, 1999 in order to be considered for inclusion in Firstar's 2000 proxy materials. Any proposal from a Firstar shareholder to be presented at the 2000 annual meeting of Firstar shareholders that is submitted outside the processes of Rule 14a-8 under the Exchange Act and that therefore will not be included in proxy materials to be sent to Firstar shareholders by Firstar must be received by the Secretary of Firstar no later than the earlier of (1) February 28, 2000, and (2) the later of 70 days prior to the date of the 2000 annual meeting of Firstar shareholders and 10 business days after the first public announcement of the date of the 2000 annual meeting in order to be considered timely received under the Firstar by-laws.

    Mercantile will hold a 2000 annual meeting of shareholders only if the merger is not consummated before the time of the meeting. In the event that such a meeting is held, any proposals of Mercantile shareholders intended to be presented at the meeting must be received by the Secretary of Mercantile no later than November 14, 1999 in order to be considered for inclusion in the Mercantile proxy materials relating to the meeting. Any proposal from a Mercantile shareholder that is submitted outside the processes of Rule 14a-8 under the Exchange Act and that therefore will not be included in proxy materials to be sent to Mercantile shareholders by Mercantile must be received by the Secretary of Mercantile not earlier than January 21, 2000 nor later than February 20, 2000 in order to be considered timely received under the Mercantile by-laws.

                                 OTHER MATTERS

    As of the date of this document, the Mercantile board and the Firstar board know of no matters that will be presented for consideration at either of their special meetings other than as described in this document. If any other matters properly come before either of the Firstar or Mercantile special meetings, or any adjournments or postponements of these meetings, and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Mercantile and Firstar.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of PricewaterhouseCoopers LLP will be present at the Firstar special meeting and representatives of KPMG LLP will be present at the Mercantile special meeting. In each case, these representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

    Firstar has filed a registration statement with the SEC under the Securities Act that registers the distribution to Mercantile shareholders of the shares of Firstar common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Firstar and Firstar common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

    In addition, Firstar (File No. 1-2981) and Mercantile (File No. 1-11792) file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like Firstar and Mercantile, who file electronically with the SEC. The address of that site is http://www.sec.gov. Firstar's address on the world wide web is http://www.firstar.com, and Mercantile's address is http://www.mercantile.com. The information on our web sites is not a part of this document.

    You can also inspect reports, proxy statements and other information about Firstar and Mercantile at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The SEC allows Firstar and Mercantile to "incorporate by reference" information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

    This document incorporates by reference the documents listed below that Firstar and Mercantile have previously filed with the SEC. They contain important information about our companies and their financial condition.

FIRSTAR SEC FILINGS                            PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K (excluding the
  report, dated January 11, 1999, of Arthur
  Andersen LLP set forth in Exhibit 13
  thereto)...................................  Year ended December 31, 1998, as filed
                                                 March 24, 1999
Quarterly Report on Form 10-Q................  Quarter ended March 31, 1999, as filed
                                                 May 14, 1999

The description of Firstar common stock set forth in the Firstar Current Report on Form
  8-K filed on March 16, 1999, including any amendment or report filed with the SEC for the purpose of updating such description.

The description of Firstar Preferred Stock
  Purchase Rights set forth in the Firstar registration statement filed under Section
  12 of the Exchange Act on Form 8-A on
  December 1, 1998, including any amendment or report filed with the SEC for the purpose of updating such description.

Current Reports on Form 8-K..................  Filed:
                                                 - March 16, 1999
                                                 - April 2, 1999
                                                 - May 4, 1999
                                                 - May 19, 1999
                                                 - May 20, 1999


MERCANTILE SEC FILINGS                         PERIOD
---------------------------------------------  ---------------------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 1998, as filed March
                                                 30, 1999

Quarterly Report on Form 10-Q................  Quarter ended March 31, 1999, as filed May
                                               14, 1999

The description of Mercantile common stock set forth in Item 1 of the Mercantile registration statement filed under Section
  12 of the Exchange Act on Form 8-A on May
  27, 1998, including any amendment or report filed with the SEC for the purpose of updating such description.

MERCANTILE SEC FILINGS                         PERIOD
---------------------------------------------  ---------------------------------------------

The description of Mercantile Shareholder
  Rights set forth in the Mercantile
  registration statement filed under Section
  12 of the Exchange Act on Form 8-A on May
  27, 1998, including any amendment or report filed with the SEC for the purpose of updating such description.

Current Reports on Form 8-K..................  Filed May 4, 1999

    Firstar and Mercantile incorporate by reference additional documents that either company may file with the SEC between the date of this document and the dates of each of their special meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Firstar has supplied all information contained or incorporated by reference in this document relating to Firstar, as well as all pro forma financial information, and Mercantile has supplied all such information relating to Mercantile.

    You can obtain any of the documents incorporated by reference in this document through Firstar or Mercantile, as the case may be, or from the SEC through the SEC's internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

                   FIRSTAR                                      MERCANTILE
             Investor Relations                        Investor Relations, Tram 14-2
             Firstar Corporation                      Mercantile Bancorporation Inc.
          777 East Wisconsin Avenue                         7th and Washington
         Milwaukee, Wisconsin 53202                        One Mercantile Center
          Telephone (414) 765-4325                       St. Louis, Missouri 63101
                                                         Telephone (314) 418-1359

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JULY 21, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

    This document, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations and business of Firstar and Mercantile and, assuming the consummation of the merger, a combined Firstar and Mercantile, including statements relating to:

    - the synergies (including cost savings), and accretion to reported earnings expected to be realized from the merger

    - business opportunities and strategies potentially available to the combined company; the restructuring charges expected to be incurred in connection with the merger

    - management, operations and policies of the combined company after the merger

    - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "should" or similar expressions.

    These forward-looking statements involve some risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among other things, the following possibilities:

    - expected cost savings from the merger cannot be fully realized or realized within the expected time

    - revenues following the merger are lower than expected

    - competitive pressure among depository institutions increases significantly

    - costs or difficulties related to the integration of the businesses of Firstar and Mercantile are greater than expected

    - changes in the interest rate environment reduce interest margins

    - general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected

    - legislation or regulatory requirements or changes adversely affect the business in which the combined company will be engaged

    - changes may occur in the securities market.

    All dividends on Firstar common stock are subject to determination by the Firstar board in its discretion.

    See "Where You Can Find More Information."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on our companies' historical financial positions and results of operations under the "pooling of interests" method of accounting. Under this method of accounting, the recorded asset, liabilities, shareholders' equity, income and expenses of both companies are combined and reflected at their historical amounts. The unaudited pro forma condensed combined financial information combines the historical financial information of Firstar and Mercantile as of March 31, 1999, for the three-month period ended March 31, 1999, and for the twelve-month periods ended December 31, 1998, 1997, and 1996. The unaudited pro forma condensed combined balance sheet as of March 31, 1999 assumes the merger was consummated on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been consummated at the beginning of the earliest period presented.

    The merger, which is expected to be completed in the fourth quarter of 1999, provides for the exchange of 2.091 shares of Firstar common stock for each outstanding share of Mercantile common stock. The unaudited pro forma condensed combined financial information is based on and derived from, and should be read in conjunction with, our historical consolidated financial statements and the related notes, which are incorporated in this document by reference. See "Where You can Find More Information."

    The unaudited pro forma condensed combined balance sheet as of March 31, 1999 reflects the effect of an estimated non-recurring merger charge of $428 million. See Note 3 to the unaudited pro forma financial information on page 99 for further information. The combined company expects to achieve substantial merger benefits, including operating cost savings. The pro forma earnings do not reflect any financial benefits which are expected to result from the consolidation of operations and are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of financial benefits to be realized. See "Management and Operations After the Merger."

    The unaudited pro forma condensed combined financial information is presented for illustrative purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated during the periods or as of the dates for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

             FIRSTAR CORPORATION AND MERCANTILE BANCORPORATION INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               AT MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)

                                                                        MERCANTILE                   PRO FORMA
                                                          FIRSTAR     BANCORPORATION   PRO FORMA      FIRSTAR
                                                        CORPORATION        INC.       ADJUSTMENTS   CORPORATION
                                                       -------------  --------------  -----------  -------------
ASSETS:
Cash and due from banks..............................  $   2,069,888   $  1,210,972    $           $   3,280,860
Money market investments.............................         86,220        657,831                      744,051
Trading securities...................................              0        188,069                      188,069
Investment securities:
  Available-for-sale.................................      5,720,607      9,308,727                   15,029,334
  Held-to-maturity...................................        219,007         81,906                      300,913
                                                       -------------  --------------  -----------  -------------
  Total securities...................................      5,939,614      9,390,633            0      15,330,247
Loans:
  Commercial loans...................................      9,284,217      6,498,961                   15,783,178
  Real estate loans..................................      9,269,501     12,438,037                   21,707,538
  Retail loans.......................................      7,773,591      3,363,951                   11,137,542
                                                       -------------  --------------  -----------  -------------
    Total loans......................................     26,327,309     22,300,949            0      48,628,258
      Allowance for loan losses......................        401,943        309,048                      710,991
                                                       -------------  --------------  -----------  -------------
    Net loans........................................     25,925,366     21,991,901            0      47,917,267
Loans held for sale..................................      1,179,985        176,050                    1,356,035
Premises and equipment...............................        609,377        533,807      (24,000)      1,119,184
Intangible assets....................................      1,085,725        765,560                    1,851,285
Other assets.........................................      1,055,675        663,996                    1,719,671
                                                       -------------  --------------  -----------  -------------
    Total assets.....................................  $  37,951,850   $ 35,578,819    $ (24,000)  $  73,506,669
                                                       -------------  --------------  -----------  -------------
                                                       -------------  --------------  -----------  -------------

LIABILITIES:
Deposits:
  Noninterest-bearing deposits.......................  $   5,982,868   $  3,901,014    $           $   9,883,882
  Interest-bearing deposits..........................     21,884,893     20,821,383                   42,706,276
                                                       -------------  --------------  -----------  -------------
    Total deposits...................................     27,867,761     24,722,397            0      52,590,158
Short-term borrowings................................      3,913,666      2,730,375                    6,644,041
Long-term debt.......................................      1,687,599      4,406,070                    6,093,669
Other liabilities....................................        804,570        618,514      262,000       1,685,084
                                                       -------------  --------------  -----------  -------------
    Total liabilities................................     34,273,596     32,477,356      262,000      67,012,952
                                                       -------------  --------------  -----------  -------------
SHAREHOLDERS' EQUITY:
Common stock.........................................          6,641          1,578        1,695           9,914
Surplus..............................................      1,266,731      1,009,106       (3,848)      2,271,989
Retained earnings....................................      2,370,742      2,099,532     (286,000)      4,184,274
Treasury stock, at cost..............................        (41,720)        (2,153)       2,153         (41,720)
Accumulated other comprehensive income...............         75,860         (6,600)                      69,260
                                                       -------------  --------------  -----------  -------------
    Total shareholders' equity.......................      3,678,254      3,101,463     (286,000)      6,493,717
                                                       -------------  --------------  -----------  -------------
    Total liabilities and shareholders' equity.......  $  37,951,850   $ 35,578,819    $ (24,000)  $  73,506,669
                                                       -------------  --------------  -----------  -------------
                                                       -------------  --------------  -----------  -------------

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

             FIRSTAR CORPORATION AND MERCANTILE BANCORPORATION INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1999
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                          MERCANTILE                   PRO FORMA
                                                             FIRSTAR    BANCORPORATION    PRO FORMA     FIRSTAR
                                                           CORPORATION       INC.        ADJUSTMENTS  CORPORATION
                                                           -----------  ---------------  -----------  -----------
INTEREST INCOME:
Interest and fees on loans...............................   $ 528,102      $ 431,903      $            $ 960,005
Interest and fees on loans held for sale.................      27,156                                     27,156
Interest on investment securities........................      92,918        145,756                     238,674
Interest on trading securities...........................          11          2,579                       2,590
Interest on money market investments.....................       1,298          6,700                       7,998
                                                           -----------  ---------------  -----------  -----------
  Total interest income..................................     649,485        586,938              0    1,236,423

INTEREST EXPENSE:
Interest on deposits.....................................     210,579        216,638                     427,217
Interest on short-term borrowings........................      46,873         30,857                      77,730
Interest on long-term debt...............................      26,180         55,214                      81,394
                                                           -----------  ---------------  -----------  -----------
  Total interest expense.................................     283,632        302,709              0      586,341
                                                           -----------  ---------------  -----------  -----------
    Net interest income..................................     365,853        284,229              0      650,082
Provision for loan losses................................      35,910          7,479                      43,389
                                                           -----------  ---------------  -----------  -----------
    Net interest income after provision for loan
      losses.............................................     329,943        276,750              0      606,693

NONINTEREST INCOME:
Trust income.............................................      72,353         29,142                     101,495
Mortgage banking income..................................      33,899          6,199                      40,098
Service charges on deposits..............................      45,139         29,640                      74,779
Credit card income.......................................      21,674          3,503                      25,177
ATM Income...............................................       6,661          3,772                      10,433
All other income.........................................      43,360         41,225                      84,585
                                                           -----------  ---------------  -----------  -----------
                                                              223,086        113,481              0      336,567
Investment securities gains/(losses)--net................          (2)        12,963                      12,961
                                                           -----------  ---------------  -----------  -----------
  Total noninterest income...............................     223,084        126,444              0      349,528

NONINTEREST EXPENSE:
Salaries.................................................     116,767        101,687                     218,454
Pension and other employee benefits......................      22,379         21,652                      44,031
Equipment expense........................................      21,742         23,689                      45,431
Occupancy expense--net...................................      26,215         17,191                      43,406
All other expense........................................      98,066         61,135                     159,201
                                                           -----------  ---------------  -----------  -----------
                                                              285,169        225,354              0      510,523
Merger and restructuring expenses........................      15,000                                     15,000
                                                           -----------  ---------------  -----------  -----------
  Total noninterest expense..............................     300,169        225,354              0      525,523
                                                           -----------  ---------------  -----------  -----------
INCOME BEFORE TAX........................................     252,858        177,840              0      430,698
Income tax...............................................      83,271         59,803                     143,074
                                                           -----------  ---------------  -----------  -----------
NET INCOME...............................................   $ 169,587      $ 118,037      $       0    $ 287,624
                                                           -----------  ---------------  -----------  -----------
                                                           -----------  ---------------  -----------  -----------
PER SHARE:
Basic earnings per common share..........................   $    0.26      $    0.75                   $    0.29
Diluted earnings per common share........................        0.25           0.74                        0.29
Average common shares--basic (thousands).................     661,572        157,633                     991,182
Average common shares--diluted (thousands)...............     675,118        159,602                   1,008,845

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

             FIRSTAR CORPORATION AND MERCANTILE BANCORPORATION INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1998

              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                          MERCANTILE                  PRO FORMA
                                                             FIRSTAR    BANCORPORATION   PRO FORMA     FIRSTAR
                                                           CORPORATION       INC.       ADJUSTMENTS  CORPORATION
                                                           -----------  --------------  -----------  -----------
INTEREST INCOME:
Interest and fees on loans...............................   $2,152,359    $1,771,235     $           $$3,923,594
Interest and fees on loans held for sale.................      70,808                                    70,808
Interest on investment securities........................     412,212        581,865                    994,077
Interest on trading securities...........................          73          8,821                      8,894
Interest on money market investments.....................       6,036         30,197                     36,233
                                                           -----------  --------------  -----------  -----------
  Total interest income..................................   2,641,488      2,392,118             0    5,033,606

INTEREST EXPENSE:
Interest on deposits.....................................     911,958        931,716                  1,843,674
Interest on short-term borrowings........................     207,650        174,335                    381,985
Interest on long-term debt...............................     109,101        181,807                    290,908
                                                           -----------  --------------  -----------  -----------
  Total interest expense.................................   1,228,709      1,287,858             0    2,516,567
                                                           -----------  --------------  -----------  -----------
    Net interest income..................................   1,412,779      1,104,260             0    2,517,039
Provision for loan losses................................     113,636         51,154                    164,790
                                                           -----------  --------------  -----------  -----------
    Net interest income after provision for loan
    losses...............................................   1,299,143      1,053,106             0    2,352,249

NONINTEREST INCOME:
Trust income.............................................     262,259        112,999                    375,258
Mortgage banking income..................................     151,096         54,455                    205,551
Service charges on deposits..............................     177,008        119,277                    296,285
Credit card income.......................................      84,853         12,556                     97,409
ATM Income...............................................      28,672         15,556                     44,228
All other income.........................................     155,165        163,589                    318,754
                                                           -----------  --------------  -----------  -----------
                                                              859,053        478,432             0    1,337,485
Investment securities gains/(losses)--net................       1,095         15,435                     16,530
Gain on sale of subsidiaries.............................                     48,051                     48,051
                                                           -----------  --------------  -----------  -----------
  Total noninterest income...............................     860,148        541,918             0    1,402,066

NONINTEREST EXPENSE:
Salaries.................................................     540,977        418,351                    959,328
Pension and other employee benefits......................      97,025         77,608                    174,633
Equipment expense........................................     103,713         85,426                    189,139
Occupancy expense--net...................................     102,464         67,003                    169,467
All other expense........................................     434,043        244,047                    678,090
                                                           -----------  --------------  -----------  -----------
                                                            1,278,222        892,435             0    2,170,657
Merger and retructuring expenses.........................     242,970        134,322                    377,292
                                                           -----------  --------------  -----------  -----------
  Total noninterest expense..............................   1,521,192      1,026,757             0    2,547,949
                                                           -----------  --------------  -----------  -----------
INCOME BEFORE TAX........................................     638,099        568,267             0    1,206,366
Income tax...............................................     207,952        192,964                    400,916
                                                           -----------  --------------  -----------  -----------
NET INCOME...............................................   $ 430,147     $  375,303     $       0    $ 805,450
                                                           -----------  --------------  -----------  -----------
                                                           -----------  --------------  -----------  -----------
PER SHARE:
Basic earnings per common share..........................   $    0.66     $     2.45                  $    0.83
Diluted earnings per common share........................        0.65           2.41                       0.81
Average common shares--basic (thousands).................     649,530        153,462                    970,420
Average common shares--diluted (thousands)...............     663,054        155,921                    989,085

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

             FIRSTAR CORPORATION AND MERCANTILE BANCORPORATION INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1997
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                          MERCANTILE                  PRO FORMA
                                                             FIRSTAR    BANCORPORATION   PRO FORMA     FIRSTAR
                                                           CORPORATION       INC.       ADJUSTMENTS  CORPORATION
                                                           -----------  --------------  -----------  -----------
INTEREST INCOME:
Interest and fees on loans...............................   $1,982,684    $1,651,816     $            $3,634,500
Interest and fees on loans held for sale.................      20,878                                    20,878
Interest on investment securities........................     362,224        432,460                    794,684
Interest on trading securities...........................         131          7,077                      7,208
Interest on money market investments.....................      11,182         27,325                     38,507
                                                           -----------  --------------  -----------  -----------
    Total interest income................................   2,377,099      2,118,678             0    4,495,777

INTEREST EXPENSE:
Interest on deposits.....................................     804,406        842,949                  1,647,355
Interest on short-term borrowings........................     183,642        159,013                    342,655
Interest on long-term debt...............................      86,884         68,978                    155,862
                                                           -----------  --------------  -----------  -----------
    Total interest expense...............................   1,074,932      1,070,940             0    2,145,872
                                                           -----------  --------------  -----------  -----------
      Net interest income................................   1,302,167      1,047,738             0    2,349,905
Provision for loan losses................................     117,772         86,355                    204,127
                                                           -----------  --------------  -----------  -----------
      Net interest income after provision for loan
        losses...........................................   1,184,395        961,383             0    2,145,778

NONINTEREST INCOME:
Trust income.............................................     234,195        103,928                    338,123
Mortgage banking income..................................      70,644         26,625                     97,269
Service charges on deposits..............................     152,410        109,058                    261,468
Credit card income.......................................      88,615         21,169                    109,784
ATM Income...............................................      22,397         13,271                     35,668
All other income.........................................     124,877        132,493                    257,370
                                                           -----------  --------------  -----------  -----------
                                                              693,138        406,544             0    1,099,682
Investment securities gains/(losses)--net................      (3,916)         7,649                      3,733
Gain on sale of merchant processing......................      22,821                                    22,821
                                                           -----------  --------------  -----------  -----------
    Total noninterest income.............................     712,043        414,193             0    1,126,236

NONINTEREST EXPENSE:
Salaries.................................................     478,159        381,942                    860,101
Pension and other employee benefits......................      91,114         85,048                    176,162
Equipment expense........................................      94,369         70,272                    164,641
Occupancy expense--net...................................      91,348         61,697                    153,045
All other expense........................................     371,516        216,026                    587,542
                                                           -----------  --------------  -----------  -----------
                                                            1,126,506        814,985             0    1,941,491
Loss on sale of credit card loans........................                     50,000                     50,000
Merger and restructuring expenses........................                    121,393                    121,393
                                                           -----------  --------------  -----------  -----------
    Total noninterest expense............................   1,126,506        986,378             0    2,112,884
                                                           -----------  --------------  -----------  -----------
INCOME BEFORE TAX........................................     769,932        389,198             0    1,159,130
Income tax...............................................     256,038        142,376                    398,414
                                                           -----------  --------------  -----------  -----------
NET INCOME...............................................   $ 513,894     $  246,822     $       0    $ 760,716
                                                           -----------  --------------  -----------  -----------
                                                           -----------  --------------  -----------  -----------
PER SHARE:
Basic earnings per common share..........................   $    0.83     $     1.76                  $    0.83
Diluted earnings per common share........................        0.81           1.73                       0.82
Average common shares--basic (thousands).................     620,283        140,009                    913,042
Average common shares--diluted (thousands)...............     634,149        142,639                    932,407

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

             FIRSTAR CORPORATION AND MERCANTILE BANCORPORATION INC.

               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                    MERCANTILE
                                                       FIRSTAR    BANCORPORATION   PRO FORMA   PRO FORMA FIRSTAR
                                                     CORPORATION       INC.       ADJUSTMENTS     CORPORATION
                                                     -----------  --------------  -----------  -----------------
INTEREST INCOME:
Interest and fees on loans.........................   $1,869,407    $1,404,809     $              $ 3,274,216
Interest and fees on loans held for sale...........      20,454                                        20,454
Interest on investment securities..................     378,408        343,375                        721,783
Interest on trading securities.....................         344          3,630                          3,974
Interest on money market investments...............       7,062         19,306                         26,368
                                                     -----------  --------------  -----------  -----------------
Total interest income..............................   2,275,675      1,771,120             0        4,046,795

INTEREST EXPENSE:
Interest on deposits...............................     788,023        692,138                      1,480,161
Interest on short-term borrowings..................     171,694         89,676                        261,370
Interest on long-term debt.........................      63,687         40,343                        104,030
                                                     -----------  --------------  -----------  -----------------
Total interest expense.............................   1,023,404        822,157             0        1,845,561
                                                     -----------  --------------  -----------  -----------------
Net interest income................................   1,252,271        948,963             0        2,201,234
Provision for loan losses..........................      97,334         78,766                        176,100
                                                     -----------  --------------  -----------  -----------------
Net interest income after provision for loan
  losses...........................................   1,154,937        870,197             0        2,025,134

NONINTEREST INCOME:
Trust income.......................................     196,891         93,704                        290,595
Mortgage banking income............................      64,811         13,518                         78,329
Service charges on deposits........................     147,424         98,908                        246,332
Credit card income.................................      81,622         28,415                        110,037
ATM Income.........................................      15,547          8,450                         23,997
All other income...................................     117,485        124,723                        242,208
                                                     -----------  --------------  -----------  -----------------
                                                        623,780        367,718             0          991,498
Investment securities gains/(losses)--net..........      (2,365)           292                         (2,073)
                                                     -----------  --------------  -----------  -----------------
Total noninterest income...........................     621,415        368,010             0          989,425

NONINTEREST EXPENSE:
Salaries...........................................     466,133        335,803                        801,936
Pension and other employee benefits................      97,089         77,437                        174,526
Equipment expense..................................      86,952         60,605                        147,557
Occupancy expense--net.............................      91,460         55,489                        146,949
All other expense..................................     341,829        212,397                        554,226
                                                     -----------  --------------  -----------  -----------------
                                                      1,083,463        741,731             0        1,825,194
SAIF assessments...................................      15,522         12,385                         27,907
Merger and restructuring expenses..................      53,267         51,071                        104,338
                                                     -----------  --------------  -----------  -----------------
Total noninterest expense..........................   1,152,252        805,187             0        1,957,439
INCOME BEFORE TAX..................................     624,100        433,020             0        1,057,120
Income tax.........................................     208,682        148,567                        357,249
                                                     -----------  --------------  -----------  -----------------
NET INCOME.........................................   $ 415,418     $  284,453     $       0      $   699,871
                                                     -----------  --------------  -----------  -----------------
                                                     -----------  --------------  -----------  -----------------
PER SHARE:
Basic earnings per common share....................   $    0.65     $     2.12                    $      0.76
Diluted earnings per common share..................        0.64           2.09                           0.75
Average common shares--basic (thousands)...........     633,858        133,926                        913,897
Average common shares--diluted (thousands).........     644,640        135,996                        929,008

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

                              FIRSTAR CORPORATION
                       AND MERCANTILE BANCORPORATION INC.

             NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                  INFORMATION

NOTE 1--BASIS OF PRESENTATION

    On April 30, 1999 Firstar Corporation announced that it had signed a definitive agreement to acquire Mercantile Bancorporation Inc. through an exchange of shares.

    The unaudited pro forma condensed combined financial information has been prepared assuming that the merger will be accounted for under the pooling of interests method and is based on the historical consolidated financial statements of the two companies. A review of each company's respective accounting policies has not been completed. As a result of this review, it might be necessary to restate certain amounts in the financial statements of the combined company to conform to those accounting policies that are most appropriate. Any such restatements are not expected to be material.

NOTE 2--SHAREHOLDERS' EQUITY

    Under the terms of the merger agreement, Mercantile shareholders will receive 2.091 shares of Firstar common stock for each share of Mercantile common stock owned. Mercantile had 157,868,547 shares of common stock outstanding at March 31, 1999 which will be exchanged for approximately 330,104,000 shares of Firstar common stock. The combined company will have approximately 991,318,000 shares outstanding after the merger. The common stock in the unaudited pro forma condensed combined balance sheet has been adjusted to reflect the par value amount of shares of the combined company. Pro forma retained earnings reflects an adjustment for estimated merger related charges as described in Note 3 below.

NOTE 3--MERGER RELATED CHARGES

    In connection with the merger, Firstar and Mercantile expect the combined company to incur pre-tax merger related charges of approximately $428 million. These are expected to include approximately $159 million in employee related payments, $94 million in direct conversion costs, $60 million in charges related to consolidation of systems and operations, $24 million in occupancy and equipment charges (elimination of duplicate facilities and write-off of equipment) and $91 million in other merger related costs (including legal and investment banking fees).

    The merger related charges and related tax effect have been reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 1999, and have not been reflected in the unaudited pro forma condensed combined income statements as they are not expected to have a continuing impact on the operations of the combined company.

                             INDEX OF DEFINED TERMS

                                             PAGE NO.
                                             ---------
Acquiring Person...........................         73
Acquisition Transaction....................         56
affiliate..................................         59
BIF........................................         69
broker non-votes...........................         15
business combination.......................      79,80
cause......................................         77
CSFB Opinion...............................         25
default....................................         66
Distribution Date..........................         73
DLJ Opinion................................         30
DPC Shares.................................         38
effective time.............................         41
exchange agent.............................         40
Exchange Fund..............................         40
exchange ratio.............................         20
Exercise Termination Event.................         57
FICO.......................................         69
Final Expiration Date......................         73
First Year EPS.............................         27
Firstar Option Agreement...................         54
Firstar Option Shares......................         55
Firstar Right Certificates.................         73
Firstar Rights Agreement...................         20
Firstar Series A Preferred Shares..........         72
Firstar Shareholder Right..................         20
Holder.....................................         56
in danger of default.......................         66
I/B/E/S....................................         30
Initial Triggering Event...................         56
interested person..........................         80
interested shares..........................         81
interested shareholder.....................         79
Issuer.....................................         54
Issuer Common Stock........................         55

                                             PAGE NO.
                                             ---------
Issuer Option..............................         55
Issuer Option Agreement....................         54
Issuer Option Repurchase Price.............         57
Issuer Option Share Repurchase Price.......         58
Issuer Option Shares.......................         55
leverage ratio.............................         67
Market/Offer Price.........................         58
Mercantile Employees.......................         45
Mercantile Option Agreement................         54
Mercantile Option Shares...................         55
Mercantile Rights Agreement................         20
Mercantile Shareholder Right...............         20
Mercantile Stock Plans.....................         39
Option Agreements..........................         54
Optionee...................................         55
Owner......................................         57
Purchase Price.............................         72
Repurchase Event...........................         58
Requisite Regulatory Approvals.............         46
Rights Record Date.........................         72
Rights Redemption Price....................         75
SAIF.......................................         69
Second Year EPS............................         27
significant shareholder....................         80
State Member Bank..........................         68
Subsequent Triggering Event................         57
Substitute Option..........................         58
Summary of Rights..........................         73
Surrender Price............................         59
Tier 1.....................................         67
Tier 2.....................................         67
Tier 3.....................................         67
total capital..............................         67
Trust Account Shares.......................         38

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                         MERCANTILE BANCORPORATION INC.
                                      AND
                              FIRSTAR CORPORATION
                           DATED AS OF APRIL 30, 1999

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                ---------
                                              AGREEMENT AND PLAN OF MERGER

                                                        ARTICLE I

                                                       THE MERGER

1.1        The Merger.........................................................................................        A-1
1.2        Effective Time.....................................................................................        A-2
1.3        Effects of the Merger..............................................................................        A-2
1.4        Conversion of Mercantile Common Stock..............................................................        A-2
1.5        Firstar Capital Stock..............................................................................        A-4
1.6        Options............................................................................................        A-4
1.7        Certificate of Incorporation.......................................................................        A-4
1.8        By-Laws............................................................................................        A-5
1.9        Tax and Accounting Consequences....................................................................        A-5
1.10       Board of Directors; Management.....................................................................        A-5
1.11       Headquarters of Surviving Corporation..............................................................        A-5

                                                       ARTICLE II

                                                   EXCHANGE OF SHARES

2.1        Firstar to Make Shares Available...................................................................        A-5
2.2        Exchange of Shares.................................................................................        A-5

                                                       ARTICLE III

                                        REPRESENTATIONS AND WARRANTIES OF FIRSTAR

3.1        Corporate Organization.............................................................................        A-7
3.2        Capitalization.....................................................................................        A-8
3.3        Authority; No Violation............................................................................        A-9
3.4        Consents and Approvals.............................................................................       A-10
3.5        Reports............................................................................................       A-10
3.6        Financial Statements...............................................................................       A-11
3.7        Broker's Fees......................................................................................       A-11
3.8        Absence of Certain Changes or Events...............................................................       A-11
3.9        Legal Proceedings..................................................................................       A-12
3.10       Taxes and Tax Returns..............................................................................       A-12
3.11       Employee Benefit Plans.............................................................................       A-13
3.12       SEC Reports........................................................................................       A-15
3.13       Compliance with Applicable Law.....................................................................       A-15

                                                                                                                  PAGE
                                                                                                                ---------
3.14       Certain Contracts..................................................................................       A-15
3.15       Agreements with Regulatory Agencies................................................................       A-16
3.16       Interest Rate Risk Management Instruments..........................................................       A-16
3.17       Undisclosed Liabilities............................................................................       A-17
3.18       Insurance..........................................................................................       A-17
3.19       Environmental Liability............................................................................       A-17
3.20       Charter Provisions; State Takeover Laws; Firstar Rights Agreement..................................       A-17
3.21       Year 2000..........................................................................................       A-18
3.22       Reorganization; Pooling of Interests...............................................................       A-18

                                                       ARTICLE IV

                                      REPRESENTATIONS AND WARRANTIES OF MERCANTILE

4.1        Corporate Organization.............................................................................       A-18
4.2        Capitalization.....................................................................................       A-19
4.3        Authority; No Violation............................................................................       A-20
4.4        Consents and Approvals.............................................................................       A-21
4.5        Reports............................................................................................       A-21
4.6        Financial Statements...............................................................................       A-21
4.7        Broker's Fees......................................................................................       A-22
4.8        Absence of Certain Changes or Events...............................................................       A-22
4.9        Legal Proceedings..................................................................................       A-22
4.10       Taxes and Tax Returns..............................................................................       A-23
4.11       Employee Benefit Plans.............................................................................       A-24
4.12       SEC Reports........................................................................................       A-25
4.13       Compliance with Applicable Law.....................................................................       A-25
4.14       Certain Contracts..................................................................................       A-26
4.15       Agreements with Regulatory Agencies................................................................       A-27
4.16       Interest Rate Risk Management Instruments..........................................................       A-27
4.17       Undisclosed Liabilities............................................................................       A-27
4.18       Insurance..........................................................................................       A-27
4.19       Environmental Liability............................................................................       A-28
4.20       Charter Provisions; State Takeover Laws; Mercantile Rights Agreement...............................       A-28
4.21       Year 2000..........................................................................................       A-28
4.22       Reorganization; Pooling of Interests...............................................................       A-28

                                                        ARTICLE V

                                        COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1        Conduct of Businesses Prior to the Effective Time..................................................       A-29
5.2        Forbearances.......................................................................................       A-29

                                                                                                                  PAGE
                                                                                                                ---------
                                                       ARTICLE VI

                                                  ADDITIONAL AGREEMENTS

6.1        Regulatory Matters.................................................................................       A-32
6.2        Access to Information..............................................................................       A-33
6.3        Shareholders' Approvals............................................................................       A-33
6.4        Legal Conditions to Merger.........................................................................       A-34
6.5        Affiliates; Publication of Combined Financial Results..............................................       A-34
6.6        Stock Exchange Listing.............................................................................       A-34
6.7        Employee Benefit Plans.............................................................................       A-34
6.8        Indemnification; Directors' and Officers' Insurance................................................       A-35
6.9        Additional Agreements..............................................................................       A-36
6.10       Advice of Changes..................................................................................       A-36
6.11       Dividends..........................................................................................       A-36
6.12       Exemption from Liability Under Section 16(b).......................................................       A-37

                                                       ARTICLE VII

                                                  CONDITIONS PRECEDENT

7.1        Conditions to Each Party's Obligation to Effect the Merger.........................................       A-37
7.2        Conditions to Obligations of Mercantile............................................................       A-38
7.3        Conditions to Obligations of Firstar...............................................................       A-39

                                                      ARTICLE VIII

                                                TERMINATION AND AMENDMENT

8.1        Termination........................................................................................       A-40
8.2        Effect of Termination..............................................................................       A-40
8.3        Amendment..........................................................................................       A-41
8.4        Extension; Waiver..................................................................................       A-41

                                                       ARTICLE IX

                                                   GENERAL PROVISIONS

9.1        Closing............................................................................................       A-41
9.2        Nonsurvival of Representations, Warranties and Agreements..........................................       A-41
9.3        Expenses...........................................................................................       A-42
9.4        Notices............................................................................................       A-42
9.5        Interpretation.....................................................................................       A-42
9.6        Counterparts.......................................................................................       A-43
9.7        Entire Agreement...................................................................................       A-43
9.8        Governing Law......................................................................................       A-43

                                                                                                                  PAGE
                                                                                                                ---------
9.9        Publicity..........................................................................................       A-43
9.10       Assignment; Third Party Beneficiaries..............................................................       A-43
9.11       Certain Agreements of the Surviving Corporation....................................................       A-43

Exhibit A--Mercantile Option Agreement
Exhibit B--Firstar Option Agreement
Exhibit 6.5(a)(1)--Form of Affiliate Letter Addressed to Firstar
Exhibit 6.5(a)(2)--Form of Affiliate Letter Addressed to Mercantile

                             INDEX OF DEFINED TERMS

                                                                     SECTION                              PAGE NO.
                                                                     ----------------------------------  -----------
Agreement..........................................................  Recitals..........................         A-1
BHC Act............................................................  3.1(a)............................         A-8
CERCLA.............................................................  3.19..............................        A-17
Certificate........................................................  1.4(b)............................         A-3
Closing............................................................  9.1...............................        A-41
Closing Date.......................................................  9.1...............................        A-41
Code...............................................................  1.6(b)............................         A-4
Confidentiality Agreement..........................................  6.2(b)............................        A-33
Derivative Instruments.............................................  3.16..............................        A-16
Dissenting Shares..................................................  1.4(d)............................         A-3
DPC Shares.........................................................  1.4(a)............................         A-2
DRIP Suspension Date...............................................  4.2(a)............................        A-19
Effective Time.....................................................  1.2...............................         A-2
ERISA..............................................................  3.11(a)...........................        A-13
Exchange Act.......................................................  3.6...............................        A-11
Exchange Agent.....................................................  2.1...............................         A-5
Exchange Fund......................................................  2.1...............................         A-5
Exchange Ratio.....................................................  1.4(a)............................         A-2
Federal Reserve Board..............................................  3.4...............................        A-10
Firstar............................................................  Recitals..........................         A-1
Firstar 10-K.......................................................  3.6...............................        A-11
Firstar Articles...................................................  1.7...............................         A-4
Firstar Benefit Plans..............................................  3.11(a)...........................        A-13
Firstar Capital Stock..............................................  3.2(a)............................         A-8
Firstar Common Stock...............................................  1.4(a)............................         A-2
Firstar Contract...................................................  3.14(a)...........................        A-16
Firstar Disclosure Schedule........................................  3.................................         A-7
Firstar DRIP.......................................................  3.2(a)............................         A-8
Firstar ERISA Affiliate............................................  3.11(a)...........................        A-13
Firstar Option Agreement...........................................  Recitals..........................         A-1
Firstar Preferred Stock............................................  3.2(a)............................         A-8
Firstar Regulatory Agreement.......................................  3.15..............................        A-16
Firstar Reports....................................................  3.12(a)...........................        A-15
Firstar Rights.....................................................  3.2(a)............................         A-8
Firstar Rights Agreement...........................................  1.4(a)............................         A-3
Firstar Shareholder Rights.........................................  1.4(a)............................         A-3
Firstar Stock Plans................................................  3.2(a)............................         A-8
GAAP...............................................................  1.9...............................         A-5
Governmental Entity................................................  3.4...............................        A-10
Indemnified Parties................................................  6.8(a)............................        A-35

                                                                     SECTION                              PAGE NO.
                                                                     ----------------------------------  -----------
IRS................................................................  3.10(a)...........................        A-12
Joint Proxy Statement..............................................  3.4...............................        A-10
Liens..............................................................  3.2(b)............................         A-9
Material Adverse Effect............................................  3.1(a)............................         A-8
MBCL...............................................................  1.1(a)............................         A-1
Merger.............................................................  Recitals..........................         A-1
Merger Consideration...............................................  1.1(b)............................         A-2
Missouri Articles..................................................  1.2...............................         A-2
Missouri Secretary.................................................  1.2...............................         A-2
Mercantile.........................................................  Recitals..........................         A-1
Mercantile 10-K....................................................  4.6...............................        A-21
Mercantile Articles................................................  4.1(a)............................        A-18
Mercantile Benefit Plans...........................................  4.11(a)...........................        A-24
Mercantile Capital Stock...........................................  4.2(a)............................        A-19
Mercantile Common Stock............................................  1.4(a)............................         A-2
Mercantile Contract................................................  4.14(a)...........................        A-26
Mercantile Disclosure Schedule.....................................  4.................................        A-18
Mercantile Employees...............................................  6.7(a)............................        A-35
Mercantile DRIP....................................................  4.2(a)............................        A-19
Mercantile ERISA Affiliate.........................................  4.11(a)...........................        A-24
Mercantile Insiders................................................  6.12..............................        A-37
Mercantile Option Agreement........................................  Recitals..........................         A-1
Mercantile Preferred Stock.........................................  4.2(a)............................        A-19
Mercantile Regulatory Agreement....................................  4.15..............................        A-27
Mercantile Reports.................................................  4.12(a)...........................        A-25
Mercantile Rights..................................................  4.2(a)............................        A-19
Mercantile Rights Agreement........................................  1.4(a)............................         A-3
Mercantile Shareholder Rights......................................  1.4(a)............................         A-3
Mercantile Stock Plans.............................................  4.2(a)............................        A-19
New Benefit Plans..................................................  6.7(a)............................        A-35
Non-Subsidiary Affiliate...........................................  3.2(b)............................         A-9
NYSE...............................................................  2.2(e)............................         A-7
OCC................................................................  3.5...............................        A-10
Option Agreements..................................................  Recitals..........................         A-1
Regulatory Agencies................................................  3.5...............................        A-10
Requisite Regulatory Approvals.....................................  7.1(c)............................        A-37
S-4................................................................  3.4...............................        A-10
SEC................................................................  3.4...............................        A-10
Section 16 Information.............................................  6.12..............................        A-37
Securities Act.....................................................  3.12(a)...........................        A-15
SRO................................................................  3.4...............................        A-10
State Approvals....................................................  3.4...............................        A-10
State Regulator....................................................  3.5...............................        A-10

                                                                     SECTION                              PAGE NO.
                                                                     ----------------------------------  -----------
Subsidiary.........................................................  3.1(a)............................         A-8
Surviving Corporation..............................................  Recitals..........................         A-1
Tax................................................................  3.10(b)...........................        A-13
Taxes..............................................................  3.10(b)...........................        A-13
Trust Account Shares...............................................  1.4(a)............................         A-2
WBCL...............................................................  1.1(a)............................         A-1
Wisconsin Articles.................................................  1.2...............................         A-2
Wisconsin Department...............................................  1.2...............................         A-2
Year 2000 Issues...................................................  3.21..............................        A-18

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of April 30, 1999 (this "Agreement"), by and between FIRSTAR CORPORATION, a Wisconsin corporation ("Firstar"), and MERCANTILE BANCORPORATION INC., a Missouri corporation ("Mercantile").

                             W I T N E S S E T H :

    WHEREAS, the Boards of Directors of each of Firstar and Mercantile have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein in which Mercantile will, subject to the terms and conditions set forth herein, merge with and into Firstar (the "Merger"), so that Firstar is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

    WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Firstar Option Agreement, Mercantile and Firstar are entering into a stock option agreement with Mercantile as issuer, and Firstar as grantee, of the stock option contemplated thereby (the "Mercantile Option Agreement") in the form attached hereto as Exhibit A; and

    WHEREAS, as a condition to, and immediately after, the execution of this Agreement, and as a condition to the execution of the Mercantile Option Agreement, Mercantile and Firstar are entering into a Firstar stock option agreement with Firstar as issuer, and Mercantile as grantee, of the stock option contemplated thereby (the "Firstar Option Agreement"; and together with the Mercantile Option Agreement, the "Option Agreements") in the form attached hereto as Exhibit B; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    1.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, in accordance with Business Corporation Law of the State of Wisconsin (the "WBCL") and the General and Business Corporation Law of the State of Missouri (the "MBCL"), at the Effective Time, Mercantile shall merge with and into Firstar. Firstar shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of

Wisconsin. Upon consummation of the Merger, the separate corporate existence of Mercantile shall terminate.

    (b) Firstar and Mercantile may, upon mutual agreement, at any time change the method of effecting the combination of Mercantile and Firstar (including without limitation the provisions of this Article I) if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of either party with a wholly-owned subsidiary of the other; PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount of consideration to be provided to holders of Mercantile Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of shareholders as a result of receiving the Merger Consideration or
(C) materially impede or delay consummation of the transactions contemplated by this Agreement.

    1.2 EFFECTIVE TIME. The Merger shall become effective as set forth in articles of merger (the "Wisconsin Articles") that shall be filed with the Wisconsin Department of Financial Institutions (the "Wisconsin Department"), and in the articles of merger (the "Missouri Articles") that shall be filed with the Secretary of State of the State of Missouri (the "Missouri Secretary"), in each case on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Wisconsin Articles and the Missouri Articles.

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the WBCL and the MBCL.

    1.4 CONVERSION OF MERCANTILE COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Mercantile, Firstar or the holder of any of the following securities:

        (a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Mercantile (together with the Mercantile Shareholder Right attached thereto, the "Mercantile Common Stock") issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares (as defined herein) and shares of Mercantile Common Stock owned, directly or indirectly, by Mercantile or Firstar or any of their respective wholly-owned Subsidiaries (other than (A) shares of Mercantile Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by Mercantile or Firstar, as the case may be, being referred to herein as "Trust Account Shares") and (B) any shares of Mercantile Common Stock held by Mercantile or Firstar or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Mercantile Common Stock, and shares of Firstar Common Stock that are similarly held, whether held directly or indirectly by Mercantile or Firstar, being referred to herein as "DPC Shares")) shall be converted into the right to receive
    2.091 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Firstar (together with the Firstar Shareholder Rights attached thereto, the "Firstar Common Stock"), together with the same number of Firstar Shareholder Rights attached thereto.

        As used herein, (i) "Mercantile Shareholder Rights" shall mean the preferred share purchase rights issued to the holders of Mercantile Common Stock pursuant to the Rights Agreement, dated as of May 20, 1998 (as such may be amended, supplemented, restated or replaced from time to time), between Mercantile and Harris Trust and Savings Bank (the "Mercantile Rights Agreement"), and (ii) "Firstar Shareholder Rights" shall mean the preferred share purchase rights issued to the holders Firstar Common Stock pursuant to the Rights Agreement, dated as of November 20, 1998 (as such may be amended, supplemented, restated or replaced from time to time), between Firstar and Firstar Bank Milwaukee, N.A. (the "Firstar Rights Agreement").

        (b) All of the shares of Mercantile Common Stock converted into the right to receive Firstar Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Mercantile Common Stock (each a "Certificate") shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Firstar Common Stock and (ii) cash in lieu of fractional shares into which the shares of Mercantile Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of Mercantile Common Stock shall be exchanged for certificates representing whole shares of Firstar Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time and as permitted by this Agreement, the outstanding shares of Firstar Common Stock or Mercantile Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

        (c) At the Effective Time, all shares of Mercantile Common Stock that are owned, directly or indirectly, by Mercantile or Firstar or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no capital stock of Firstar or other consideration shall be delivered in exchange therefor. All shares of Firstar Common Stock that are owned by Mercantile or any of its wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall as of the Effective Time become authorized but unissued shares of Firstar Common Stock.

        (d) Notwithstanding anything in this Agreement to the contrary, shares of Mercantile Common Stock that are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights shall have been properly demanded in accordance with Section 455 of the MBCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, Firstar Common Stock or cash in lieu of fractional shares but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 455 of the MBCL; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of such holder's demand for appraisal of such shares, or (ii) if any holder fails to establish such holder's entitle-ment to dissenters' rights as provided in Section 455 of the MBCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Mercantile Common Stock and each of such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, Firstar Common Stock and/or cash in lieu of fractional shares, without any interest thereon, as provided in Section 1.4(a) and Article II hereof.

    1.5 FIRSTAR CAPITAL STOCK. Except as otherwise provided in Section 1.4(c), at and after the Effective Time, each share of Firstar capital stock (including Firstar Common Stock) issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

    1.6 OPTIONS. (a) At the Effective Time, each option granted by Mercantile to purchase shares of Mercantile Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Mercantile Common Stock and shall be converted automatically into an option to purchase shares of Firstar Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Mercantile Stock Plans and the agreements evidencing grants thereunder):

    (i) The number of shares of Firstar Common Stock to be subject to the new option shall be equal to the product of the number of shares of Mercantile Common Stock subject to the original option and the Exchange Ratio, PROVIDED that any fractional shares of Firstar Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

    (ii) The exercise price per share of Firstar Common Stock under the new option shall be equal to the exercise price per share of Mercantile Common Stock under the original option divided by the Exchange Ratio, PROVIDED that such exercise price shall be rounded to the nearest whole cent.

    (b) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Mercantile shall be deemed to be references to Firstar.

    1.7 CERTIFICATE OF INCORPORATION. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of Firstar, as the same may be amended as permitted hereby at the Effective Time (the "Firstar Articles"), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, except that the first sentence of Section 1 of Article III thereof shall state in its entirety:

        (1) The number of shares which the Corporation shall have authority to issue is 1,610,000,000, divided into the following classes:

           (a) 1,600,000,000 shares of the par value of $.01 each, designated as "Common Stock"; and

           (b) 10,000,000 shares of the par value of $1.00 each, designated as "Preferred Stock."

    1.8 BY-LAWS. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of Firstar shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.9 TAX AND ACCOUNTING CONSEQUENCES. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code and that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

    1.10 BOARD OF DIRECTORS; MANAGEMENT. The directors and officers of Firstar immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

    1.11 HEADQUARTERS OF SURVIVING CORPORATION. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of Firstar as of the date of this Agreement.

                                   ARTICLE II

                               EXCHANGE OF SHARES

    2.1 FIRSTAR TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Firstar shall deposit, or shall cause to be deposited, with Firstar Bank Milwaukee, N.A., or another bank or trust company reasonably acceptable to each of Mercantile and Firstar (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Firstar Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Firstar Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Mercantile Common Stock.

    2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Firstar Common Stock and any cash in lieu of fractional shares into which the shares of Mercantile Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Firstar Common Stock to which such holder of Mercantile Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

    (b) No dividends or other distributions declared with respect to Firstar Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this
Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of Firstar Common Stock represented by such Certificate.

    (c) If any certificate representing shares of Firstar Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Firstar Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of Mercantile of the shares of Mercantile Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Firstar Common Stock as provided in this Article II.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Firstar Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Firstar Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Firstar. In lieu of the issuance of any such fractional share, Firstar shall pay to each former shareholder of Mercantile who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the closing-sale price of Firstar Common Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by THE WALL STREET JOURNAL for the trading day immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Firstar Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

    (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Mercantile for 12 months after the Effective Time shall be paid to Firstar. Any former shareholders of Mercantile who have not theretofore complied with this Article II shall thereafter look only to Firstar for payment of the shares of Firstar Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Firstar Common Stock deliverable in respect of each share of Mercantile Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Mercantile, Firstar, the Exchange Agent or any other person shall be liable to any former holder of shares of Mercantile Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Firstar, the posting by such person of a bond in such amount as Firstar may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Firstar Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF FIRSTAR

    Except as disclosed in the Firstar disclosure schedule delivered to Mercantile concurrently herewith (the "Firstar Disclosure Schedule") Firstar hereby represents and warrants to Mercantile as follows:

    3.1 CORPORATE ORGANIZATION. (a) Firstar is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Firstar has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Mercantile, Firstar or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary", when used with respect to any party, means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes. Firstar is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act").
    (b) Each Firstar Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Firstar and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    3.2 CAPITALIZATION. (a) The authorized capital stock of Firstar consists of (i) 800,000,000 shares of Firstar Common Stock, of which, as of March 31, 1999, 661,214,244 shares were issued and outstanding and 2,887,734 shares were held in treasury, (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (the "Firstar Preferred Stock" and, together with the Firstar Common Stock, the "Firstar Capital Stock"), of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of Firstar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of (i) the Firstar Option Agreement, (ii) options and stock issued pursuant to employee and director stock plans of Firstar in effect as of the date hereof (the "Firstar Stock Plans") and (iii) the Firstar Rights Agreement, Firstar does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Firstar Capital Stock or any other equity securities of Firstar or any securities representing the right to purchase or otherwise receive any shares of Firstar Capital Stock (collectively, including the items contemplated by clauses (i) through (iii) of this sentence, the "Firstar Rights"). As of March 31, 1999, no shares of Firstar Capital Stock were reserved for issuance, except for 65,460,211 shares of Firstar Common Stock reserved for issuance upon exercise of the Firstar Option Agreement, no shares of Firstar Common Stock reserved for issuance in connection with the Firstar Dividend Reinvestment Plan (the "Firstar DRIP"), 25,897,722 shares of Firstar Common Stock reserved for issuance upon the exercise of stock options pursuant to the Firstar Stock Plans and 2,300,000 shares of Series A Junior Participating Preferred Stock reserved for issuance in connection with the Firstar Rights Agreement. Since March 31, 1999, Firstar has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as would be permitted by Section
5.2 hereof and pursuant to the Firstar Option Agreement.

    (b) Firstar owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Firstar Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Firstar Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Firstar Disclosure Schedule sets forth a list of the material investments of Firstar in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries (each, a "Non-Subsidiary Affiliate").

    3.3 AUTHORITY; NO VIOLATION. (a) Firstar has full corporate power and authority to execute and deliver this Agreement and each of the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Firstar. The Board of Directors of Firstar has directed that this Agreement and the transactions contemplated hereby be submitted to Firstar's shareholders for approval at a meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Firstar Common Stock entitled to vote thereon, no corporate proceedings on the part of Firstar are necessary to approve this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Option Agreements have been duly and validly executed and delivered by Firstar and (assuming due authorization, execution and delivery by Mercantile) constitute valid and binding obligations of Firstar, enforceable against Firstar in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement and the Option Agreements by Firstar nor the consummation by Firstar of the transactions contemplated hereby or thereby, nor compliance by Firstar with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Firstar Articles or By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Firstar, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Firstar, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, inden-ture, deed of trust, license, lease, agreement or other instrument or obligation to which Firstar, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar.

    3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the "State Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Mercantile's and Firstar's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Wisconsin Articles with the Wisconsin Department pursuant to the WBCL, (v) the filing of the Missouri Articles with the Missouri Secretary pursuant to the MBCL, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Firstar Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") are necessary in connection with
(A) the execution and delivery by Firstar of this Agreement and the Option Agreements and (B) the consummation by Firstar of the transactions contemplated hereby and thereby.

    3.5 REPORTS. Firstar and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"),
(iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC and
(vi) any SRO (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Firstar and its Subsidiaries, no

Regulatory Agency has initiated any proceeding or, to the best knowledge of Firstar, investigation into the business or operations of Firstar or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Firstar or any of its Subsidiaries that, in the reasonable judgment of Firstar, will, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

    3.6 FINANCIAL STATEMENTS. The consolidated balance sheets of Firstar and its Subsidiaries as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, are reported in Firstar's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Firstar 10-K") filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to Firstar. The December 31, 1998 consolidated balance sheet of Firstar (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Firstar and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Firstar and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Firstar and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    3.7 BROKER'S FEES. Except for Credit Suisse First Boston Corporation, none of Firstar nor any Firstar Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

    3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Firstar Reports filed prior to the date hereof, since December 31, 1998, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on Firstar.

    (b) Except as publicly disclosed in Firstar Reports filed prior to the date hereof, since December 31, 1998, Firstar and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (c) Since December 31, 1998, neither Firstar nor any of its Subsidiaries has suffered any strike, work stoppage, slowdown, or other labor disturbance that will, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

    3.9 LEGAL PROCEEDINGS. (a) Neither Firstar nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Firstar's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Firstar or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Firstar Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and that, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Firstar, any of its Subsidiaries or the assets of Firstar or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on Firstar or the Surviving Corporation.

    3.10 TAXES AND TAX RETURNS. (a) Each of Firstar and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. The federal and material state income tax returns of Firstar and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") or the relevant state taxing authorities, as the case may be, for all years to and including 1993 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination has been reserved against in accordance with GAAP. To the best of Firstar's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Firstar or any of its Subsidiaries for which Firstar has not established reserves in accordance with GAAP. In addition,
(A) proper and accurate amounts have been withheld by Firstar and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar, (B) federal, state, and local returns that are accurate and complete in all material respects have been filed by Firstar and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or provision therefor has been included by Firstar in its consolidated financial statements in accordance with GAAP, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar and (D) there are no Tax liens upon any property or assets of Firstar or its Subsidiaries except liens for current Taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar. Neither Firstar nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Firstar or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Firstar. Except as set forth in the financial statements described in Section 3.6 (including the related notes, where applicable), neither Firstar nor any of its Subsidiaries has entered into a transaction that is being accounted for as an installment obligation under Section 453 of the Code, that will have, either individually or in the aggregate, a Material Adverse Effect on Firstar.

    (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, gross income, AD VALOREM, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

    (c) No deduction has been disallowed under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Firstar or any Subsidiary of Firstar under any contract, plan, program, arrangement or understanding.

    3.11 EMPLOYEE BENEFIT PLANS. (a) The Firstar Disclosure Schedule sets forth a true and complete list of each material employee or director benefit, employment or compensation plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Firstar Benefit Plans") by Firstar, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Firstar ERISA Affiliate"), all of which together with Firstar would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (b) Firstar has heretofore made available to Mercantile true and complete copies of each of the Firstar Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Firstar Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Firstar Benefit Plan.

    (c) (i) Each of the Firstar Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Firstar Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Firstar, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Firstar Benefit Plan, (iii) with respect to each Firstar Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Firstar Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Firstar Benefit Plan's actuary with respect to such Firstar Benefit Plan, did not, as of its latest valuation date, exceed the then-current value of the assets of such Firstar Benefit Plan allocable to such accrued benefits, (iv) no Firstar Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Firstar or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Firstar or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his or her beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Firstar, its Subsidiaries or any Firstar ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Firstar, its Subsidiaries or any Firstar ERISA Affiliate of incurring a material liability thereunder, (vi) no Firstar Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Firstar or its Subsidiaries as of the Effective Time with respect to each Firstar Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Firstar, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Firstar, its Subsidiaries or any Firstar Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Firstar there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Firstar Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Firstar.

    (d) Neither the execution and delivery of this Agreement nor the shareholder approval or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Firstar or any of its affiliates from Firstar or any of its affiliates under any Firstar Benefit Plan or otherwise, (ii) increase or affect the calculation of the amount of any benefits otherwise payable under any Firstar Benefit Plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits.

    3.12 SEC REPORTS. No (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Firstar with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Firstar Reports") and prior to the date hereof or (b) communication mailed by Firstar to its shareholders since January 1, 1997 and prior to the date hereof, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Firstar Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    3.13 COMPLIANCE WITH APPLICABLE LAW. (a) Firstar and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Firstar or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Firstar.

    (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Firstar, Firstar and each Firstar Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Firstar, any Firstar Subsidiary, or any director, officer or employee of Firstar or of any Firstar Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Firstar, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    3.14 CERTAIN CONTRACTS. (a) Neither Firstar nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Firstar Reports, (iii) that materially restricts the conduct of any line of business by Firstar or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage or (iv) with or to a labor union or guild (including any collective bargaining agreement). Firstar has previously made available to Mercantile true and correct copies of all employment and deferred compensation agreements that are in writing and to which Firstar is a party. Each contract, arrangement, commitment or understanding of the type described in this
Section 3.14(a) and in Section 3.11(a), whether or not set forth in the Firstar Disclosure Schedule, is referred to herein as a "Firstar Contract", and neither Firstar nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that, either individually or in the aggregate, will have a Material Adverse Effect on Firstar.

    (b) (i) Each Firstar Contract is valid and binding on Firstar or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Firstar and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Firstar Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Firstar or any of its Subsidiaries under any such Firstar Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Firstar.

    3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Firstar nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Firstar Disclosure Schedule, a "Firstar Regulatory Agreement"), nor has Firstar or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

    3.16 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All derivative instruments, as such term is used in Statement of Financial Accounting Standards No. 133 (including, without limitation, interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements) ("Derivative Instruments"), to which Firstar or any of its Subsidiaries is a party, whether entered into for the account of Firstar or for the account of a customer of Firstar or one of its Subsidiaries, were entered into in the ordinary course of business and, to Firstar's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Firstar or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Firstar and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Firstar's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    3.17 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Firstar included in the Firstar December 31, 1998 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither Firstar nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on Firstar.

    3.18 INSURANCE. Firstar and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, that in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Firstar and its Subsidiaries.

    3.19 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Firstar of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against Firstar, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on Firstar. To the knowledge of Firstar, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on Firstar. Firstar is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Firstar.

    3.20  CHARTER PROVISIONS; STATE TAKEOVER LAWS; FIRSTAR RIGHTS
AGREEMENT. (a) The provisions of Section 1131 of the WBCL are not applicable to this Agreement, the Firstar Option Agreement or the transactions contemplated hereby or thereby. The Board of Directors of Firstar has approved the transactions contemplated by this Agreement and the Firstar Option Agreement for purposes of Article V of the Firstar Articles and Section 1141 of the WBCL such that the provisions of such Article V and such Section 1141 will not apply to this Agreement or Firstar Option Agreement or any of the transactions contemplated hereby or thereby.

    (b) Firstar has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Firstar Option Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the ability of any person to exercise any Firstar Shareholder Rights under the Firstar Rights Agreement or enable or require the Firstar Shareholder Rights to separate from the shares of Firstar Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Firstar Rights Plan) has occurred.

    3.21 YEAR 2000. None of Firstar or any of the Firstar Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve Board's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998). Firstar has made available to Mercantile a complete and accurate copy of Firstar's plan, including an estimate of the anticipated associated costs, for addressing the issues ("Year 2000 Issues") set forth in the interagency statements of the Federal Financial Institutions Examination Council addressed to the boards of directors and chief executive officers of all federally supervised financial institutions regarding Year 2000 safety and soundness for insured depository institutions. Between the date of this Agreement and the Effective Time, Firstar shall use reasonable best efforts to implement such plan. Firstar and its Subsidiaries has complied in all material respects with the "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness" issued pursuant to Section 39 of the Federal Deposit Insurance Act and effective October 15, 1998.

    3.22 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, Firstar has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and as a "pooling of interests" for accounting purposes.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF MERCANTILE

    Except as disclosed in the Mercantile disclosure schedule delivered to Firstar concurrently herewith (the "Mercantile Disclosure Schedule") Mercantile hereby represents and warrants to Firstar as follows:

    4.1 CORPORATE ORGANIZATION. (a) Mercantile is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Mercantile has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Mercantile. Mercantile is duly registered as a bank holding company under the BHC Act. True and complete copies of the Articles of Incorporation of Mercantile (the "Mercantile Articles") and By-Laws of Mercantile, as in effect as of the date of this Agreement, have previously been made available by Mercantile to Firstar.

    (b) Each Mercantile Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Mercantile, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    4.2 CAPITALIZATION. (a) The authorized capital stock of Mercantile consists of 400,000,000 shares of Mercantile Common Stock, of which, as of March 31, 1999, 157,868,547 shares were issued and outstanding, and 5,000,000 shares of preferred stock, no par value ("Mercantile Preferred Stock" and, together with the Mercantile Common Stock, the "Mercantile Capital Stock"), of which none is issued and outstanding as of the date hereof. As of March 31, 1999, 47,363 shares of Mercantile Common Stock were held in Mercantile's treasury. As of the date hereof, no shares of Mercantile Common Stock or Mercantile Preferred Stock were reserved for issuance, except for (i) the shares of Mercantile Common Stock issuable pursuant to the Mercantile Option Agreement, (ii) 11,074,528 shares reserved for issuance pursuant to employee and director stock plans of Mercantile in effect as of the date hereof (the "Mercantile Stock Plans"), (iii) 2,000,000 shares reserved for issuance pursuant to the Mercantile Shareholder Investment Plan (the "Mercantile DRIP") and (iv) 2,000,000 shares of Series B Junior Participating Preferred Stock reserved for issuance pursuant to the Mercantile Rights Agreement. All of the issued and outstanding shares of Mercantile Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for the Mercantile Option Agreement, the Mercantile Stock Plans and as contemplated by the Mercantile Rights Agreement, Mercantile does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Mercantile Capital Stock or any other equity securities of Mercantile or any securities representing the right to purchase or otherwise receive any shares of Mercantile Capital Stock (collectively, "Mercantile Rights"). Since March 31, 1999, Mercantile has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than as permitted by Section 5.2(b) and pursuant to
(A) the exercise of employee stock options granted prior to such date, (B) the Mercantile DRIP and (C) pursuant to the Mercantile Option Agreement. Mercantile shall terminate or suspend the Mercantile DRIP prior to the next record date to be declared following the date hereof with respect to the quarterly dividend payable on shares of Mercantile Common Stock (currently anticipated to be on or about June 10, 1999) such that no shares of Mercantile Capital Stock shall thereafter be issued or become issuable pursuant thereto (the date of such termination or suspension, the "DRIP Suspension Date"). Mercantile has previously provided Firstar with a list of the option holders, the date of each option to purchase Mercantile Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable Mercantile Stock Plan.

    (b) Mercantile owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Mercantile Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. Section 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Mercantile

Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the Mercantile Disclosure Schedule sets forth a list of the material investments of Mercantile in Non-Subsidiary Affiliates.

    4.3 AUTHORITY; NO VIOLATION. (a) Mercantile has full corporate power and authority to execute and deliver this Agreement and each of the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Mercantile. The Board of Directors of Mercantile has directed that this Agreement and the transactions contemplated hereby be submitted to Mercantile's shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Mercantile Common Stock entitled to vote thereon, no other corporate proceedings on the part of Mercantile are necessary to approve this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Option Agreements have been duly and validly executed and delivered by Mercantile and (assuming due authorization, execution and delivery by Firstar) constitute valid and binding obligations of Mercantile, enforceable against Mercantile in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

    (b) Neither the execution and delivery of this Agreement or the Option Agreements by Mercantile, nor the consummation by Mercantile of the transactions contemplated hereby or thereby, nor compliance by Mercantile with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Mercantile Articles or By-Laws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mercantile, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Mercantile, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Mercantile, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate will not have a Material Adverse Effect on Mercantile.

    4.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices,
(ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Wisconsin Articles with the Wisconsin Department pursuant to the WBCL, (v) the filing of the Missouri Articles with the Missouri Secretary pursuant to the MBCL, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of shares of Firstar Capital Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Mercantile of this Agreement and the Option Agreements and (B) the consummation by Mercantile of the transactions contemplated hereby or thereby.

    4.5 REPORTS. Mercantile and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 1997, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Mercantile. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Mercantile and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Mercantile, investigation into the business or operations of Mercantile or any of its Subsidiaries since January 1, 1997, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Mercantile or any of its Subsidiaries that, in the reasonable judgment of Mercantile, will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

    4.6 FINANCIAL STATEMENTS. Mercantile has previously made available to Firstar copies of the consolidated balance sheets of Mercantile and its Subsidiaries as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Mercantile's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act (the "Mercantile 10-K"), in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Mercantile. The December 31, 1998 consolidated balance sheet of Mercantile (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Mercantile and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Mercantile and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Mercantile and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKER'S FEES. Except for Donaldson, Lufkin & Jenrette and Morgan Stanley & Co. Incorporated, none of Mercantile nor any Mercantile Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement or the Option Agreements.

    4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Mercantile Reports filed prior to the date hereof, since December 31, 1998, no event or events have occurred that has had, individually or in the aggregate, a Material Adverse Effect on Mercantile.

    (b) Except as publicly disclosed in Mercantile Reports filed prior to the date hereof, since December 31, 1998, Mercantile and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

    (c) Since December 31, 1998, neither Mercantile nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1998, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, that in the aggregate exceed 5% of Mercantile's 1998 salary and employee benefit expenses (other than customary year-end bonuses for fiscal 1998 and, if applicable, 1999) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

    4.9 LEGAL PROCEEDINGS. (a) Neither Mercantile nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Mercantile's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Mercantile or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Mercantile Option Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and that, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon Mercantile, any of its Subsidiaries or the assets of Mercantile or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile or the Surviving Corporation.

    4.10 TAXES AND TAX RETURNS. (a) Each of Mercantile and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. The federal and material state income tax returns of Mercantile and its Subsidiaries have been examined by the IRS or the relevant state taxing authorities, as the case may be, through 1994 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination has been reserved against in accordance with GAAP. To the best of Mercantile's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Mercantile or any of its Subsidiaries for which Mercantile has not established reserves in accordance with GAAP. In addition, (A) proper and accurate amounts have been withheld by Mercantile and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Mercantile, (B) federal, state and local returns that are accurate and complete in all material respects have been filed by Mercantile and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on Mercantile, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or provision therefor has been included by Mercantile in its consolidated financial statements in accordance with GAAP, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on Mercantile and (D) there are no Tax liens upon any property or assets of Mercantile or its Subsidiaries except liens for current Taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. Neither Mercantile nor any of its Subsidiaries has been required to in-clude in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Mercantile or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method, in either case, that has had or will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. Except as set forth in the financial statements described in Section
4.6 (including the related notes, where applicable), neither Mercantile nor any of its Subsidiaries has entered into a transaction that is being accounted for as an installment obligation under Section 453 of the Code, that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

    (b) No deduction has been disallowed under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Mercantile or any Subsidiary of Mercantile under any contract, plan, program, arrangement or understanding.

    4.11 EMPLOYEE BENEFIT PLANS. (a) The Mercantile Disclosure Schedule sets forth a true and complete list of each material employee benefit, employment or compensation plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Mercantile Benefit Plans") by Mercantile, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Mercantile ERISA Affiliate"), all of which together with Mercantile would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

    (b) Mercantile has heretofore made available to Firstar true and complete copies of each of the Mercantile Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Mercantile Benefit Plan (if applicable) for the plan year ended December 31, 1998, and (ii) the most recent determination letter from the IRS (if applicable) for such Mercantile Benefit Plan.

    (c) (i) Each of the Mercantile Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Mercantile Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and, to the knowledge of Mercantile, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Mercantile Benefit Plan, (iii) with respect to each Mercantile Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Mercantile Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Mercantile Benefit Plan's actuary with respect to such Mercantile Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Mercantile Benefit Plan allocable to such accrued benefits, (iv) no Mercantile Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Mercantile or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Mercantile or its Subsidiaries or

(D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by Mercantile, its Subsidiaries or any Mercantile ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Mercantile, its Subsidiaries or any Mercantile ERISA Affiliate of incurring a material liability thereunder, (vi) no Mercantile Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Mercantile or its Subsidiaries as of the Effective Time with respect to each Mercantile Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Mercantile, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Mercantile, its Subsidiaries or any Mercantile Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Mercantile there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Mercantile Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

    (d) Neither the execution and delivery of this Agreement nor the shareholder approval or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Mercantile or any of its affiliates from Mercantile or any of its affiliates under any Mercantile Benefit Plan or otherwise, (ii) increase or affect the calculation of the amount of any benefits otherwise payable under any Mercantile Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

    4.12 SEC REPORTS. Mercantile has previously made available to Firstar an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1997 by Mercantile with the SEC pursuant to the Securities Act or the Exchange Act (the "Mercantile Reports") and prior to the date hereof and (b) communication mailed by Mercantile to its shareholders since January 1, 1997 and prior to the date hereof, and no such Mercantile Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 1997, as of their respective dates, all Mercantile Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.13 COMPLIANCE WITH APPLICABLE LAW. (a) Mercantile and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful con-duct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Mercantile or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on Mercantile.

    (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on Mercantile, Mercantile and each Mercantile Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Mercantile, any Mercantile Subsidiary, or any director, officer or employee of Mercantile or of any Mercantile Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on Mercantile, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    4.14 CERTAIN CONTRACTS. (a) Neither Mercantile nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Mercantile Reports, (iii) that materially restricts the conduct of any line of business by Mercantile or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage or (iv) with or to a labor union or guild (including any collective bargaining agreement). Mercantile has previously made available to Firstar true and correct copies of all employment and deferred compensation agreements that are in writing and to which Mercantile is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a) and in Section 4.11(a), whether or not set forth in the Mercantile Disclosure Schedule, is referred to herein as a "Mercantile Contract", and neither Mercantile nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that will have, individually or in the aggregate, a Material Adverse Effect on Mercantile.

    (b) (i) Each Mercantile Contract is valid and binding on Mercantile or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Mercantile and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Mercantile Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on Mercantile, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Mercantile or any of its Subsidiaries under any such Mercantile

Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on Mercantile.

    4.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Mercantile nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 1997, a recipient of any supervisory letter from, or since January 1, 1997, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Mercantile Disclosure Schedule, a "Mercantile Regulatory Agreement"), nor has Mercantile or any of its Subsidiaries been advised since January 1, 1997, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.

    4.16 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. All Derivative Instruments to which Mercantile or any of its Subsidiaries is a party, whether entered into for the account of Mercantile or for the account of a customer of Mercantile or one of its Subsidiaries, were entered into in the ordinary course of business and, to Mercantile's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Mercantile or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Mercantile and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to Mercantile's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    4.17 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Mercantile included in the Mercantile December 31, 1998 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither Mercantile nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on Mercantile.

    4.18 INSURANCE. Mercantile and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, that in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to Mercantile and its Subsidiaries.

    4.19 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on Mercantile of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against Mercantile, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. To the knowledge of Mercantile, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile. Mercantile is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on Mercantile.

    4.20  CHARTER PROVISIONS; STATE TAKEOVER LAWS; MERCANTILE RIGHTS
AGREEMENT. (a) The Board of Directors of Mercantile has approved the transactions contemplated by this Agreement and the Mercantile Option Agreement for purposes of Article 13, Section B of the Mercantile Articles and Sections
459.2 and 459.3 of the MBCL such that the provisions of Article 13, Section A of the Mercantile Articles or such sections of the MBCL will not apply to this Agreement or the Mercantile Option Agreement or any of the transactions contemplated hereby or thereby.

    (b) Mercantile has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the Mercantile Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in the ability of any person to exercise any Mercantile Shareholder Rights under the Mercantile Rights Agreement or enable or require the Mercantile Shareholder Rights to separate from the shares of Mercantile Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Mercantile Rights Plan) has occurred.

    4.21 YEAR 2000. None of Mercantile or any of the Mercantile Subsidiaries has received, or reasonably expects to receive, a Year 2000 Deficiency Notification Letter. Mercantile has made available to Firstar a complete and accurate copy of Mercantile's plan, including an estimate of the anticipated associated costs, for addressing Year 2000 Issues. Between the date of this Agreement and the Effective Time, Mercantile shall use reasonable best efforts to implement such plan and any revisions thereto that may be reasonably requested by Firstar. Mercantile and its Subsidiaries has complied in all material respects with the "Interagency Guidelines Establishing Year 2000 Standards for Safety and Soundness" issued pursuant to section 39 of the Federal Deposit Insurance Act and effective October 15, 1998.

    4.22 REORGANIZATION; POOLING OF INTERESTS. As of the date of this Agreement, Mercantile has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and, subject to Section 6.4, as a "pooling of interests" for accounting purposes.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Firstar Disclosure Schedule and the Mercantile Disclosure Schedule) or the Option Agreements, each of Mercantile and Firstar shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that would adversely affect or delay the ability of either Mercantile or Firstar to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby.

    5.2 FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as set forth in the Mercantile Disclosure Schedule or the Firstar Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement or the Option Agreements or as otherwise indicated in this Section 5.2, neither Mercantile nor Firstar shall, and neither Mercantile nor Firstar shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this
Agreement:

        (a) In the case of Mercantile, other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 5.2(a) "short-term" shall mean maturities of six months or less) and indebtedness of Mercantile or any of its Subsidiaries to Mercantile or any of its wholly-owned Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

       (b) (i) in the case of Mercantile, adjust, split, combine or reclassify any capital stock;

         (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of Firstar, for regular quarterly cash dividends at a rate not in excess of $0.30 per share of Firstar Common Stock, (B) in the case of Mercantile, for regular quarterly cash dividends on Mercantile Common Stock at a rate not in excess of $0.34 per share of Mercantile Common Stock and (C) dividends paid by any of the Subsidiaries of each of Mercantile and Firstar to Mercantile or Firstar or any of their Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any Subsidiaries (whether or not wholly owned) of each of Mercantile and Firstar);

           (iii) in the case of Mercantile, grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Mercantile Rights Agreement as in effect as of the date hereof;

            (iv) in the case of Mercantile, issue any additional shares of capital stock except pursuant to (A) the exercise of stock options outstanding as of the date hereof, (B) the Mercantile Option Agreement
       (C) the Mercantile Rights Agreement or (D) the Mercantile DRIP in the ordinary course of business prior to the DRIP Suspension Date; or

        (c) in the case of Mercantile, sell, transfer, mortgage, encumber or otherwise dispose of any material part of its business or any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

        (d) in the case of Mercantile, except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other individual, corporation or other entity other than a Subsidiary thereof;

        (e) in the case of Mercantile, except for transactions in the ordinary course of business, terminate, or waive any material provision of, any Mercantile Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

        (f) in the case of Mercantile, increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement (or any individual agreements evidencing grants or awards thereunder) or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

        (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with, any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger or consolidation of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and it has discontinued any such negotiations or discussions initiated prior to the date hereof and shall promptly notify the other party hereto of all of the relevant details relating to all inquiries and proposals that it may receive from and after the date hereof through and excluding the Effective Time relating to any of such matters);

        (h) in the case of Mercantile, settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

        (i) knowingly take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Mercantile or Firstar to exercise its rights under the Firstar Option Agreement or the Mercantile Option Agreement, as the case may be;

        (j) amend its certificate of incorporation or its bylaws;

        (k) in the case of Mercantile, other than in prior consultation with Firstar, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

        (l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

        (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

        (n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited to it by this Section 5.2.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1 REGULATORY MATTERS. (a) Mercantile and Firstar shall promptly prepare and file with the SEC the Joint Proxy Statement and Firstar shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Mercantile and Firstar shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Mercantile and Firstar shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. Firstar shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Mercantile shall furnish all information concerning Mercantile and the holders of Mercantile Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) and the Option Agreements, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Mercantile and Firstar shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Firstar or Mercantile, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and the Option Agreements and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Mercantile and Firstar shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Mercantile, Firstar or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) Mercantile and Firstar shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for con-summation of the transactions contemplated by this Agreement or the Option Agreements that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Mercantile and Firstar, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Mercantile and Firstar shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Mercantile or Firstar, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Mercantile nor Firstar nor any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of Mercantile's or Firstar's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of Mercantile and Firstar shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of confidentiality agreements, dated April 21, 1999 and April 23, 1999, in each case between Mercantile and Firstar (together, the "Confidentiality Agreement").

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    6.3 SHAREHOLDERS' APPROVALS. Each of Mercantile and Firstar shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the requisite shareholder approvals required in connection with this Agreement and the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Boards of Directors of each of Firstar and Mercantile shall use its reasonable best efforts to obtain from such shareholders the vote in favor of the approval of this Agreement required by the WBCL and, as applicable, the rules of the NYSE, in the case of Firstar, or by the MBCL, in the case of Mercantile, to consummate the transactions contemplated hereby.

    6.4 LEGAL CONDITIONS TO MERGER. Each of Mercantile and Firstar shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Firstar or Mercantile or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing and notwithstanding any other provision hereof to the contrary, Mercantile shall promptly take (or has taken prior to the date hereof) any and all action with respect to any Mercantile Benefit Plan (including any Mercantile Stock Plan) and any award agreement thereunder (including, if necessary, appropriately amending such Plan) to the extent such action is reasonably necessary in order for the Merger to qualify for "pooling of interests" accounting treatment.

    6.5 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of Mercantile and Firstar shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act, in the case of Mercantile only, and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meetings called by Mercantile and Firstar to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) or (2), as applicable, hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Mercantile Common Stock or Firstar Common Stock held by such "affiliate" and, in the case of the "affiliates" of Mercantile, the shares of Firstar Common Stock to be received by such "affiliate" in the Merger.

    (b) The Surviving Corporation shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    6.6 STOCK EXCHANGE LISTING. Firstar shall cause the shares of Firstar Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

    6.7 EMPLOYEE BENEFIT PLANS. (a) From and after the Effective Time, unless otherwise mutually determined, the Firstar Benefit Plans and Mercantile Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of Firstar or Mercantile (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, Firstar and Mercantile shall cooperate in reviewing, evaluating and analyzing the Mercantile Benefit Plans and Firstar Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. From and after the Effective Time, Firstar will, or will cause the Surviving Corporation to, recognize the prior service with Mercantile or its subsidiaries of each employee of Mercantile or any of its subsidiaries as of the Effective Time (the "Mercantile Employees") in connection with all Firstar employee benefit plans in which such Mercantile Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Firstar will, or will cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Firstar to be waived with respect to the Mercantile Employees and their eligible dependents and (ii) give each Mercantile Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time.

    (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Mercantile Benefit Plans provided that such Mercantile Benefit Plans are maintained and administered after the date hereof not in violation of
Section 5.2(f) of this Agreement.

    (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Mercantile Benefit Plans, Firstar Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

    6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Mercantile or any of its Subsidiaries, including any entity specified in the Mercantile Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Mercantile or any of its Subsidiaries or any entity specified in the Mercantile Disclosure Schedule or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Firstar shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertak-ing required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

    (b) Firstar shall use its reasonable best efforts to cause the individuals serving as officers and directors of Mercantile, its Subsidiaries or any entity specified in the Mercantile Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by Mercantile (PROVIDED that Firstar may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.

    (c) In the event Firstar or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Firstar assume the obligations set forth in this Section 6.8.

    (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Firstar, on the one hand, and a Subsidiary of Mercantile, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Firstar.

    6.10 ADVICE OF CHANGES. Mercantile and Firstar shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    6.11 DIVIDENDS. After the date of this Agreement, each of Mercantile and Firstar shall coordinate with the other the declaration of any dividends in respect of Mercantile Common Stock and Firstar Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Mercantile Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Mercantile Common Stock and any shares of Firstar Common Stock any such holder receives in exchange therefor in the Merger.

    6.12 EXEMPTION FROM LIABILITY UNDER SECTION 16(B). Assuming that Mercantile delivers to Firstar the Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Firstar, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Mercantile Insiders of Firstar Common Stock in exchange for shares of Mercantile Common Stock, and of options to purchase shares of Firstar Common Stock upon conversion of options to purchase shares of Mercantile Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Mercantile Insiders, the number of shares of Mercantile Common Stock held by each such Mercantile Insider and expected to be exchanged for Firstar Common Stock in the Merger, and the number and description of the options to purchase shares of Mercantile Common Stock held by each such Mercantile Insider and expected to be converted into options to purchase shares of Firstar Common Stock in connection with the Merger. "Mercantile Insiders" shall mean those officers and directors of Mercantile who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved by the respective requisite affirmative votes of the holders of Firstar Common Stock and Mercantile Common Stock entitled to vote thereon.

        (b) NYSE LISTING. The shares of Firstar Common Stock that shall be issued to the shareholders of Mercantile upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

        (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, materially restricts or makes illegal consummation of the Merger.
        (f) FEDERAL TAX OPINION. The parties hereto shall each have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Mercantile and Firstar, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion that are consistent with the state of facts existing at the Effective Time:

           (i) The Merger will constitute a reorganization within the meaning of
       Section 368(a) of the Code, and Mercantile and Firstar will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

           (ii) No gain or loss will be recognized by Mercantile or Firstar as a result of the Merger; and

           (iii) No gain or loss will be recognized by shareholders of Mercantile who exchange all of their Mercantile Common Stock solely for Firstar Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Firstar Common Stock).

        In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Mercantile, Firstar and others.

        (g) POOLING OF INTERESTS. Mercantile and Firstar shall each have received a letter from their respective independent accountants addressed to Firstar or Mercantile, as the case may be, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    7.2 CONDITIONS TO OBLIGATIONS OF MERCANTILE. The obligation of Mercantile to effect the Merger is also subject to the satisfaction, or waiver by Mercantile, at or prior to the Effective Time, of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Firstar set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the

    Closing Date; PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties (other than the representations set forth in Sections 3.2(a), 3.8(a) or 3.17) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or will have a Material Adverse Effect on Firstar or the Surviving Corporation. Mercantile shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and the Chief Financial Officer of Firstar to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF FIRSTAR. Firstar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Mercantile shall have received a certificate signed on behalf of Firstar by the Chief Executive Officer and the Chief Financial Officer of Firstar to such effect.

    7.3 CONDITIONS TO OBLIGATIONS OF FIRSTAR. The obligation of Firstar to effect the Merger is also subject to the satisfaction or waiver by Firstar at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Mercantile set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of this paragraph, such representations and warranties (other than the representations set forth in Section 4.2(a), 4.8(a) or 4.17) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, has had or will have a Material Adverse Effect on Mercantile. Firstar shall have received a certificate signed on behalf of Mercantile by the Chief Executive Officer and the Chief Financial Officer of Mercantile to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF MERCANTILE. Mercantile shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Firstar shall have received a certificate signed on behalf of Mercantile by the Chief Executive Officer and the Chief Financial Officer of Mercantile to such effect.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Mercantile or Firstar:

        (a) by mutual consent of Mercantile and Firstar in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either the Board of Directors of Mercantile or the Board of Directors of Firstar if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or (ii) any shareholder approval required by Section 7.1(a) is not obtained at shareholder meetings duly convened pursuant to Section 6.3 or at any postponement or adjournment thereof;

        (c) by either the Board of Directors of Mercantile or the Board of Directors of Firstar if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

        (d) by either the Board of Directors of Mercantile or the Board of Directors of Firstar (PROVIDED that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Firstar, in the case of a termination by Mercantile, or Mercantile, in the case of a termination by Firstar, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and that is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Mercantile or Firstar as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Mercantile, Firstar, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and
(ii) notwithstanding anything to the contrary contained in this Agreement, neither Mercantile nor Firstar shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    8.3 AMENDMENT. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Mercantile and Firstar; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of Mercantile or Firstar, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Mercantile Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of Mercantile or Firstar, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Mercantile Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                               GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Option Agreements and the Confidentiality Agreement, which shall terminate in accordance with the terms thereof) shall survive the

Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time.

    9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Mercantile and Firstar.

    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Mercantile, to:

           Mercantile Bancorporation Inc.
           P.O. Box 524
           St. Louis, Missouri 63166-0524
           Attention: Jon W. Bilstrom
           General Counsel and Secretary
           Telecopier: (314) 418-1386

    and

        (b)  if to Firstar, to:

           Firstar Corporation
           777 East Wisconsin Avenue
           Milwaukee, Wisconsin 53202
           Attention: Jennie P. Carlson
           Senior Vice President, General Counsel and Secretary
           Telecopier:

    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Firstar, Mercantile or any of their respective Subsidiaries or affiliates to take or fail to take any action, including, without limitation, the disclosure or non-disclosure by either party of any information to its shareholders, that would (or its failure to take would) reasonably be expected to violate any applicable statue, law, legal duty, rule or regulation.

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreement.

    9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles.

    9.9 PUBLICITY. Except as otherwise required by applicable law or the rules of the NYSE, neither Mercantile or Firstar shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Firstar, in the case of a proposed announcement or statement by Mercantile, or Mercantile, in the case of a proposed announcement or statement by Firstar, which consent shall not be unreasonably withheld.

    9.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    9.11 CERTAIN AGREEMENTS OF THE SURVIVING CORPORATION. Pursuant to Section 458 of the MBCL, and effective at the Effective Time, the Surviving Corporation agrees that (i) it will promptly pay to the holders of Dissenting Shares the amount, if any, to which they shall be entitled under the provisions of the MBCL with respect to the rights of dissenting shareholders, and (ii) it may be served with process in Missouri, and hereby irrevocably appoints the Missouri Secretary as its agent to accept service of process, in any proceeding based upon any cause of action against Mercantile arising in Missouri prior to the issuance of the Missouri Articles by the Missouri Secretary, and in any proceeding for the enforcement of rights of a holder of Dissenting Shares as such against the Surviving Corporation.

    IN WITNESS WHEREOF, Mercantile and Firstar have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                              FIRSTAR CORPORATION

                                                                BY:

                                                                MERCANTILE
                                                                BANCORPORATION
                                                                INC.

                                                                BY:

                                                                                  /S/ JERRY A. GRUNDHOFER

                                                                         -----------------------------------------

                                                                                    Jerry A. Grundhofer

                                                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                                  /S/ THOMAS H. JACOBSEN

                                                                         -----------------------------------------

                                                                                    Thomas H. Jacobsen

                                                                                  CHAIRMAN OF THE BOARD,

                                                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


                                                                    APPENDIX A-1

                                AMENDMENT NO. 1
                                       to
                          AGREEMENT AND PLAN OF MERGER

    AMENDMENT No. 1, dated as of June 17, 1999 (this "Amendment") by and between Mercantile Bancorporation Inc., a Missouri corporation ("Mercantile"), and Firstar Corporation, a Wisconsin corporation ("Firstar").
    WHEREAS, Mercantile and Firstar have previously entered into that certain Agreement and Plan of Merger, dated as of April 30, 1999 (the "Agreement"); and

    WHEREAS, such persons wish to amend the Agreement, pursuant to Section 8.3 of the Agreement, in the manner set forth below;

    NOW, THEREFORE, the parties hereto agree as follows:

    1. All capitalized terms used and not defined herein shall have the meanings given them in the Agreement. All references to the Agreement in any other agreement between Mercantile and Firstar relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

    2. Section 1.7 of the Agreement is hereby amended and restated to state in its entirety as follows:

    1.7 CERTIFICATE OF INCORPORATION. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of Firstar, as the same may be amended as permitted hereby at the Effective Time (the "Firstar Articles"), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, except that the first sentence of Section 1 of Article III thereof shall state in its entirety:

       (1) The number of shares which the Corporation shall have authority to issue is 2,010,000,000, divided into the following classes:

           (a) 2,000,000,000 shares of the par value of $.01 each, designated as "Common Stock"; and

           (b) 10,000,000 shares of the par value of $1.00 each, designated as "Preferred Stock".

    3. This Amendment shall be governed by and construed in accordance with the laws of the state of New York, without regard to the conflict of law principles thereof.

                                     A-1-1

    4. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    5. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

                                     A-1-2

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                MERCANTILE BANCORPORATION, INC.

                                By:  /s/ JON W. BILSTROM
                                     -----------------------------------------
                                     Name: Jon W. Bilstrom
                                     Title:General Counsel and Secretary
                                FIRSTAR CORPORATION

                                By:  /s/ JENNIE P. CARLSON
                                     -----------------------------------------
                                     Name: Jennie P. Carlson
                                     Title:Senior Vice President, General
                                     Counsel and Secretary

                                     A-1-3

                                                                      APPENDIX B

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated April 30, 1999, between Firstar Corporation, a Wisconsin corporation ("Issuer"), and Mercantile Bancorporation Inc., a Missouri corporation ("Grantee").

                             W I T N E S S E T H :

    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the Mercantile Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 65,460,210 fully paid and non-assessable shares of Issuer's common stock, par value $0.01 per share ("Common Stock"), at a price of $31.56 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 9.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 9.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this
Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (PROVIDED, that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or
        (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, PROVIDED that any such transaction is not entered into in violation of the terms of the Merger Agreement, be deemed to be an Acquisition Transaction;

    (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an
       Acquisition Transaction;

   (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

    (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

    (v) After an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach
        (x) would entitle Grantee to terminate the Merger

        Agreement and (y) shall not have been cured prior to the Notice Date (as hereinafter defined); or

    (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:
    (i) The acquisition by any person of beneficial ownership of 20% or more of the then-outstanding Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in paragraph
         (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new

Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as hereinafter defined), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made,
(ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, PROVIDED that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

            (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets.

            (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

           (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

            (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale, PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company that controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 9.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day, or 6-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of

Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (c) Issuer has taken all action (including if required redeeming all of the Firstar Shareholder Rights or amending or terminating the Firstar Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Firstar Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.
    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Grantee in its sole discretion may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as hereinafter defined); PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to

(i) $250,000,000, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purchase to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

    (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of Surrender pursuant to Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), or Issuer or Substitute Option Issuer is not permitted to pay the full Surrender Price, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or the Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares, or to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

    20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                FIRSTAR CORPORATION

                                By:  /s/ JERRY A. GRUNDHOFER
                                     -----------------------------------------
                                     Jerry A. Grundhofer
                                     President and Chief
                                     Executive Officer

                                MERCANTILE BANCORPORATION INC.

                                By:  /s/ THOMAS H. JACOBSEN
                                     -----------------------------------------
                                     Thomas H. Jacobsen
                                     Chairman of the Board, President and Chief
                                     Executive Officer

                                                                      APPENDIX C

                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                         RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated April 30, 1999, between Mercantile Bancorporation Inc., a Missouri corporation ("Issuer"), and Firstar Corporation, a Wisconsin corporation ("Grantee").

                             W I T N E S S E T H :
    WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor and for Grantee's entering into the Firstar Option Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 31,415,840 fully paid and non-assessable shares of Issuer's common stock, par value $0.01 per Share ("Common Stock"), at a price of $51.25 per share (the "Option Price"); PROVIDED, HOWEVER, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

    (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

    2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section
2) within 90 days following such Subsequent Triggering Event. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional) (PROVIDED, that if an Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event but in no event more than 18 months after such termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option.

    (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (w) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; PROVIDED, HOWEVER, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, PROVIDED that any such transaction is not entered into in violation of the terms of the Merger Agreement, be deemed to be an Acquisition Transaction;

        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement in anticipation of engaging in an Acquisition Transaction;

       (iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

        (v) After an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and
    (y) shall not have been cured prior to the Notice Date (as hereinafter defined); or

        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

    (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person of beneficial ownership of 20% or more of the then-outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.
    (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event and/or Subsequent Triggering Event of which it has notice (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

    (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"), PROVIDED that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, PROVIDED that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

    (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

    (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

    (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of applicable regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

    6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 90 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this
Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7. (a) Immediately prior to the occurrence of a Repurchase Event (as hereinafter defined), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as hereinafter defined) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section
10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

    (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

    (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

    8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

    (b) The following terms have the meanings indicated:

        (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
    (B) Issuer in a merger in which Issuer is the continuing or surviving person, and (C) the transferee of all or substantially all of Issuer's assets.

        (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in
    Section 7.

        (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company that controls or is controlled by such person, as the Holder may elect.

    (c) The Substitute Option shall have the same terms as the Option, PROVIDED, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

    (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

    (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

    (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

    (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

    (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

    10. The 90-day or 6-month periods for exercise of certain rights under Sections 2, 6, 7, 13 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise; and (iii) during any period in which Grantee is precluded from exercising such rights due to an injunction or other legal restriction, plus in each case such additional period as is reasonably necessary for the exercise of such rights promptly following the obtaining of such approvals or the expiration of such periods.

    11. Issuer hereby represents and warrants to Grantee as follows:

    (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

    (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

    (c) Issuer has taken all action (including if required redeeming all of the Mercantile Shareholder Rights or amending or terminating the Mercantile Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Mercantile Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

    12. Grantee hereby represents and warrants to Issuer that:

    (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

    (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

    13. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such later period as provided in Section 10); PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

    14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    15. (a) Grantee may in its sole discretion, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to
Section 7, surrender the Option (together with any Option Shares issued to and then owned by the Holder) to Issuer in exchange for a cash payment equal to the Surrender Price (as hereinafter defined); PROVIDED, HOWEVER, the Grantee may not exercise its rights pursuant to this Section 15 if Issuer has previously repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to (i) $250,000,000, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the excess of (A) the net cash, if any, received by Grantee pursuant to the arm's-length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (B) the purchase price paid by Grantee with respect to such Option Shares.

    (b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement, together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. Within two business days after the surrender of the Option and the Option Shares, if applicable, Issuer shall deliver or cause to be delivered to Grantee the Surrender Price.

    (c) To the extent that the Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver, or cause to be delivered, from time to time, to Grantee, that portion of the Surrender Price that Issuer is not or no longer prohibited from paying, within two business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to Section 15(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within two business days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals and any discussions with any relevant regulatory or other third party reasonably related to the same, and (ii) Grantee may revoke such notice or surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

    (d) Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

    16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Section 7 or Section 9, as the case may be, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), or Issuer or Substitute Option Issuer is not permitted to pay the full amount of the Surrender Price pursuant to Section 15, it is the express intention of Issuer (which shall be binding on the Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer to repurchase such lesser number of shares, or to require Issuer or Substitute Option Issuer to pay such portion of the Surrender Price, as may be permissible, without any amendment or modification hereof.

    18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal law apply).

    20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
    22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                MERCANTILE BANCORPORATION INC.

                                By:  /s/ THOMAS H. JACOBSEN
                                     -----------------------------------------
                                     Thomas H. Jacobsen
                                     Chairman of the Board, President
                                     and Chief Executive Officer

                                FIRSTAR CORPORATION

                                By:  /s/ JERRY A. GRUNDHOFER
                                     -----------------------------------------
                                     Jerry A. Grundhofer
                                     President and Chief
                                     Executive Officer

                                                                      APPENDIX D

June 21, 1999
Board of Directors
Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, WI 53202

Dear Sirs and Mesdames:

    You have asked us to advise you with respect to the fairness to Firstar Corporation, a Wisconsin corporation (the "Acquiror") from a financial point of view of the consideration to be paid by the Acquiror pursuant to the terms of the Agreement and Plan of Merger, dated as of April 30, 1999 (the "Agreement"), by and between the Acquiror and Mercantile Bancorporation, a Missouri corporation (the "Company"). The Agreement provides for the merger (the "Merger") of the Company with and into the Acquiror with the Acquiror being the surviving corporation of the Merger. Pursuant to the Merger, each outstanding share of common stock, par value $.01 per share, of the Company will be converted into 2.091 shares of common stock, par value $.01 per share, of the Acquiror (the "Exchange Ratio").

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and the Acquiror, and have met with the Company's and the Acquiror's management to discuss the business and prospects of the Company and the Acquiror. In addition, we have discussed with management of the Acquiror, and have relied upon their views regarding the business, operational and strategic benefits and implications of the Merger, including estimates of future cost savings and operating synergies expected to be achieved as a result of the Merger.

    We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts (including estimates of future cost savings and operating synergies expected to be achieved as a result of the Merger), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's management. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the common stock of the Acquiror when issued to the Company's stockholders pursuant to the Merger or the prices at which such stock will trade subsequent to the Merger.

    We have acted as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have performed certain investment banking services for the Acquiror and have received customary fees for such services.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.
    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Acquiror from a financial point of view.

                                Very truly yours,
                                CREDIT SUISSE FIRST BOSTON CORPORATION

                                By:  /s/ MICHAEL E. MARTIN
                                     -----------------------------------------
                                     Michael E. Martin
                                     Name: Michael E. Martin
                                     Title: Managing Director

                                                                      APPENDIX E

                                          June 21, 1999

Board of Directors
Mercantile Bancorporation Inc.
One Mercantile Center
7(th) & Washington
St. Louis, MO 63166

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, $.01 par value per share ("Company Common Stock") of Mercantile Bancorporation Inc. ("Mercantile" or the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of April 30, 1999, as amended as of June 17, 1999 (the "Agreement"), by and between Firstar Corporation ("Firstar") and the Company pursuant to which the Company will be merged (the "Merger") with and into Firstar.

    Pursuant to the Agreement, each share of common stock of the Company will be converted, subject to certain exceptions, into the right to receive 2.091 shares (the "Exchange Ratio") of common stock, $.01 par value per share ("Firstar Common Stock") of Firstar.

    In arriving at our opinion, we have reviewed the Agreement and financial and other information that was publicly available or furnished to us by the Company and Firstar including I/B/E/S International, Inc. earnings estimates and information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain assumptions with respect to financial projections of the Company and Firstar, including certain cost savings and operating synergies, and the impact of certain business divestitures, anticipated by the management of the Company and Firstar to result from the merger. In addition, we have compared certain financial and securities data of the Company and Firstar with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock and Firstar Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Firstar or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the cost savings and operating synergies achievable as a result of the Merger and the impact of anticipated business divestitures and upon the estimates of management of Firstar with respect to such cost savings, operating synergies and divestitures. With respect to the financial projections (including cost savings and operating synergies and the impact of divestitures) reviewed by us, we have assumed that they have been reasonably prepared on a basis that does not materially differ from the best currently available estimates and judgments of the management of the Company and Firstar as to the future operating and financial performance of Mercantile, Firstar and the combined company. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Firstar are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of the Company or Firstar or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not assumed any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed that the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. We have also assumed that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes and that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect, other than the impact of the anticipated divestitures, on the Company, Firstar or on the anticipated benefits of the Merger.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Company Common Stock or the Firstar Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Firstar for our own account and for accounts of our customers, and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for the Company and Firstar in the past and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock.

                                Very truly yours,

                                DONALDSON, LUFKIN & JENRETTE
                                SECURITIES CORPORATION

                                By:  /s/ RICHARD J. BARRETT
                                     -----------------------------------------
                                     Richard J. Barrett
                                     Managing Director

                                                                      APPENDIX F

                           TEXT OF SECTION 455 OF THE
                 MISSOURI GENERAL AND BUSINESS CORPORATION LAW

SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN.

    1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

    2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

    3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender of the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound the terms thereof.

    4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 851 of the Wisconsin Business Corporation Law mandates indemnification of directors and officers of a Wisconsin corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article VII of the registrant's By-Laws provides for broad indemnification of directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  EXHIBITS.

      2.1  Agreement and Plan of Merger, dated as of April 30, 1999, by and between Firstar
           Corporation, a Wisconsin corporation, and Mercantile Bancorporation Inc., a Missouri corporation (included as Appendix A to the Joint Proxy Statement/Prospectus included in this registration statement).

      2.2  Amendment No. 1 to Agreement and Plan of Merger, dated June 17, 1999 (included as
           Appendix A-1 to the Joint Proxy Statement/Prospectus included in this registration statement).

      5.1  Opinion of Foley & Lardner regarding the legality of securities being offered, including consent.

      8.1  Opinion of Wachtell, Lipton, Rosen & Katz regarding the federal income tax consequences of the merger, including consent.

     10.1  Employment Agreement, dated as of April 30, 1999, by and between Firstar Corporation and Thomas H. Jacobsen.

     23.1  Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of
           Firstar Corporation.

     23.2  Consent of KPMG LLP relating to the audited financial statements of Mercantile
           Bancorporation Inc.

     23.3  Consent of Foley & Lardner (included in Exhibit 5.1 hereto).

     23.4  Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).

     24.1  Powers of Attorney.

     99.1  Stock Option Agreement, dated April 30, 1999, between Mercantile Bancorporation Inc., a Missouri corporation, as issuer, and Firstar Corporation, a Wisconsin corporation, as grantee (included as Appendix B to the Joint Proxy Statement/Prospectus included in this registration statement).

     99.2  Stock Option Agreement, dated April 30, 1999, by and between Firstar Corporation, a
           Wisconsin corporation, as issuer, and Mercantile Bancorporation Inc., a Missouri corporation, as grantee (included as Appendix C to the Joint Proxy
           Statement/Prospectus included in this registration statement).

     99.3  Form of Proxy to be used by Firstar Corporation.

     99.4  Form of Proxy to be used by Mercantile Bancorporation Inc.

     99.5  Section 455 of the Missouri General and Business Corporation Law (included as Appendix
           F to the Joint Proxy Statement/Prospectus included in this registration statement).

     99.6  Consent of Credit Suisse First Boston Corporation.

     99.7  Consent of Donaldson, Lufkin & Jenrette Securities Corporation, Inc.

     99.8  Consent of Thomas H. Jacobsen to being named as a person about to become a director of the Registrant.

     99.9  Report of PricewaterhouseCoopers LLP.

    (b)  FINANCIAL STATEMENT SCHEDULES. Not Applicable.

    (c)  REPORT, OPINION OR APPRAISAL. See Exhibits 5.1 and 8.1.

ITEM 22. UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment of the registration statement, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time will be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (e) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on June 21, 1999.

                                FIRSTAR CORPORATION

                                By:  /s/ JERRY A. GRUNDHOFER
                                     -----------------------------------------
                                     Jerry A. Grundhofer
                                     Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed on June 21, 1999 by the following persons in the capacities indicated:

                                President and Chief
   /s/ JERRY A. GRUNDHOFER        Executive Officer
------------------------------    (Principal Executive
     Jerry A. Grundhofer          Officer)

                                Vice Chairman and Chief
     /s/ DAVID M. MOFFETT         Financial Officer
------------------------------    (Principal Financial
       David M. Moffett           Officer)

                                Senior Vice President and
      /s/ JAMES D. HOGAN          Controller
------------------------------    (Principal Accounting
        James D. Hogan            Officer)

    Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated.

                 Signature                      Title
--------------------------------------------  ---------

                     *
-------------------------------------------   Director
               Paul M. Baker

                     *
-------------------------------------------   Director
             Michael E. Batten

                     *
-------------------------------------------   Director
          James R. Bridgeland, Jr.

                     *
-------------------------------------------   Director
         Laurance L. Browning, Jr.

                     *
-------------------------------------------   Director
             Robert C. Buchanan

                     *
-------------------------------------------   Director
            Victoria B. Buyniski

                     *
-------------------------------------------   Director
           Samuel M. Cassidy, III

                     *
-------------------------------------------   Director
           George M. Chester, Jr.

                     *
-------------------------------------------   Director
             V. Anderson Coombe

                     *
-------------------------------------------   Director
            John C. Dannemiller

                     *
-------------------------------------------   Chairman
            Roger L. Fitzsimonds

                 Signature                      Title
--------------------------------------------  ---------

                     *
-------------------------------------------   Director
              James L. Forbes

                     *
-------------------------------------------   Director
              David B. Garvin

                     *
-------------------------------------------   Director
              J.P. Hayden, Jr.

                     *
-------------------------------------------   Director
               Joe F. Hladky

                     *
-------------------------------------------   Director
               Roger L. Howe

                     *
-------------------------------------------   Director
         Thomas J. Klinedinst, Jr.

                     *
-------------------------------------------   Director
              William H. Lacy

                     *
-------------------------------------------   Director
              Sheldon B. Lubar

                     *
-------------------------------------------   Director
             Kenneth P. Manning

                     *
-------------------------------------------   Director
          Daniel F. McKeithan, Jr.

                     *
-------------------------------------------   Director
           Charles S. Mechem, Jr.

                     *
-------------------------------------------   Director
              David B. O'Maley

                 Signature                      Title
--------------------------------------------  ---------

                     *
-------------------------------------------   Director
             Robert J. O'Toole

                     *
-------------------------------------------   Director
           O'Dell M. Owens, M.D.

                     *
-------------------------------------------   Director
              Thomas E. Petry

                     *
-------------------------------------------   Director
               Judith D. Pyle

                     *
-------------------------------------------   Director
            John J. Stollenwerk

                     *
-------------------------------------------   Director
             Oliver W. Waddell

                     *
-------------------------------------------   Director
              William W. Wirtz

* Jerry A. Grundhofer, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly excuted by such persons.

                                               /s/ JERRY A. GRUNDHOFER
                                               --------------------------------------------
                                               Jerry A. Grundhofer
                                               Attorney-in-Fact